Exhibit 10.23

LEASE AGREEMENT

FOR

1401 LAWRENCE

1401 LAWRENCE STREET

DENVER, COLORADO

BETWEEN

RENSHAN L.P.,

AS LANDLORD

AND

COBIZ FINANCIAL INC.,

AS TENANT

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8.	REPAIRS	19

A.	Tenant’s Repairs Within the Premises	19

B.	Landlord’s Entry	19

C.	Notice of Damage	19

D.	Landlord’s Repairs	20

9.	ADDITIONS, IMPROVEMENTS, AND ALTERATIONS	20

10.	COVENANT AGAINST LIENS	22

A.	Mechanics Liens	22

B.	Sales, Use, Income and Personal Property Taxes	22

11.	INSURANCE	23

A.	Waiver of Subrogation	23

B.	Coverage	23

C.	Avoid Action Increasing Rates	25

D.	Notices by Tenant’s Insurance Carrier to Landlord	25

E.	Builder’s Risk Insurance	25

12.	FIRE OR CASUALTY	25

A.	Restoration - Cancellation upon Major Damage	25

B.	Rent Abatement	26

13.	WAIVER OF CLAIMS - INDEMNIFICATION	27

A.	Waiver	27

B.	Tenant Indemnification	27

C.	Landlord Indemnification	27

14.	NONWAIVER; ACCEPTANCE OF RENT OR PERFORMANCE AFTER BREACH	28

15.	CONDEMNATION	28

16.	ASSIGNMENT AND SUBLETTING	29

17.	SURRENDER OF POSSESSION	31

18.	PERSONAL PROPERTY	32

A.	Responsibility	32

B.	Taxes on Certain Improvements, Alterations and Conditions	32

C.	Landlord’s Lien	32

19.	HOLDING OVER	32

20.	ESTOPPEL CERTIFICATE	33

21.	OBLIGATIONS TO MORTGAGEES AND LESSORS	33

A.	Subordination	33

B.	Notice to Landlord, Mortgagees, and Lessors	34

22.	CERTAIN RIGHTS RESERVED BY LANDLORD	35

23.	RULES AND REGULATIONS	36

24.	DEFAULT AND REMEDIES	36

A.	Events of Default	36

B.	Landlord’s Remedies	38

C.	Concurrent or Subsequent Exercise of Remedies	40

D.	Landlord’s Default	40

E.	Choice of Law, Jurisdiction and Venue	41

25.	EXPENSES OF ENFORCEMENT	41

26.	COVENANT OF QUIET ENJOYMENT	41

27.	SECURITY DEPOSIT	42

28.	REAL ESTATE BROKER	42

29.	MISCELLANEOUS	42

A.	Rights Cumulative	42

B.	Interest	42

C.	Binding Effect	42

D.	Lease Contains All Terms	43

E.	Delivery for Examination	43

F.	No Air Rights	43

G.	Modification of Lease	43

H.	Substitution of Premises	43

I.	Transfer of Landlord’s Interest	43

J.	Recording	43

K.	Captions	43

L.	Only Landlord/Tenant Relationship	44

M.	Bills	44

N.	Severability	44

O.	Jury Trial	44

P.	Authority to Bind	44

Q.	Covenants Independent	44

R.	Business Days and Hours; Holidays	44

S.	Force Majeure	44

T.	Financial Reports	45

30.	LIMITATIONS ON LANDLORD’S LIABILITY	45

31.	NOTICES	45

32.	HAZARDOUS MATERIALS	47

A.	Tenant’s Obligations and Indemnity	47

B.	Landlord’s Representations and Indemnity	47

33.	OFAC	48

34.	WI-FI NETWORK	48

35.	SECURITY OF CUSTOMER INFORMATION	49

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EXHIBITS

Exhibit A – Additional Provisions

Exhibit B – Legal Description of the Land

Exhibit C – Plan Delineating the Premises

Exhibit D – Tenant Construction Agreement

Exhibit E – Rules and Regulations

Exhibit F – Parking

Exhibit G – Base Building Shell and Base Building / Tenant Improvement Interface Delineation

Exhibit G-1 – Tenant Building Standard Finishes

Exhibit H – Commencement Certificate

Exhibit I – Janitorial / Cleaning Specifications

Exhibit J – HVAC Parameters

Exhibit K –Wire or ACH payment Instructions

Exhibit L – Tenant Improvement Requirements for LEED

LEASE AGREEMENT

This LEASE AGREEMENT (this “Lease”) is made effective as of the Effective Date (as defined in Section 1.A. below), between RENSHAN L.P., a Nevada limited partnership (“Landlord”), and COBIZ FINANCIAL INC., a Colorado corporation (“Tenant”), whose present address is 821 17th Street, Denver, Colorado 80202, and whose address will be that of the Building beginning with the Commencement Date.

1.BASIC LEASE PROVISIONS, EXHIBITS AND DEFINITIONS.

A.Basic Lease Provisions.  The following are certain basic lease provisions which are part of, and in certain instances referred to in subsequent provisions of, this Lease:

(1)Term: The period beginning on the date upon which this Lease is fully executed by both parties as evidenced by such dates in the signature blocks of this Lease (“Effective Date”), and expiring at midnight on the day before the date which is 12 years from the Commencement Date (“Expiration Date”).  All references to the “Term” herein shall be deemed to include any Renewal Term (as defined in Section 1 of Exhibit A) or other extension of the Term, except in the event of express language to the contrary. When the Commencement Date has been determined, Landlord and Tenant will execute a certificate specifying the Commencement Date and the Expiration Date in the form of Exhibit H hereto.

(2)Base Rent: Determined pursuant to Section 3 based on an annual amount per square foot of Rentable Area of the Premises for each month during the Term, as follows:

For the Office Premises (as defined in Section 1.A.(5) below):

MONTHS	NNN Base Rate Per Rentable Square Foot
1 – 12*	$31.50
13 – 24*	$32.13
25 – 36	$32.77
37 – 48	$33.43
49 – 60	$34.10
61 – 72	$34.78
73 – 84	$35.47
85 – 96	$36.18
97 – 108	$36.91
109 – 120	$37.65
121 – 132	$38.40
133 – 144	$39.17
*Subject to abatement pursuant to the abatement provision in Section 3.A. below.

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For the Retail Premises (as defined in Section 1.A.(5) below):

MONTHS	NNN Base Rate Per Rentable Square Foot
1 – 12	$40.00
13 – 24	$40.80
25 – 36	$41.62
37 – 48	$42.45
49 – 60	$43.30
61 – 72	$44.16
73 – 84	$45.05
85 – 96	$45.95
97 – 108	$46.87
109 – 120	$47.80
121 – 132	$48.76
133 – 144	$49.73

(3)Permitted Use: (i) For the Office Premises, general office and related uses, including, but not limited to, full service and private banking, branch and retail banking, banking services, lending services, credit services, trust services, financial services, insurance brokerage, stock and bond brokerage and such other lawful purposes as are consistent with the use of office space in first class buildings abutting the Central Business District of downtown Denver and that are not otherwise expressly prohibited in this Lease, and (ii) for the Retail Premises, the operation of a full service retail branch bank, including without limitation banking services, lending services and credit services, and for no other purposes without Landlord’s prior written consent which will not be unreasonably withheld or delayed.

(4)Commencement Date: The date which is 180 days from the Delivery Date (as defined in Section 3 of the Tenant Construction Agreement attached as Exhibit D to this Lease (the “Tenant Construction Agreement”)); or any deferred Commencement Date that may apply under Section 5.C. below or under Exhibit D to this Lease.

(5)Rentable Area of the Premises:  (i) Approximately 44,010 rentable square feet of office space contained consisting of the entirety of Floors 12 and 14 of the Building, to be known as Suites 1200 and 1400 (the “Office Premises”), and (ii) approximately 4,000 rentable square feet of retail space consisting of certain space located at ground level in the Building at the corner of 14th Street and Lawrence Street, to be known as Suite 102 (the “Retail Premises”), all of which shall be finally determined once the size and configuration of the Office Premises and the Retail Premises is determined as provided in the definition of “Premises” below.  Rentable Area of the Premises shall be specifically calculated and certified to Landlord and Tenant for the Premises and upon any additions

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to the Premises during the Term, by Landlord’s architect when floor plans mutually agreed upon by Landlord and Tenant for the Premises, or any additions thereto, are complete, and again upon substantial completion of the Building and the Premises, in accordance with the standards of ANSI/BOMA Z65.1-2010, Method A (“BOMA Standard”).  Upon such determination by Landlord’s architect and delivery of said calculations to Landlord and Tenant, and upon mutual agreement thereto by Landlord and Tenant, the Rentable Area of the Premises shall be adjusted to reflect the number of square feet of Rentable Area determined and mutually agreed to using the BOMA Standard and any provision of this Lease which is based on the number of square feet of Rentable Area of the Premises (i.e. Base Rent, Security Deposit, Tenant Finish Allowance, parking allocation, Tenant’s Share) shall be adjusted by the parties to reflect the mutually agreed upon number of square feet of Rentable Area of the Premises.  At the request of Landlord, the parties shall, from time to time, execute agreements confirming the Rentable Area of the Premises.

(6)Scheduled Delivery Date: June 1, 2016.

(7)Security Deposit:  None.

(8)Landlord’s Broker/Brokerage Firm:  Newmark Grubb Knight Frank.

(9)Tenant’s Broker/Brokerage Firm: CBRE, Inc.

(10)Parking: Tenant shall be entitled to use certain parking spaces in the parking garage for the Building in accordance with Exhibit F attached hereto.

B.Additional Provisions and Exhibits.  Set forth in Exhibit A attached hereto are certain additional provisions contained in this Lease.  In the event of any inconsistency between such additional provisions and the terms and provisions of this Lease, the terms and provisions of such additional provisions shall control.  The following is an identification of the Exhibits which are attached to this Lease and incorporated in this Lease by this reference.  The Exhibits to this Lease include:

Exhibit A – Additional Provisions

Exhibit B – Legal Description of the Land

Exhibit C – Plan Delineating the Premises

Exhibit D – Tenant Construction Agreement

Exhibit E – Rules and Regulations

Exhibit F – Parking

Exhibit G – Base Building Shell and Base Building / Tenant Improvement Interface Delineation

Exhibit G-1 – Tenant Building Standard Finishes

Exhibit H – Commencement Certificate

Exhibit I – Janitorial / Cleaning Specifications

Exhibit J – HVAC Parameters

Exhibit K –Wire or ACH payment Instructions

Exhibit L – Tenant Improvement Requirements for LEED

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C.Definitions.  In this Lease (including this Section) the following defined terms have the meanings indicated:

(1)“Building” means that office and commercial building, including the parking areas located therein, projected to contain approximately 311,000 square feet of Rentable Area, having an address of 1401 Lawrence Street, Denver, Colorado 80202, and located on the Land and on which the Premises are located.  The Rentable Area of the Building is approximately as stated above, and shall be specifically calculated and certified to Landlord and Tenant by Landlord’s architects when floor plans for the Building are complete, and again upon substantial completion of the Building, in accordance with the BOMA Standard.  Upon such determination by Landlord’s architect, the Rentable Area of the Building shall be adjusted to reflect the number of square feet of Rentable Area determined by such calculation.

(2)“Building Standard” means the items described as building standard finishes on Exhibit G.

(3)“Calendar Year” means any 12-month period, January through December, which contains any part of the Term of this Lease.

(4)“Computed Operating Expenses” means, with respect to each Calendar Year during the Term, the actual Operating Expenses for said Calendar Year computed on the accrual basis and in accordance with the terms of this Lease.

(5)“Land” means the real property legally described on Exhibit B.

(6)“Operating Expenses” means all expenses, costs and disbursements of every kind and nature which Landlord shall pay or incur or become obligated to pay or incur because of or in connection with the ownership, operation or maintenance of the Building, calculated in accordance with generally accepted accounting principles, consistently applied (“GAAP”), including but not limited to, the following:

(i)Wages, salaries and other compensation of all employees, on-site and offsite, engaged in the operation, maintenance, repair or access control of the Building, including personnel for security or who may provide traffic control relating to ingress and egress to and from the parking facilities serving the Building to the adjacent public streets.  All taxes, insurance, benefits, travel expenses, continuing educational expenses, and trade association dues and expenses relating to employees providing these services shall be included; but if the employee does not work full time with respect to the Building, all of such expenses related to the employee shall be equitably pro-rated based upon the proportionate amount of time expended by the employee with respect to the Building.

(ii)All supplies, equipment, tools and materials, whether purchased or leased, used in the operation, maintenance, repair or access control of the Building.

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(iii)Cost of all utilities for the common areas of the Building, including, but not limited to, the cost of water, power, heating, lighting, air conditioning and ventilating (excluding those costs billed to tenants and excluding those costs relating to separately metered utilities).

(iv)Cost of all maintenance and service agreements for the Building and the equipment therein, including, but not limited to, access control, window cleaning, elevator maintenance, landscaping and perimeter sidewalk and public area cleaning, maintenance and repair, snow removal and janitorial service.

(v)Cost of all insurance relating to the Building, including, but not limited to, the cost of casualty, rental abatement and liability insurance applicable to the Building and Landlord’s personal property used in connection therewith.

(vi)Cost of repairs, maintenance and replacements (excluding repairs, maintenance and replacements paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant).

(vii)Amortization on a straight line basis of the cost of items considered capital items under GAAP or otherwise, which are primarily for the purpose of reducing Operating Expenses (excluding replacements at the end of the useful life of improvements or equipment) or which may be required by governmental authority in order to comply with applicable municipal, county, state and federal laws, statutes, codes, ordinances, rules and regulations (“Applicable Laws”) enacted after the Commencement Date (“Included Capital Items”), or to promote safety.  All costs of Included Capital Items shall be determined and amortized over the useful life of the Included Capital Items in accordance with GAAP, together with interest on the unamortized portion of such cost from time to time at the Prime Rate (as defined in Section 29.B. below).  In no event shall the amortization period extend beyond the reasonable life of the Building.

(viii)All internal control audit and operating expense audit costs for the Building, and an allocation of the costs of the off-site project accounting, senior property management, payroll and risk management departments of Landlord and/or the property manager, including personnel costs, office rent and other associated costs incurred in connection with such departments.

(ix)Office rent and other costs of a management office within the Building.

(x)Costs of operating a security/reception desk and/or other amenities or services for the general benefit of tenants of the Building that may be provided now or in the future.

(xi)All Taxes (as defined below).

(xii)A management fee that is reasonable and consistent with Class “AA” properties located in the LoDo and Skyline submarkets in the lower central business district downtown Denver, Colorado (the “Market Area”).

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Notwithstanding anything to the contrary contained in this Lease, the following items shall be excluded from Operating Expenses:

(A)costs of capital repairs, capital replacements, or capital improvements to or for the Building or the Premises or to or for any common areas, including, but not limited to, capital expenditures for equipment installed in, on or serving the Building or the Premises, other than Included Capital Items.

(B)costs incurred in connection with the original construction of the Building, any warranty items or correcting construction defects relating thereto, or in connection with any major change in the Building, such as expanding the Building, expanding its parking facilities or expanding common areas.

(C)costs of repair or replacement of the foundation, structural elements, structural portions of exterior walls, structural portions of the roof, and the underground utility infrastructure  serving the Premises or the Building.

(D)costs of the design and construction of the Base Building Shell (as defined in Exhibit G attached hereto) or the premises of other tenants in the Building.

(E)depreciation, interest and principal payments on mortgages and other debt costs, if any, and amounts paid as ground rental or as rental for the Building by Landlord.

(F)marketing costs, legal fees, space planners’ fees and advertising and promotional expenses, and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Building.

(G)costs for which any tenant directly contracts with local providers, costs for which Landlord is reimbursed by any tenant or occupant of the Building or by insurance by its carrier or any tenant’s carrier or by anyone else, and expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building without a separate charge.

(H)any bad debt loss, rent loss, or reserves for bad debts or rent loss.

(I)Landlord’s general corporate overhead and general and administrative expenses and other costs associated with the operation of the business of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, including partnership or corporate accounting and legal matters, costs of defending any lawsuits (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, and costs incurred in connection with any disputes, including but not limited to any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants or other parties.

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(J)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building; provided, that in no event shall Operating Expenses include wages and/or benefits attributable to personnel above the level of on-site Project Manager, Property Manager or on-site Project Engineer or any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord.

(K)costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building (excluding, however, such costs relating to any common areas of the Building or parking facilities).

(L)overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Building to the extent the same exceeds the costs of such services rendered by qualified, reputable unaffiliated third parties on a reasonably competitive basis, which parties render services in comparable Buildings.

(M)rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, the cost of which, if purchased, would be expressly excluded from Operating Expenses herein as a capital cost, excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Building.

(N)costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art.

(O)fees and reimbursements payable to Landlord (including its affiliates) for management of the Building which would ordinarily be included in a management fee, exceeds the prevailing market management fee that a landlord would have been required to pay to reasonably comparable independent established management companies operating other comparable buildings in comparable locations.

(P)costs to repair or rebuild after condemnation or casualty loss (excluding deductibles under insurance policies carried by Landlord, which deductibles shall be commercially reasonable and comparable with deductibles implemented by prudent owners of properties of comparable location and quality).

(Q)any costs expressly excluded from Operating Expenses elsewhere in this Lease.

(R)rent for any office space occupied by Building management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of

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office space occupied by management personnel of comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project.

(S)costs arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services.

(T)costs incurred to comply with Applicable Laws in effect as of the Commencement Date, including but not limited to Applicable Laws relating to handicap access, or the costs incurred in connection with the removal of Hazardous Materials (as defined in Section 32 below), which Hazardous Material(s) is in existence in the Building or on the Land prior to the Commencement Date or is brought into the Building or onto the Land after the Effective Date by Landlord or any other tenant of the Building (excluding Tenant), and is of such a nature that a federal, state or municipal governmental authority, if it had knowledge of the presence of such Hazardous Material in the state and under the conditions that it then exists in the Building or on the Land, would require the removal of such Hazardous Material or would require other remedial or containment action with respect thereto pursuant to Applicable Laws in effect as of the Commencement Date.

(U)costs arising from Landlord’s charitable or political contributions.

(V)interest, fines, late fees, collection costs, legal fees or penalties assessed as a result of Landlord’s failure to make payments in a timely manner or to comply with Applicable Laws, including regarding the payment of Taxes, or to comply with the terms of any lease, mortgage, deed of trust, ground lease, private restriction or other agreement.

(W)any cost or expense to the extent that such cost or expense either exceeds the prevailing market rate for such product or service or relates to a type, quality or quantity of service or product not customarily included within Operating Expense charges for other office buildings of comparable size, age, quality and location to the Building (“Comparable Buildings”).

(7)“Premises” means that portion of the Building, as more specifically depicted on Exhibit C, consisting of approximately (i) 44,010 square feet of Rentable Area contained in the Office Premises, and (ii) 4,000 square feet of Rentable Area contained in the Retail Premises.  The Premises do not include, and Landlord hereby excludes and reserves for its sole and exclusive use, any and all: janitor closets, common Building stairways and stairwells; fan, mechanical, electrical, telephone and similar rooms; elevator, pipe and other vertical shafts, flues and ducts; (other than, as to all the above in this Section 1.C.(7), those installed for or available for Tenant’s exclusive use); all areas above the acoustical ceiling and below the finished floor covering installed in the Premises; and other areas not shown on Exhibit C as being part of the Premises. Notwithstanding the foregoing, Tenant is granted a non-exclusive license to use such areas described above outside of the Premises from time to time with Landlord’s consent, not to be unreasonably withheld, delayed or qualified.

(8)“Rentable Area” refers to the square footage area or areas within the Building determined in accordance with the BOMA Standard.

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(9)“Taxes” means all real estate and personal property taxes and assessments (general, special or otherwise) and license or other fees, levied or assessed by any federal, state, city and county or local government or by any other taxing district or authority upon or with respect to the Building, the maintenance equipment and vehicles, elevators, Building machinery and other personal property owned or leased by Landlord and used for the operation of the Building.  Should any governmental authority having jurisdiction over the Building impose an income or franchise tax or a tax on rents in substitution, in whole or in part, for such real estate or personal property taxes or license or other fees or in lieu of any increase in such taxes or fees, such income, franchise or rent tax shall be deemed to constitute Taxes hereunder.  Except as set forth in the second sentence of this paragraph, Taxes exclude income, gift, estate, inheritance, succession, transfer, capital stock, documentary or stamp tax, gross receipt, payroll, franchise and other similar taxes incurred by Landlord, late fees, interest and penalties. All references to Taxes for a particular year shall be deemed to refer to Taxes levied, assessed or otherwise imposed in such year without regard to when such Taxes are payable.  Taxes shall also include all special taxes and special assessments, all of which or installments of which are required to be paid, or which Landlord elects to pay, during any Calendar Year.  Notwithstanding the foregoing, all Taxes which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by Applicable Law and shall be included as Operating Expenses in the year in which the installment is actually paid.

(10)“Tenant’s Share of Computed Operating Expenses” means, with respect to any Calendar Year, the Computed Operating Expenses for such Calendar Year, which Computed Operating Expenses shall be (i) divided by the total number of square feet of Rentable Area of space contained in the Building, and (ii) multiplied times the number of square feet of Rentable Area contained within the Premises.  Notwithstanding the foregoing provisions, during any portion of the Term that the Building is not fully occupied, or that the Building is not fully furnished with all of the services referred to in Section 7, the Tenant’s Share of Computed Operating Expenses with respect to those Operating Expenses which are variable depending upon occupancy (such as janitorial costs) shall be increased to the amount of Operating Expenses which would have been incurred had the Building been occupied to the extent of 95% of the Rentable Area thereof and Landlord had been supplying services to 95% of the Rentable Area thereof, but shall not be adjusted with respect to any Operating Expenses which are not variable depending upon occupancy (such as landscape maintenance).  If Landlord should lease any premises in the Building on a net lease or similar basis such that Landlord is not obligated to fully furnish to the tenant(s) of such premises any one or more of the services described in Section 7, then, with respect to those items of Operating Expenses that would have been incurred by Landlord had Landlord been required to fully furnish all of the services described in Section 7 to such premises, such premises shall be deemed “unoccupied” for purposes of the preceding sentence.

Certain additional defined terms are used in this Lease; such terms have the meanings set forth in the sections of this Lease where the definitions of such terms appear.

2.DEMISE.  In consideration of the keeping, observance and performance by Tenant of the provisions, conditions, terms, obligations, covenants, and agreements contained in this Lease and the

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payment by Tenant of the Rents herein reserved, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord, the Premises for the Term hereof, subject to the provisions, covenants, agreements, obligations, terms and conditions of this Lease, and existing covenants, conditions, restrictions, easements and other encumbrances of record.

Hereinafter unless otherwise provided, “covenants” includes “agreements and obligations” and “provisions” includes “terms.”

3.BASE RENT.

A.Base Rent.  Commencing on the Commencement Date and thereafter during the Term, Tenant covenants and agrees to pay the rent described in this Section 3 (the “Base Rent”) in accordance with the provisions hereof.  Base Rent for each month during the Term shall be equal to the amount specified in Section 1.A.(2) multiplied by the number of square feet of Rentable Area of the Office Premises and the Retail Premises, as applicable, and shall be payable in monthly installments pursuant to Section 3.B. below.

Notwithstanding any provision contained elsewhere in this Lease to the contrary, Base Rent and Additional Rent for 12,000 square feet of Rentable Area contained in the Office Premises shall be abated (the “Abated Rent”) during the period commencing on the Commencement Date and terminating 18 months thereafter (such period, the “Abated Rent Period”).  In the event, following an Event of Default (as defined in Section 24.A.), Landlord elects to pursue the remedies described in Sections 24.B(2) or 24.B(3) below, then in addition to all other amounts and damages to which Landlord is entitled, Landlord shall be entitled to the unamortized amount of Base Rent and Additional Rent which would otherwise have been due and payable during the Abated Rent Period (based upon the monthly Base Rent and Additional Rent due during the month immediately following the Abated Rent Period).

B.Terms of Payment.  Base Rent during the Term shall be due and payable in monthly installments received by Landlord in advance on or before the first day of each and every month during the Term.  If the Term commences other than on the first day of a month or ends other than on the last day of a month, Base Rent for such month shall be prorated based on the number of calendar days in that month.  All payments of Base Rent and other “Rent” (as defined in Section 4 below) shall be made to Landlord by wire or ACH payment to Landlord’s account in accordance with instructions set forth on Exhibit K attached hereto, or at such other place or account as Landlord may from time to time designate to Tenant in writing, and except as may otherwise be set forth in this Lease, without any demand, counterclaim, set-off or deduction whatsoever.

4.ADDITIONAL RENT.  In addition to paying the Base Rent specified in Section 3 hereof, and subject to the abatement provision set forth in Section 3.A above, Tenant shall pay as “Additional Rent” the amounts described in this Section 4. The (i) Base Rent, (ii) Additional Rent, and (iii) all other amounts payable by Tenant to Landlord pursuant to this Lease are sometimes herein collectively referred to as the “Rent.”

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A.Tenant’s Share of Computed Operating Expenses.  For each Calendar Year during the Term, prior to January 1 of each such Calendar Year (or prior to the commencement of the Term as to the year in which the Commencement Date occurs), Landlord shall provide Tenant in writing with the projected Tenant’s Share of Computed Operating Expenses with respect to such Calendar Year.  Commencing on the Commencement Date, but subject to the Abated Rent Period, and each month thereafter at the same time as Base Rent is paid, Tenant shall pay an amount equal to 1/12 of Landlord’s estimate of Tenant’s Share of Computed Operating Expenses for the particular Calendar Year (or if less than 12 months of the Term are included within such Calendar Year, an amount equal to Landlord’s estimate of Tenant’s Share of Computed Operating Expenses for the particular Calendar Year divided by the number of months within the Term included therein).  Landlord shall, within a period of 120 days (or as soon thereafter as possible) after the close of each such Calendar Year, provide Tenant a statement of the Operating Expenses for such year and a calculation based thereon of Tenant’s Share of Computed Operating Expenses for such year.  If Tenant’s Share of Computed Operating Expenses for such year is greater than the projected amount theretofore paid by Tenant for such year, Tenant shall pay to Landlord within 30 days after Tenant’s receipt of the statement the amount of such excess.  However, if Tenant’s Share of Computed Operating Expenses for such year is less than the projected amount theretofore paid by Tenant for such year, Landlord shall credit such overpayment to Rent next coming due or, if the Term has ended, pay to Tenant within 30 days after Tenant’s receipt of the statement the amount of such overpayment.

B.Partial Years. Tenant’s obligation to pay the Additional Rent provided for in this Section 4 which is accrued but not paid for periods prior to the expiration or termination of the Term shall survive such expiration or termination. Should this Lease commence or terminate at any time other than the first day of a Calendar Year, Tenant’s Share of Computed Operating Expenses referred to in Section 4.A. above and this Section 4.B. shall be calculated, for the commencement and/or expiration or termination year only, by the following formula:

Days Leased times Tenant’s Share of Computed Operating Expenses divided by 365 equals pro-rated Tenant’s Share of Computed Operating Expenses.

C.Objections by Tenant. Landlord’s books and records relating to Operating Expenses shall be kept in accordance with GAAP.  If Tenant in good faith objects to the calculation of Operating Expenses or Tenant’s Share of Computed Operating Expenses for the prior year (i.e., the year covered by the statement submitted under Section 4.A.) and wishes to audit Landlord’s books and records relating to Operating Expenses, Tenant may notify Landlord in writing of its election to audit Landlord’s books and records, at Tenant’s sole cost, at any time within 180 days following Tenant’s receipt of the statement of Operating Expenses and calculation of Tenant’s Share of Computed Operating Expenses provided pursuant to Section 4.A. (the “Statement”).  Such audit (i) must commencement within such 180-day period, and must be completed within four months of commencement, (ii) may be performed by a qualified employee of Tenant or a nationally recognized audit firm selected by Tenant and licensed to do business in the State of Colorado and approved by Landlord in its reasonable discretion, except that Landlord shall have no right to approve any nationally recognized CPA firm selected by Tenant, and (iii) shall occur at the offices where Landlord maintains such books and records during Landlord’s normal business hours.  Landlord shall make its

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books and records available to Tenant or its auditor within 72 hours after receipt of written request from Tenant.  If Tenant fails to object in writing to Operating Expenses or the calculation of Tenant’s Share of Computed Operating Expenses within 180 days following Tenant’s receipt of the Statement, or Tenant fails to notify Landlord of the results of any timely audit within four months after commencement of the same, then Tenant shall have no objection rights with respect thereto and Operating Expenses and Tenant’s Share of Computed Operating Expenses for such year shall be final and not subject to audit or adjustment. Tenant understands and agrees that all information concerning Operating Expenses that is obtained by Tenant or that is provided to Tenant, including pursuant to this Section 4.C., is confidential and proprietary information of Landlord and may not be disclosed to any third party by Tenant or used by Tenant for any purpose unrelated to this Lease, except to any of Tenant’s accountants, attorneys, and other consultants who have a need to review the same, and then only upon acknowledgement by such entities or individuals that they are bound by the terms of this confidentiality obligation.  Upon request, Tenant shall execute and deliver a confidentiality and non-disclosure and restricted use agreement in favor of Landlord and its property manager in form and content reasonably acceptable to Landlord and Tenant to confirm and implement the provisions of the immediately preceding sentence.

If Tenant provides timely notice of intent to audit and timely completes such audit, and believes that, as a result of such audit, Landlord overstated Tenant’s Share of Computed Operating Expenses as reflected in the Statement, Landlord and Tenant shall have a period of 30 days to resolve Tenant’s objections.  If such objections are not resolved within such 30-day period, then Landlord and Tenant shall appoint within 30 days after expiration of such initial 30-day period a mutually acceptable, nationally recognized independent certified public accounting firm (which will not be the same firm that has performed prior audits of the Operating Expenses for the Building), to review Landlord’s books and records for the Building relating to Operating Expenses and Tenant’s Share of Computed Operating Expenses for compliance with this Lease, in which case the independent certified public accounting firm will be instructed to issue a report within 60 days from engagement. The determination of such independent certified public accounting firm shall be binding on both Landlord and Tenant. The costs incurred by such independent certified public accounting firm in such review shall be the sole responsibility of Tenant and shall be paid by Tenant within 30 days from such invoice, unless it is determined that Landlord overstated Tenant’s Share of Computed Operating Expenses by more than five percent (5%) in the aggregate, in which case Landlord shall be responsible for such costs and the costs of Tenant’s initial audit of Landlord’s books and records.  Tenant shall be obligated to continue to pay Tenant’s Share of Computed Operating Expenses in accordance with Section 4.A above, despite the fact that Tenant has objected to the calculation of Operating Expenses or Tenant’s Share of Computed Operating Expenses, and if there is a reduction in Tenant’s Share of Computed Operating Expenses as a result of the objection procedure described in this Section, Landlord shall credit the amount of that reduction against the installment of Base Rent next due from Tenant, or if at the end of the Term, refund the same to Tenant within 30 days, and Landlord covenants to pay the same. No auditor or firm retained by Tenant in connection with any audit or review of Operating Expenses may be retained solely on a contingency fee basis.

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5.CONSTRUCTION AND POSSESSION.

A.Construction of Premises.  Landlord will deliver the Premises to Tenant in the Delivery Condition on or before the Scheduled Delivered Date, and will proceed to complete the Base Building Shell (as defined and described in Exhibit G) on or before the Commencement Date.  The additional initial improvements in the Premises consisting of the Tenant Work will be performed by Tenant and completed in accordance with the Tenant Construction Agreement.  Landlord and Tenant agree that all the Tenant Work and other alterations, improvements and additions made to the Premises pursuant to the Tenant Construction Agreement, other than Tenant’s furnishings, equipment or other personal property (including, but not limited to, telecommunications and data cabling, phone systems and equipment, fixtures, data servers, security equipment, and Tenant’s trade fixtures), including without limitation any personal property purchased with a portion of the Tenant Improvement Allowance (collectively, “Tenant’s Removable Property”), whether paid for by Landlord or Tenant, shall without compensation to Tenant become Landlord’s property upon installation and shall remain Landlord’s property at the expiration of the Term or sooner termination of this Lease.   Tenant shall at all times remain the lawful possessor and owner of Tenant’s Removable Property and may remove any or all of Tenant’s Removable Property at any time during the Term of this Lease or at the expiration of the Term or sooner termination of this Lease.  Notwithstanding anything in this Lease to the contrary, the Commencement Date will not occur until the date that is 180 days after the date that Landlord delivers the Premises to Tenant in the Delivery Condition in accordance with the requirements of this Lease.

B.Early Occupancy.  Tenant has no right to enter the Premises until the Delivery Date, except as set forth in the Tenant Construction Agreement with respect to inspections relating to the Delivery Condition (as defined in Section 3 of the Tenant Construction Agreement) of the Premises.  Notwithstanding any provision to the contrary contained herein, Tenant shall have the right to occupy the Premises after the Delivery Date and prior to the Commencement Date for the regular conduct of Tenant’s business and the construction of the Tenant Work, and all of the covenants, provisions and conditions of this Lease shall be in full force and effect as of the Delivery Date in the same manner as if the Commencement Date had been fixed as the date when Tenant took possession, except that no Rent shall be payable until the Commencement Date (it being expressly agreed that Tenant shall have no obligation to pay Additional Rent at any time prior to the Commencement Date).  Under no circumstances shall the occurrence of any of the events referred to in this Section 5.B. be deemed to accelerate the Expiration Date.

C.Failure to Deliver Premises.  If Landlord fails to cause the Delivery Date to occur in accordance with the Tenant Construction Agreement on or before the Scheduled Delivery Date, Landlord will not be in default or liable in damages to Tenant, nor will the obligations of Tenant hereunder be affected, provided, however, that:

(1)the Commencement Date shall automatically be extended by one (1) day for each day of the period beyond the Scheduled Delivery Date that Landlord fails to deliver the Premises in the Delivery Condition, and the Expiration Date shall automatically be extended by the same number of days that the Commencement Date is so extended; and

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(2)notwithstanding the foregoing, in the event that Landlord fails, for any reason whatsoever, subject to Force Majeure Events (as defined in Section 29.S. below), to achieve the Delivery Condition and deliver possession of the Premises to Tenant for Tenant Work construction purposes on or before the date that is thirty-one (31) days after the Scheduled Delivery Date, then Tenant shall be entitled to a Base Rent and Additional Rent credit equivalent to three days of Base Rent and Additional Rent for the entire Premises for every two days of delay in delivery of possession of the Premises in the Delivery Condition (such rent credit described herein shall be referred to as the “Late Delivery Rent Credit”).  In addition, in the event that Landlord fails, for any reason whatsoever, subject to Force Majeure Events, to deliver possession of the Premises in compliance with the Delivery Condition to Tenant for Tenant Work construction purposes on or before the date that is 180 days after the Scheduled Delivery Date, Tenant shall have the right to terminate this Lease without liability so long as Tenant gives Landlord written notice of such termination within 10 days of such date, which termination, if such termination notice is timely given, shall be effective 30 days after the date of Tenant’s notice, unless during such 30-day period after such notice from Tenant, Landlord delivers possession of the Premises to Tenant in the Delivery Condition. Failure of Tenant to timely deliver such termination notice shall automatically render such termination right null and void.  The Late Delivery Rent Credit, if any, shall be applied against Base Rent and Additional Rent as set forth herein when same comes due and is payable until fully applied, provided that such Late Delivery Rent Credit shall be applied subsequent to the application of and shall be in addition to the amount of the Abated Rent provided for in Section 3.(A) of this Lease.

Upon a termination under subparagraph (2) above, each party shall, upon the other’s request, execute and deliver an agreement in recordable form containing a release and surrender of all right, title and interest in and to this Lease; neither Landlord nor Tenant shall have any further obligations to each other, and Landlord shall have no obligation to reimburse Tenant for any costs incurred by Tenant in connection with the Tenant Work or otherwise, except that Landlord shall reimburse Tenant for all reasonable documented out-of-pocket third party costs incurred by Tenant in connection with the Tenant Work up to a maximum of $200,000.00, payable within 30 days after receipt of written demand from Tenant, together with receipts and invoices for all such items; all improvements to the Premises shall become and remain the property of Landlord; and Landlord shall refund to Tenant any sums paid to Landlord by Tenant in connection with this Lease.  Such postponement of the Commencement Date, Late Delivery Rent Credit and such termination right and refund shall be in full settlement of all claims that Tenant might otherwise have against Landlord by reason of Landlord’s failure to cause the Delivery Date to occur by the Scheduled Delivery Date.

D.Punch List.  Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that such portion of the Premises was in good order and satisfactory condition when Tenant took possession, except as to items contained in the Delivery Condition Punch List (as defined in Section 3 of the Tenant Construction Agreement) and subject to any warranty matters and any latent defects.  Landlord, at its sole cost and expense, will commence to correct or cure, to Tenant’s reasonable satisfaction, any warranty matters and any latent defects in the Premises within 30 days following Landlord’s receipt of written notice thereof, and diligently prosecute the same to completion.  Landlord shall not be responsible for any items of damage caused by Tenant, its agents,

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employees, invitees, licensees, contractors, workmen or suppliers.  No promise of Landlord to alter, remodel or improve the Premises or the Building and no representation respecting the condition of the Premises or the Building have been made by Landlord to Tenant other than as may be contained in this Lease or in the Tenant Construction Agreement.

E.Landlord Delay.  If Tenant is actually delayed in the substantial completion of the Tenant Work and is unable to obtain a certificate of occupancy for the Premises as the direct result of any of the following (hereinafter collectively, a “Landlord Delay”): (i) any delays by Landlord in the timely giving of consents, authorizations or approvals if expressly required, (ii) any actual delays caused directly by the performance of the Delivery Condition Punch List items, (iii) Landlord’s failure to provide services to Tenant which Landlord is obligated to provide pursuant to the provisions of this Lease and the Tenant Construction Agreement, or (iv) Landlord’s failure to substantially complete the Base Building Shell, then the Commencement Date shall be extended one day for each day of Landlord Delay.

6.OCCUPANCY OF PREMISES.

A.Use.  Tenant shall use and occupy the Premises only for the Permitted Use described in Section 1.A.(3) (the “Tenant’s Use”).

B.Compliance.  Tenant shall not use or permit the use of the Premises or the Building or any part thereof for any purpose prohibited by Applicable Law.  Tenant shall, at its sole expense, comply with and conform to all of the requirements of all governmental authorities having jurisdiction over the Building which relate in any way to Tenant’s use and occupancy of the Premises (other than structural and system repairs as described in Section 7.A.(1), which are the responsibility of Landlord) throughout the entire Term of this Lease.  Notwithstanding the foregoing, Tenant shall only be responsible for compliance with such Applicable Laws as pertain to the particular nature of Tenant’s Permitted Use of the Premises beyond a general office or retail branch banking use or any alterations made to the Premises by Tenant.  On the Commencement Date, the Building shall be in compliance with all Applicable Laws and Landlord shall be responsible, at its sole cost and expense, for compliance with all Applicable Laws pertaining to the Building and the Base Building Shell, including, without limitation, the Americans with Disabilities Act (42 U.S.C. § 12101 et. seq.) and those rules and regulations promulgated thereunder (the “ADA”); provided, however, that Landlord may include the foregoing costs within Operating Expenses to the extent permitted by Section 1.C.(6)(vii) above. As of the Delivery Date, Landlord represents and warrants that the Premises and the Landlord’s Delivery Condition Work (as defined in Exhibit D attached hereto) shall be in compliance with all Applicable Laws, including without limitation the ADA, as of the Delivery Date.  Further, Landlord shall be responsible for all maintenance, repairs, improvements and replacements to the Building (including without limitation capital repairs, improvement and replacements) so that the Building is in compliance with all Applicable Laws as of the Commencement Date.

Tenant acknowledges that Landlord shall not be required to conduct a compliance audit of the Building prior to the Commencement Date, and that Landlord may not be aware of all necessary maintenance, repairs, improvements and replacements; provided, however, if a condition in the

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Building exists prior to the Commencement Date and violates Applicable Laws, but is not discovered until after the Commencement Date, Landlord shall be responsible for correcting such condition and, in the event the cost of correcting such condition is a capital expense according to GAAP or is a construction defect or a warranty item, then Landlord shall not include all or any amortized portion of such cost as part of Tenant’s Share of Computed Operating Expenses.

7.SERVICES PROVIDED BY LANDLORD.

A.Description of Standard Services.  Landlord will be responsible for and will furnish for Tenant and the Premises, subject to the other provisions of this Section 7, the following services:

(1)repair, maintenance and replacement of all structural elements of the Building and of the roof and roof membrane, plumbing, electrical, HVAC, common area and exterior doors and life safety systems installed in the Building as part of either the Base Building Shell or Landlord’s Delivery Condition Work, but excluding any systems installed in the Premises which are over and above the Base Building Shell or the Landlord’s Delivery Condition Work, each of which shall be maintained by Tenant (or at Tenant’s request, by Landlord, with all of the costs thereof payable by Tenant to Landlord upon presentation of an invoice therefor as additional Rent hereunder) .  All such maintenance, repairs and replacements will be made in the same or better condition as the original construction and will be kept in such condition in accordance with standards then prevailing for Comparable Buildings. The reasonable cost of such repair, maintenance and replacement by Landlord without markups or administrative fees shall be included in Operating Expenses unless (a) otherwise provided in this Lease, or (b) unless caused by the acts or omissions of Tenant, its agents, employees, contractors, visitors, licensees, workmen, suppliers, or invitees that is not covered by insurance, and in the case of (b), such cost shall be paid by Tenant within 15 days after written demand therefor;

(2)heating, ventilating and air conditioning (heating or cooling as required by the seasons), without special request from Tenant, from 7:00 a.m. to 6:00 p.m. on Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday, except holidays (as defined in Exhibit E), in compliance with the specifications set forth in Exhibit J and as reasonably required for comfortable use and occupancy under normal business operations with “Customary Office Equipment” (as used in this Lease, “Customary Office Equipment” shall include personal computers, calculators, dictation recorders, customary reproduction machines, customary data servers and similar devices and equipment but shall not include any machines, devices or equipment that unreasonably and adversely affect the temperature otherwise maintained in the Premises such as, e.g., data processing, computer (other than personal computers) or heavy-duty reproduction equipment), but at a minimum during those hours in accordance with the HVAC parameters set forth in Exhibit J.  If Tenant shall require such heat, ventilation or air conditioning outside the hours and days specified above, Landlord will furnish the same for the hours specified in a request from Tenant (an “HVAC Request”) and for this service Tenant will pay Landlord, upon receipt of Landlord’s statement, the hourly rate reasonably determined by Landlord from time to time (which hourly rate shall be based on the actual average cost per hour charged by the public utilities providing gas and electricity to the Building, plus the actual costs of any labor required to provide the service, but without administrative fees, profit, mark-up or fees for engineering personnel); provided, however, that Tenant shall not be required to pay any such charge

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for heating, ventilation or air conditioning requested by Tenant in an HVAC Request for the hours from 8:00 a.m. to 1:00 p.m. on Saturdays (except holidays), or for any use of the Premises outside of the hours specified above (i.e., 7:00 a.m. to 6:00 p.m. on Monday through Friday, or from 8:00 a.m. to 1:00 p.m. on Saturdays) so long as Tenant does not request any heating or cooling beyond Landlord’s standard setback temperature for the Building during such time.  Any HVAC Request by Tenant shall be made in such a manner and at such time as Landlord may from time to time establish for HVAC Requests, and Tenant acknowledges and agrees that Landlord may require that HVAC Requests be made by Tenant’s authorized employees by direct code or card access to the computer system controlling the Building’s mechanical system.

(3)water for lavatory and toilet purposes, all water service to be supplied from the regular supply of water to the Building at points of supply provided for general use of tenants of the Building through fixtures installed by Landlord;

(4)janitorial services (as specified in Exhibit I) to the Premises on a five days per week basis at no extra charge;

(5)all passenger elevators within the elevator banks servicing the Premises for access to and from the floor(s) on which the Premises are located from 7:00 a.m. to 6:00 p.m. on Monday through Friday (except holidays), and from 8:00 a.m. to 1:00 p.m. on Saturdays (except holidays) and, subject to Force Majeure Events, at least two elevators for access to the floors on which the Premises are located and at least one service elevator at all other times (but use of such service elevator is subject to prior scheduling through the Manager of the Building);

(6)toilet facilities on the floors occupied by Tenant to be shared in common with other tenants on any multi-tenant floors occupied by Tenant during the Term;

(7)electric lighting for all public areas and special service areas of the Building as reasonable and standard for first-class office buildings, including replacement of light bulbs and tubes;

(8)replacement of light bulbs in the lighting fixtures installed in the Premises, other than specialty light fixtures;

(9)electricity to the Premises at no additional charge (unless Tenant is operating a second shift on a continuing basis), to the extent Landlord has control thereover, said electricity shall be furnished 24 hours a day, seven days per week, and shall be furnished consistent with similar office buildings in the Market Area.  Demand load electrical service to the Premises shall not be less than 0.6 watts per square foot for lighting (277 volt), 6.0 watts per square foot of convenience service (120 volt), and 4 watts per square foot for Building system HVAC.  Electrical service shall be fed from Xcel Energy’s Downtown Loop Networked System and the electrical distribution system serving the Building and Premises shall comply with local codes and the National Electrical Code as well as any additional applicable Denver Code amendments, as specified on Exhibit G hereto; provided, however, notwithstanding the foregoing, electricity shall be separately metered in the Premises;

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(10)condenser water in the amounts set forth in Exhibit G hereto;

(11)access to the Premises, the Parking Garage (as defined in Exhibit F hereto) and the Building, subject to such security card system as Landlord may reasonably establish from time-to-time, and a staffed security/reception desk, 24 hours per day and seven days per week;

(12)personnel to perform maintenance and repairs and security personnel; and

(13)sewer and wastewater service.

B.Additional Services.  Landlord shall not be obligated to furnish any services or utilities other than those stated in Section 7.A. above.  If Tenant should require electric current, water or any other energy in excess of the amounts provided by Landlord pursuant to Section 7.A. above, such excess electric current, water or other energy requirement shall be supplied only with the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  If Landlord grants such consent, Tenant shall, on demand, pay all costs of meter service and installation of facilities necessary to measure and furnish the required excess capacity, and Tenant shall also pay the entire cost of such excess electric current, water or other energy requirement.  Tenant shall also pay the entire cost of such additional electricity, water or other energy so required in the event Tenant installs any machines, equipment or devices in the Premises that do not constitute Customary Office Equipment and such machines, equipment or devices cause the temperature in the Premises, or any part thereof, to exceed the temperatures the Building’s mechanical system would be able to maintain in the Premises were it not for such machines, equipment or devices, and Landlord also reserves the right to install supplementary air conditioning units in the Premises in the event Tenant installs any machines, equipment or devices in the Premises that do not constitute Customary Office Equipment, and the reasonable costs thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord within 30 days after demand and delivery to Tenant of receipts and invoices for all such items.

C.Interruption of Services.  Landlord does not warrant that the services provided for in this Section 7 will be free from any irregularity or stoppage.  Landlord will use due diligence to resume the service upon any irregularity or stoppage; provided, however, no irregularity or stoppage of any of these services will create any liability for Landlord, constitute an eviction, actual or constructive, of Tenant, or cause any abatement of the Rent payable under this Lease except as otherwise expressly set forth in this Lease, or in any manner or for any purpose relieve Tenant from any of its obligations under this Lease.  Notwithstanding anything in this Lease to the contrary, if any such services become unavailable or interrupted for more than five consecutive Business Days (as defined in Section 29.R. below), such unavailability or interruption is caused by or is within the reasonable control of Landlord, and Tenant is unable to operate its business in the Premises as result thereof, then Tenant shall be entitled to an abatement of Rent for that portion of the Premises rendered untenantable by the unavailability or interruption commencing with the sixth Business Day that the same are unavailable or interrupted and continuing until such services are restored; provided, however, that Tenant shall not be entitled to any abatement of Rent under the foregoing due to unavailability (i) caused directly or indirectly by any act or omission of Tenant or any of Tenant’s servants, employees, agents, contractors,

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visitors or licensees, (ii) where Tenant makes a decoration, alteration, improvement or addition which requires interruption of services, or (iii) where the service in question is one which Tenant is obligated to furnish or pay for under the provisions of this Lease.

8.REPAIRS.

A.Tenant’s Repairs Within the Premises.  Subject to the terms of Sections 7.A.(1), 12 and 15 hereof, Tenant will, at Tenant’s own expense, keep the interior of the Premises and Tenant’s Exterior Signage (as defined in Section 8 of Exhibit A attached hereto) in good order, repair and condition at all times during the Term.  Except for damage caused by Landlord, its employees, agents or contractors, Tenant shall promptly and adequately repair all damage to the interior of the Premises and Tenant’s Exterior Signage and replace or repair all damaged or broken fixtures and appurtenances, subject to the supervision and subject to the reasonable approval of Landlord, subject to Section 9.  All work done by Tenant or its contractors (which contractors shall be subject to Landlord’s reasonable approval and shall not conflict with any union affiliation of Landlord’s contractors) shall be done in a good and workmanlike manner using only grades of materials at least equal in quality to those which are included in Landlord’s standard improvements for the Building or the Tenant Work and shall comply with all insurance requirements and all Applicable Laws of governmental departments or agencies.  Notwithstanding the foregoing, in the event any work to be performed by Tenant under this Section 8.A. affects the Base Building Shell or Building systems, at Landlord’s option, Landlord may require that all such work be performed by Landlord or Landlord’s contractor at Tenant’s expense, in which case Tenant shall pay Landlord, as additional Rent, the reasonable actual out of pocket costs and expenses (exclusive of administrative fees and overhead, and without markup) of any such work, within 30 days after written demand, together with supporting documentation.

B.Landlord’s Entry.  If Tenant fails to commence to perform its obligations under Section 8.A. within 30 days after receipt of written demand from Landlord and thereafter diligently prosecute the same to completion, or if Landlord deems such action necessary because of an actual or reasonably suspected emergency, Landlord may, but need not, make the repairs and replacements described in Section 8.A., and Tenant shall pay Landlord, as additional Rent, the reasonable actual out of pocket costs and expenses (exclusive of administrative fees and overhead, and without markup) incurred by Landlord in connection with such work, within 30 days after written demand, together with supporting documentation.  Landlord may, but shall not be required to, enter the Premises at all reasonable times on not less than 24 hours’ prior notice (except in cases of actual or suspected emergency, in which case no prior notice shall be required) for the purpose of inspecting, repairing or maintaining the same.  Landlord shall take reasonable steps in connection with such entry to minimize any disruption to Tenant’s business or its use of the Premises.

C.Notice of Damage.  Tenant shall give prompt notice to Landlord of (a) any fire or other casualty in the Premises, (b) any known damage to or known defect in the Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible, and (c) any known damage to or known defect in any parts or appurtenances of the Building’s sanitary, water, electrical, heating, air conditioning, elevator or other systems located in or passing through the Premises or any part thereof.

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D.Landlord’s Repairs.  Notwithstanding anything to the contrary in this Lease, Landlord shall repair and maintain the Building and common areas in a manner and condition consistent with Comparable Buildings in the Market Area and shall perform all reasonably necessary services, maintenance, repairs and replacements (a) to the sidewalks, driveways, lighting, landscaping, elevators, service areas, curbs, and parking; to the exterior and to the structure of the Building, including, but not limited to, the roof and roof membrane (including water tightness of the Building and the Premises), walls (including caulking), floors, all Building systems, including without limitation all plumbing, electrical, lighting and mechanical equipment, fixtures and systems serving the Premises and the common areas of the Building, and foundations and landscape maintenance, and to the Building equipment; and (b) which are required because of damage or destruction by fire or other peril covered by the property insurance policies required hereunder to the extent of insurance proceeds actually received, or by reason of acts of God applicable to the common areas of the Building; and (c) which require a capital expenditure; and (d) which are required because of faulty construction, warranty matters or latent defects; and (e) which are required in order to comply with any and all Applicable Laws now in effect or which may hereafter be in effect relating to the common areas of the Building, the Base Building Shell or Building systems; provided, however, the reasonable cost of the foregoing by Landlord without markups or administrative fees shall be included in Operating Expenses unless (i) otherwise provided in this Lease, or (ii) unless caused by the acts or omissions of Tenant, its agents, employees, contractors, visitors, licensees, workmen, suppliers, or invitees that is not covered by insurance, or that results from the gross negligence or willful misconduct of Tenant, its agents, employees, contractors, visitors, licensees, workmen, suppliers, or invitees, and in the case of (ii), such cost shall be paid by Tenant within 15 days after written demand therefor.  Notwithstanding anything in this Lease to the contrary, in the event that the need for repairs or the making of repairs (or both) which Landlord is obligated to perform in accordance with this Section 8.D. renders all or a portion of the Premises unusable for more than five consecutive Business Days, then Tenant shall be entitled to an abatement of Rent for that portion of the Premises rendered untenantable by the repairs commencing with the sixth business day and continuing until such Premises is usable; provided, however, that Tenant shall not be entitled to a pro rata abatement of Rent under the foregoing due to unusability (A) caused directly or indirectly by any act or omission of Tenant or any of Tenant’s servants, employees, agents, contractors, visitors or licensees, (B) where Tenant makes a decoration, alteration, improvement or addition which directly causes such unusability, or (C) where the repair in question is one which Tenant is obligated to furnish or pay for under the provisions of this Lease.

9.ADDITIONS, IMPROVEMENTS, AND ALTERATIONS.  Except as set forth in the Tenant Construction Agreement with regard to the initial Tenant Work and in the next sentence, Tenant shall not, without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, make any alterations, improvements or additions to the Premises. Notwithstanding the foregoing, Tenant shall have the right to make cosmetic or non-structural alterations within the Premises (including replacement of flooring and repainting of the Premises) (each a “Minor Alteration”) without obtaining the prior written consent of Landlord, but with prior notice to Landlord (a “Minor Alterations Notice”), so long as such alterations (a) do not adversely affect the Building structure, or any part of the heating, ventilating, air conditioning, plumbing,

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mechanical, electrical, communication or other systems of the Building, (b) comply with all Applicable Laws and the Tenant Building Standard Finishes set forth on Exhibit G-1 attached hereto, (c) do not unreasonably interfere with another tenant’s normal and customary business operations in the Building, (d) are not visible from the exterior of the Premises, and (e) do not cost more than $100,000.00 at any one time. Tenant will not have any removal or restoration obligations for any Minor Alteration consisting of replacement of flooring and/or repainting of the Premises.  If the alterations, improvements or additions proposed by Tenant affect the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Building, then Landlord may grant or withhold its consent in its sole discretion.  For all other alterations, improvements or additions for which Landlord’s consent is required, such consent shall not be unreasonably withheld, conditioned or delayed.  Landlord agrees to provide written consent or disapproval (together with any reasons therefor) within 10 days after receipt of Tenant’s written request for approval of any such alterations, improvements or additions, or any plans and specifications for any proposed alterations, improvements or additions.  If Landlord consents to such alterations, improvements or additions, it may impose such reasonable conditions with respect thereto as Landlord deems reasonably appropriate, including, without limitation, requiring Tenant to furnish Landlord with insurance against liabilities which may arise out of such work, reasonable evidence that Tenant has agreed to pay and shall be liable for all of the costs related to such work, plans and specifications for Landlord’s approval prior to commencement of construction, copies of all permits necessary for such work and “as built” plans after completion of such work together with a complete breakdown of the cost of such work as required for purposes of Landlord’s insurance or self-insurance; provided, however, Landlord agrees to execute, if required by the applicable building department, all permit forms upon request, at no out-of-pocket cost to Landlord. The work necessary to make any alterations, improvements or additions to the Premises shall be done at Tenant’s expense by contractors approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be performed in accordance with all Applicable Laws and the Tenant Building Standard Finishes set forth on Exhibit G-1 attached hereto. Tenant shall promptly pay, when due, the cost of all such work and of all decorating required by reason thereof. Upon completion of any such alterations, improvements or additions, Tenant shall deliver to Landlord, to the extent not previously received by Landlord, evidence of payment, contractors’ affidavits, warranties and full and final waivers of all liens for labor, services or materials.  Except for any of Tenant’s Removable Property or any alterations, improvements or additions required to be removed pursuant to a Removal Notice (as hereinafter defined), which will thereafter be deemed included in the definition of “Tenant’s Removable Property”, all alterations, improvements and additions to the Premises, whether temporary or permanent in character, made or paid for by Landlord or Tenant shall without compensation to Tenant become Landlord’s property upon installation and shall remain on the Premises at the expiration of the Term or sooner termination of this Lease.  Notwithstanding the foregoing, at the time Landlord approves the plans for such alterations, additions and improvements made to the Premises after the Commencement Date (but excluding the plans for the initial Tenant Work for which Tenant will have no removal or restoration obligations except as otherwise provided in Section 17 below), or within seven Business Days after Landlord receives a Minor Alterations Notice or otherwise receives notice of any alterations, additions or improvements made to the Premises, Landlord shall notify Tenant in writing as to those alterations, additions and improvements which must be removed by Tenant at the expiration of the Term or sooner termination

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of this Lease (a “Removal Notice”).  Tenant shall repair all damage to the Premises or the Building caused by the removal of any alterations, additions, improvements or Tenant’s Removable Property and restore the affected area to its pre-existing condition, reasonable wear and tear excepted.

At all times during the Term and at expiration of the Term or sooner termination of this Lease, Tenant may remove any of Tenant’s Removable Property. All alterations, improvements and additions which have not been removed by Tenant at the termination of the Term or sooner termination of this Lease shall, remain Landlord’s property upon expiration or termination of this Lease by lapse of time or otherwise and shall be relinquished to Landlord in good order, repair and condition, ordinary wear and tear and, subject to Tenant’s duty to carry insurance as required by this Lease, damage from fire or other casualty excepted. Landlord shall not charge any fee or other charges for the supervision, oversight, construction management, coordination and/or overhead costs associated with any alterations, additions or improvements (except for any reasonable out-of-pocket expenses incurred by Landlord for fees paid to third-party engineers or other consultants for review of Tenant’s plans for such alterations and improvements); provided, however, Landlord shall be permitted to provide a reasonable level of oversight (at its sole cost) to ensure code compliance, structural integrity of the alterations, additions and/or improvements, and impact on other tenants in the Building.

10.COVENANT AGAINST LIENS.

A.Mechanics Liens.  Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Building or the Premises with respect to work or services claimed to have been performed for, or materials claimed to have been furnished to, Tenant or the Premises at the direction of Tenant, that is not discharged or released or bonded against within 30 days after the date of such filing.  Landlord shall have the right to serve or to post and keep posted on the Premises, or on any part thereof, any notice or notices that may at any time be required or permitted by any Applicable Law relating to, or any way affecting, the liability of the owner of the Building for labor performed or materials furnished in or about the erection or construction of any improvements thereon at the instance of any person other than said owner.  Within five Business Days after written request by Landlord, Tenant shall post any such notices or take such other steps, at the expense of Tenant, as may be required or permitted by any Applicable Law to protect Landlord’s interest in the Premises against such liens.  In case any such lien attaches, Tenant covenants and agrees to inform Landlord immediately of such lien and to cause it to be released and removed of record within 30 days after the date of filing thereof.  If Tenant fails to cause such lien to be released and removed of record within 30 days after the filing of such lien, Landlord may, at its sole option, cause the same to be paid and released, and Tenant shall then promptly reimburse Landlord, as additional Rent hereunder, for all of Landlord’s reasonable costs (including reasonable attorney’s fees) incurred in connection with such liens.

B.Sales, Use, Income and Personal Property Taxes.  Tenant shall promptly pay and discharge, on or prior to their due dates, all sales, use, personal property, income and other taxes, and all employee income tax withholdings, arising from and relating to Tenant’s business in the Premises due to any governmental entity or taxing authority, failure to pay which might subject any of Landlord’s property to a lien.  If Tenant fails so to pay any such taxes or withholdings, and if Landlord

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shall reasonably determine that any of Landlord’s property is in danger of being subject to a lien because of such unpaid taxes or withholdings, then Landlord shall have the right but not the obligation to pay such taxes and withholdings, and the amount so paid, together with interest thereon at the Default Interest Rate (as defined in Section 29.B. below), shall constitute additional Rent under this Lease due and payable from the date so paid by Landlord.

11.INSURANCE.

A.Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or the Premises or to the contents thereof, which loss or damage is of a type insurable under cause of loss-special risk form (formerly “all risk”) casualty insurance policies available at the time such loss or damage was sustained.  Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give written notice of the terms of this mutual waiver to each insurance company which has issued, or in the future may issue, a policy of casualty insurance to such party.  Each party shall also have each such insurance policy properly endorsed to prevent the invalidation of such insurance coverage by reason of such waiver.  Landlord and Tenant shall each obtain from their respective insurers and deliver to the other party endorsements or written waivers of subrogation, or other written evidence satisfactory to the other party, that each of such party’s insurers is bound by the above waiver of subrogation.  If Landlord adopts a plan of self-insurance with respect to those portions of the Building or Premises which Landlord may be obligated to repair or restore under Section 12.A. (and Landlord reserves the right to adopt such a plan) Landlord’s waiver of claims contained in the first sentence of this paragraph will continue to be effective as long as Tenant’s waiver of subrogation remains in effect.

B.Coverage.  Tenant agrees, at its cost, to obtain and keep in force during the Term the following described insurance, in form and substance, and issued by companies, acceptable to Landlord in its reasonable judgment, provided that Landlord may from time to time require reasonable increases in the limits set forth below:

(1)Liability Insurance.  Commercial General liability insurance with combined single limits of not less than $5,000,000 for bodily injury, personal injury, tenant legal liability and property damage occurring in or about or related to the use of the Premises and assumed contractual liability with respect to Tenant’s obligations under Section 13, with deductibles acceptable to the Landlord acting reasonably.  The policy will be endorsed to provide a waiver of subrogation in favor of Landlord and Landlord’s property manager.

(2)Property Insurance.  A cause of loss-special risk form (formerly “all risk”) casualty insurance policy which will be extended to cover the perils of Flood, Earthquake, Sewer Back-up, Windstorm and Named Windstorm, in the amount equal to the full replacement cost of all leasehold improvements, alterations and additions to the Premises (including the Tenant Work), and of Tenant’s office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property or property of others for which Tenant is responsible on the Premises (collectively,

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the “Tenant-Insured Improvements”), with deductibles acceptable to the Landlord acting reasonably.

(3)Workers’ Compensation and Tenant’s Contractors. A workers’ compensation insurance policy in at least the amount required by Applicable Law, and employer’s liability insurance with limits of at least $1,000,000 each occurrence, with deductibles acceptable to the Landlord acting reasonably. The policy will be endorsed to provide a waiver of subrogation in favor of Landlord and Landlord’s property manager.  In addition, Tenant shall require all of Tenant’s contractors and suppliers that will perform work on the Premises to deliver to Landlord, prior to the commencement of such work, certificates of insurance evidencing that such contractors carry Commercial General liability insurance in the amount of at least $1,000,000, workers’ compensation insurance in the amount required by law, and employer’s liability insurance with limits of at least $1,000,000 each occurrence. The requirements of this subsection (3) shall also apply independently to all subcontractors and suppliers to Tenant’s contractors and suppliers unless claims by or against them are covered by the insurance carried by Tenant’s contractors and suppliers.

(4)Boiler and Machinery.  To the extent the Premises contain dedicated equipment for heating, air-conditioning or miscellaneous electrical apparatus solely for use by the Tenant in the Premises, Tenant will provide a standard Comprehensive Boiler and Machinery Policy covering such equipment on a repair or replacement cost basis, with deductibles acceptable to the Landlord acting reasonably with a waiver of subrogation in favor of Landlord and Landlord’s property manager.

(5)Form of Policies; General Insurance Provisions.  All policies evidencing the coverage required under this Section 11.B. shall be issued by carriers with a rating of A-X or better by A.M. Best Company, Inc. and licensed to do business in the State of Colorado (except that the worker’s compensation insurance may be provided by the State of Colorado) and shall provide that (a) the coverage is primary and non-contributing to any insurance that may be carried by Landlord, (b) the coverage cannot be cancelled except after 30 days’ prior written notice to Landlord, and (c) Landlord and Landlord’s property manager for the Building are each named as an additional insured (except that Landlord need not be so named in Tenant’s worker’s compensation policy). Tenant shall furnish Landlord with true copies of all policies or certificates of insurance evidencing such coverage promptly on receipt. Notwithstanding that Landlord is a named additional insured, Tenant shall be solely responsible for timely payment of all premiums and timely performance of all other obligations under all policies, including but not limited to all reporting requirements. True copies of all receipts of payment in full of premiums shall be given by Tenant to Landlord not less than 15 days before the due dates of such premiums.  By requiring the insurance as set out in this Section 11, Landlord and its associated and affiliated companies, their officers, directors, members, managers, partners and employees, do not represent that the coverage and limits will necessarily be adequate to protect Tenant and such coverage and limits shall not be deemed as a limitation on Tenant’s liability under the indemnities provided in this Lease.  In the event of any failure of the Tenant to furnish and maintain insurance as required in this Lease, Landlord at its option and without waiving the default of Tenant, shall have the right, but not the obligation, to obtain such insurance for and in the name of Tenant.  In such event Landlord may, at its absolute discretion and option, require that Tenant pay the cost thereof upon demand or charge as additional Rent, and Tenant shall furnish to Landlord all information

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required by the insurance carrier.

(6)Landlord’s Insurance.  Landlord shall procure and maintain throughout the Term of this Lease (a) Commercial General Liability insurance (including broad property damage) in the amount of $5,000,000 per occurrence and $5,000,000 in the annual aggregate, and (b) cause of loss-special risk property and casualty insurance covering Landlord’s Delivery Condition Work in the Premises, the Base Building Shell and the common areas in an amount equal to full replacement value.  Such policy shall provide protection against “all risk of physical loss”.  All such insurance shall be written as primary policies.

C.Avoid Action Increasing Rates.  Tenant shall comply with all Applicable Laws, all orders and decrees of court and all requirements of other governmental authorities, and shall not, directly or indirectly, make any use of the Building or the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage, or may increase the cost of insurance or require additional insurance coverage.  In no event shall Tenant permit in the Premises flammables such as gasoline, turpentine, kerosene, naphtha and benzene, or explosives or any other article of intrinsically dangerous nature, and in no event shall Tenant, its agents, employees, invitees, visitors, licensees, contractors, suppliers or workmen bring such flammables or other articles into the Building.  If by reason of the failure of Tenant to comply with the provisions of this Section 11.C., (i) any insurance coverage is jeopardized, Landlord shall have the option, after reasonable prior written notice and opportunity to cure, to terminate this Lease or (ii) insurance premiums are increased or additional coverage is required, Landlord may require Tenant to make immediate payment of the increased insurance premium as additional Rent hereunder.

D.Notices by Tenant’s Insurance Carrier to Landlord.  Whenever in this Lease (whether in Section 11.B. or elsewhere), any notice is given or is required to be given, to Landlord by Tenant’s insurance carrier, to the extent such carrier will actually agree to provide such notice, such notice must actually be given by each such carrier to Landlord, and any provision in any policy, certificate of insurance or elsewhere providing that notice to another insured under that policy, or to any other person, shall constitute or be deemed to be notice to Landlord shall be ineffective and shall be changed by endorsement so that notice is actually given by such carrier to Landlord itself.  Tenant shall also provide to Landlord such written evidence of compliance with this Section 11.D. as Landlord may reasonably request.

E.Builder’s Risk Insurance.  Tenant shall obtain and keep in force during the construction of the initial Tenant Work, in form and substance, and issued by a company, acceptable to Tenant in its reasonable judgment, a Builder’s Risk insurance policy in the amount equal to full value of the initial Tenant Work, including coverage for theft and vandalism, accidental loss and damage, and supplies and materials, and which adds Tenant’s contractor for the initial Tenant Work as an additional insured.

12.FIRE OR CASUALTY.

A.Restoration - Cancellation upon Major Damage.  If the Premises or the Building

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shall be damaged by fire or other casualty Landlord shall, promptly after learning of such damage, notify Tenant in writing of Landlord’s estimate of the time necessary to repair or restore such damage.  If Landlord reasonably estimates that repair or restoration of all of such damage that was caused to the Premises or to any other portion of the Building necessary for Tenant’s occupancy cannot be completed within 240 days from the date of such damage, or if such the portion of such restoration for which Landlord is responsible is not actually completed within 300 days after the date of such damage, then Tenant shall have the option to terminate this Lease by written notice to Landlord.  If such damage, in Landlord’s opinion, has rendered all or a substantial portion of the Premises or the Building untenantable, Landlord shall have the option to terminate this Lease by written notice to Tenant.  Any option to terminate granted hereunder must be exercised by written notice to the other party given within 15 days after (a) Landlord delivers to Tenant the notice of estimated repair time or substantial damage determination, or (b) the expiration of the 300-day period specified above.  If either party exercises its option to terminate this Lease, the Term shall expire and this Lease shall terminate on a date specified by such party in such notice, not to exceed 30 days after the date of the notice for the Office Premises, but such termination date may, to the extent feasible, be extended at Tenant’s option for up to 90 days after such notice of termination is delivered solely with respect to the Retail Premises; provided, however, that Rent for the period commencing on the date of such damage until the date this Lease terminates shall be reduced to the reasonable value of any use or occupation of the Premises by Tenant during such period.  If neither party so terminates this Lease, then (i) Landlord shall repair and restore such damage to the Delivery Condition with reasonable promptness, subject to delays for insurance adjustments and Force Majeure Events, and (ii) Tenant shall, within 180 days after substantial completion of Landlord’s restoration to the Delivery Condition, use the proceeds of insurance required to be carried by Tenant with respect to the Tenant-Insured Improvements to repair and restore all damage to such Tenant Insured Improvements, and shall be entitled to keep any excess insurance proceeds.

B.Rent Abatement.  In the event any fire or casualty damage renders the Premises untenantable and if this Lease shall not be terminated pursuant to Section 12.A. hereof by reason of such damage, then Rent shall abate during the period beginning with the date of such damage and ending with the date when Landlord has substantially completed its obligations under Section 12.A., or, if Tenant is required to repair and restore any Tenant-Insured Improvements, then such abatement shall begin on the date of such damage and shall end the date that is earlier of (i) 180 days after the date of substantial completion of Landlord restoration to the Delivery Condition, or (ii) the date of substantial completion of Tenant’s restoration of the Tenant-Insured Improvements.  Such abatement shall be in an amount bearing the same ratio to the total amount of Rent for such period as the untenantable portion of the Premises bears to the entire Premises.  In no event will Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord will take all reasonable steps to minimize the disruption to Tenant’s business and use of such portion of the Premises during the period of repair by Landlord.

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13.WAIVER OF CLAIMS; INDEMNIFICATION.

A.Waiver.  To the extent not prohibited by Applicable Law, Landlord and its partners, and its and their partners, venturers, managers, officers, agents, servants, employees, affiliated limited liability companies, and other affiliated entities shall not be liable for, and Tenant waives all claims for, any damages to person or property, or resulting from the loss of use thereof, or any loss of profits or damages from business interruption, sustained by Tenant or by Tenant’s partners, officers, agents, servants or employees due to the happening of any accident or event in or about the Building, except to the not covered by the insurance required to be maintained by Tenant hereunder and caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.  This provision shall apply particularly (but not exclusively) to damage caused by gas, electricity, snow, frost, steam, sewage, sewer gas or odors, fire, water or by the bursting or leaking of pipes, faucets, sprinklers, plumbing fixtures, and windows, and shall apply whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind, except to the extent not covered by the insurance required by be maintained by Tenant hereunder and caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.  Tenant further agrees that all Tenant’s Removable Property upon the Premises, or upon loading docks, receiving and holding areas or parking areas, of the Building, shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof, except to the extent not covered by the insurance required to be maintained by Tenant hereunder and caused by the gross negligence or willful misconduct of Landlord, or its agents, employees or contractors.

B.Tenant Indemnification.  Without limitation of any other provisions hereof, subject to the waiver of subrogation contained in Section 11.A. above, and to the extent not prohibited by Applicable Law, Tenant agrees to defend, protect, indemnify and save harmless Landlord and its employees, agents, managers, members, officers, directors, partners and other affiliated entities from and against all claims, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees, incurred by Landlord, based on, arising out of, or resulting from: (i) any injury to any person or damage to or loss of any property occurring (1) in the Premises, or (2) in the Building or on the Land and arising from the use of the Premises, except to the extent either of the foregoing are caused by the gross negligence or willful misconduct of Landlord; (ii) any act or omission or negligence of Tenant or any of Tenant’s employees, agents, contractors or sublessees; (iii) the violation of any Applicable Laws by Tenant, its employees, agents, contractors or sublessees; and (iv) any breach or default by Tenant in the performance of its obligations and covenants under this Lease.  Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

C.Landlord Indemnification.  Without limitation of any other provisions hereof, subject to the waiver of subrogation contained in Section 11.A. above, and to the extent not prohibited by Applicable Law, Landlord agrees to defend, protect, indemnify and save harmless Tenant and its employees, agents, managers, members, officers, directors and partners from and against all claims, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees, incurred by Tenant, based on, arising out of, or resulting from: (i) any injury to any person or damage to or loss of any property occurring in the common areas of Building or on the Land, except to the extent any of the foregoing is caused by the uninsurable or unlawful acts of third parties or the gross negligence or

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willful misconduct of Tenant, its employees, agents or contractors; (ii) the gross negligence or willful misconduct of Landlord, its employees, agents or contractors; (iii) the violation of any Applicable Laws by Landlord, its employees, agents or contractors; and (iv) any breach or default by Landlord in the performance of its obligations and covenants under this Lease.  Landlord’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

14.NONWAIVER; ACCEPTANCE OF RENT OR PERFORMANCE AFTER BREACH.  No waiver of any condition, covenant or provision of this Lease shall be implied by any failure of either party to enforce any remedy on account of the violation of such condition, covenant or provision even if such violation be continued or repeated subsequently, and no express waiver shall affect any condition, covenant or provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.  Acceptance by Landlord of Rent or acceptance by either party of any money or other performance by the other party, after the first party has knowledge of any breach or default under this Lease by the other party, shall not constitute a waiver by the first party of such breach or default, or prevent the first party from enforcing any remedy for that or any other breach or default.

15.CONDEMNATION.  If the whole or substantially the whole or any material and substantial part of the Building or the Premises or the parking facilities in the Building, as reasonably determined by Landlord and Tenant, is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or is sold to the condemning authority in lieu of condemnation, then this Lease will terminate as of the earlier of the date when title to or physical possession of the Building, the Premises or the parking facilities in the Building is taken by the condemning authority.  If less than the whole or substantially the whole or any material and substantial part of the Building, the Premises or the parking facilities in the Building is thus taken or sold and if, after such partial taking, in Landlord’s reasonable judgment, alteration or reconstruction of the Building is not economically justified, then Landlord (whether or not the Premises are affected thereby) may terminate this Lease by giving written notice to Tenant within 60 days after the taking or sale and such termination shall be effective 30 days after the date of such notice for the Office Premises, but such termination date may to the extent feasible, be extended at Tenant’s option for up to 90 days after such notice of termination is delivered solely with respect to the Retail Premises.  If over 50% of the Premises is thus taken or sold, Tenant may terminate this Lease if, and only if, in Tenant’s reasonable judgment, the Premises cannot be operated by Tenant in an economically viable fashion because of such partial taking or sale.  Such termination by Tenant must be exercised by written notice to Landlord given not later than 60 days after the taking or sale of the Premises and such termination shall be effective 30 days after the date of such notice for the Office Premises, but such termination date may, to the extent feasible, be extended at Tenant’s option for up to 90 days after such notice of termination is delivered solely with respect to the Retail Premises.  If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking or sale of a portion of the Premises, the Rent payable under this Lease will be diminished by an amount allocable to the portion of the Premises which was so taken or sold.  If this Lease is not terminated upon a partial taking or sale, Landlord will, at Landlord’s sole expense, promptly restore and reconstruct the Building and the Premises to substantially their former condition to the extent that the same may be feasible.  Landlord in no event shall be required to spend for such restoration or reconstruction an amount in excess of the net amount

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received by Landlord as compensation or damages for the part of the Building or the Premises so taken or sold.  As between the parties to this Lease, Landlord will be entitled to receive all of the compensation and damages awarded upon a taking or sale of any part or all of the Building or the Premises to the extent of Landlord’s interest therein.  Tenant reserves the rights to claim damages permitted by Applicable Law relating to Tenant’s trade fixtures, Tenant’s Removable Property, and the moving and relocation expenses of Tenant, and Landlord shall have no interest therein.

16.ASSIGNMENT AND SUBLETTING.  Except as set forth below with respect to assignments to a Permitted Transferee or as otherwise expressly permitted hereunder, Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), (a) assign, convey, encumber, or mortgage this Lease or any interest hereunder; (b) suffer to occur or permit to exist any assignment of this Lease or any interest hereunder, or any lien upon Tenant’s interest or any part thereof, voluntarily, involuntarily or by operation of law; (c) sublet the Premises or any part thereof; or (d) permit the use of the Premises or any part thereof by any parties other than Tenant, its affiliates and their respective employees.  For purposes of the preceding sentence, any change in ownership of Tenant or of any guarantor of Tenant’s obligations under this Lease shall be deemed to be an assignment of this Lease.  A “change in ownership” shall be deemed to have occurred (i)(1) for a publicly traded corporation, when there is a change of effective control; (2) for any other entity, in the event of any circumstance where the voting interest of any party or group of parties increases or decreases by more than one-third of the entire voting interest; or (ii) upon the distribution of over 50% of any entity’s assets, or if the value of assets sold (net of undistributed consideration received) exceeds 50% of asset value.  “Change of effective control” for a publicly traded corporation shall be deemed to occur if: (i) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than a person who is a shareholder of the Tenant as of the Effective Date, acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the then outstanding voting securities of the Tenant; or (iii) the individuals who were members of the Tenant’s Board of Directors as of the Effective Date (the “Current Board Members”) cease for any reason to constitute a majority of the Board of Directors of the Tenant or its successor; provided, however, that if the election or the nomination for election of any new director of the Tenant or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this paragraph, be considered a Current Board Member; or (iv) the Tenant’s shareholders approve (A) a merger or consolidation of the Tenant and the shareholders of the Tenant immediately before such merger or consolidation do not, immediately after such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Tenant immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Tenant.  Notwithstanding the foregoing, a “change of effective control” will not be deemed to have occurred: (x) solely because 50% or more of the combined voting power of the then outstanding voting securities of the Tenant are acquired by a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Tenant or its subsidiaries; (y) if Landlord agrees in writing to waive a particular change of effective

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control for the purposes of this Lease; or (z) if the events set forth in subsections (i) and (iii) above occur among or between affiliates of Tenant.  Landlord’s consent to any assignment, subletting, transfer, or to any other matter set forth above in this Section 16, shall not constitute a waiver of Landlord’s right to withhold its consent to any future assignment, subletting or transfer, or to any such other matter.

Tenant shall give Landlord at least 15 days’ advance written notice of any proposed sublease or assignment (“Transfer Notice”), which Transfer Notice shall contain the name of the proposed sublessee or assignee, together with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed sublease or assignment documents, and such other information as Landlord may reasonably request. In the event Tenant seeks permission to sublease a part of the Premises, the Transfer Notice shall also identify the area of the Premises Tenant seeks to sublease and the intended term of the sublease. Landlord shall notify Tenant of its approval or rejection of Tenant’s request to assign or sublease (and the reason for any rejection) within 10 days after receipt of Tenant’s Transfer Notice. If Landlord fails to object to the proposed assignment or sublet within such 10-day period, Landlord shall be deemed to have consented to such assignment or sublease.  There shall be no (A) prohibition against subleasing all or any portion of the Premises or assigning this Lease to any prospective tenants or subtenants, unless Landlord has received either a request for proposal or a proposal from any such prospective tenant or subtenant within 90 days prior to receipt of Tenant’s Transfer Notice, (B) prohibition on Tenant offering lower sublease rates than the lease rates charged by Landlord, and (C) no requirement that any terms of this Lease be changed in the event of any sublease or assignment.

Landlord agrees that it shall not unreasonably withhold, condition or delay its consent to such assignment or sublease; provided, however, that reasonable grounds for the withholding of consent shall include, without limitation, the following: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or Landlord is currently engaged in lease negotiations with the proposed transferee for other premises in the Building; (3) any uncured Event of Default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default); (4) any portion of the Building or Premises would likely become subject to additional or different Applicable Laws as a consequence of the proposed transfer; (5) the proposed transferee’s use of the Premises conflicts with any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s reasonable standards for Building tenants; or (7) the proposed transferee is or has been involved in litigation with Landlord or any of its affiliates.

Upon any assignment or subletting by Tenant, (i) the original Tenant shall not be released from any covenant or obligation under this Lease, and (ii) upon an Event of Default Landlord shall be entitled to receive and collect, either from Tenant or directly from the assignee or subtenant (at Landlord’s sole option), all of the Rent and other sums payable by Tenant under this Lease.  If Tenant collects any rent or other amounts from a permitted subtenant or assignee in excess of the Rent for any monthly period, Tenant shall pay Landlord 50% of such monthly excess, as and when received, after

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deduction of Tenant’s reasonable transaction costs incurred for such sublease or assignment, including, without limitation, marketing and legal costs, tenant improvements and leasing commissions.

Notwithstanding the foregoing provisions, Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any of the following persons or entities (each, a “Permitted Transferee”).  Any affiliate which, directly or indirectly, controls or is controlled by or is under common control with Tenant (an “Affiliate”), or a successor entity to Tenant by virtue of merger, consolidation, or nonbankruptcy reorganization or the sale of all or substantially all of the assets of Tenant; provided, however, that such Permitted Transferee must either (a) have a net worth equal to or greater than Tenant’s net worth as of the Effective Date, or (b) in Landlord’s commercially reasonable opinion, have sufficient assets to perform its obligations (monetary or otherwise) under this Lease.  For purpose of the definition of “Affiliate,” the word “control” (including “controlled by” and “under common control with”), as used with respect to any corporation, partnership, or association, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of a particular corporation, partnership or association, whether through the ownership of voting securities or by contract or otherwise.  Tenant’s right hereunder are further conditioned on: (i) Tenant shall remain primarily liable for all of its obligations under this Lease; (ii) any such subtenant and/or assignee shall assume and be bound by all obligations of Tenant for payment of all amounts of rental and other sums and the performance of all covenants required by Tenant pursuant to this Lease; (iii) any such subtenant and/or assignee intends to operate the Premises in accordance with the usage restrictions of this Lease; and (iv)  Tenant shall provide Landlord with notice of such transaction and copies of the documents evidencing such transaction and such other evidence as Landlord may reasonably require to establish that such transaction falls within the terms and provisions of this paragraph within 30 days after the effective date of such transfer to a Permitted Transferee.

In addition, Tenant may permit the occupancy of up to 15% of the Office Premises by “friends of the firm” with whom Tenant has independent ongoing business relationships including, but not limited to, subcontractors and contract employees, regulators, auditors or other service providers, either with or without a formal sublease or license agreement, in each case without Landlord’s consent.

17.SURRENDER OF POSSESSION.  Upon the expiration or termination of the Term, whether by lapse of time or otherwise, or upon the termination of Tenant’s right of possession, Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear and tear, and, subject to Tenant’s duty to carry insurance as required by this Lease, damage by fire or other casualty excepted.  All alterations, improvements and additions to the Premises, other than Tenant’s Removable Property, made or paid for by Landlord or Tenant, shall without compensation to Tenant become Landlord’s property upon installation.  Except as provided in Section 9 to the contrary, all such alterations, improvements and additions, other than Tenant’s Removable Property, shall remain Landlord’s property at the termination or expiration of this Lease whether by lapse of time or otherwise, and shall be relinquished to Landlord in good order, repair and condition, ordinary wear and tear and, subject to Tenant’s duty to carry insurance as required by this Lease, damage by fire or other casualty excepted.  Upon expiration of this Lease, or upon the earlier termination of this Lease

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or Tenant’s right of possession, Tenant shall remove (a) Tenant’s Removable Property, including, without limitation, furniture, trade fixtures and office equipment, and other items of personal property that are not affixed or otherwise attached to the Premises and that will not damage the Premises or Building when removed, (b) its Wi-Fi Network (as defined in Section 34 below) (c) all telecommunications and data cabling (excluding conduit) installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including all connections for such cabling, (d) any and all bank vaults installed in the Premises by or on behalf of Tenant, (e) items that are identified in a Removal Notice, and (f) all Exterior Signage (as defined in Section 8 of Exhibit A) and interior signage of Tenant, and Tenant shall repair any damage caused by such removal.  In the event Tenant does not repair such damage, then Landlord shall have the right to repair such damage, and Tenant shall pay to Landlord the actual cost (without markups or administrative fees) of repairing any damage to the Premises and to the Building caused by any such removal, to be paid within 30 days following receipt of any invoice for such repairs.  If Tenant shall fail or refuse to remove any of the foregoing from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set-off, credit, allowance or otherwise, and Landlord may at its option accept the title to such property or, at Tenant’s expense, may (i) remove the same or any part thereof in any manner that Landlord shall choose, and (ii) store, destroy or otherwise dispose of the same without incurring liability to Tenant or any other person.

18.PERSONAL PROPERTY.

A.Responsibility.  Tenant shall be solely responsible for all costs and expenses related to Tenant’s Removable Property and any other personal property used or stored in the Premises.  Without limiting the foregoing, Tenant shall pay any taxes or other governmental impositions levied upon or assessed against such personal property, or upon Tenant for the ownership or use of such personal property, on or before the due date for payment thereof.  Such personal property taxes or impositions are not included in Taxes.

B.Taxes on Certain Improvements, Alterations and Conditions.  Tenant shall also be responsible for all taxes or other governmental impositions levied upon or assessed against any improvements, alterations, or additions to the Premises to the extent that the same exceed or are in addition to Building Standard, and if the taxing authorities do not separately levy or assess such excess or additional improvements, alterations, or additions, Landlord may make a reasonable allocation of such taxes or other governmental impositions to the same.

C.Landlord’s Lien.  Intentionally deleted.

19.HOLDING OVER.  Tenant shall have the option to holdover beyond the Expiration Date for up to three months after the Expiration Date (the “Extended Possession Period”) on the same terms and conditions of this Lease (including Base Rent payable at 125% of the rate in effect for the last month prior to the Expiration Date, plus Tenant’s Share of Computed Operating Expenses), provided Tenant has given written notice to its intent to retain possession of the Premises not less than 90 days in advance of the Expiration Date, which notice must contain the number of months (up to three) that Tenant so elects to extend the Term (the “Extension Notice”).  Tenant may not elect to terminate the

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Extended Possession Period prior to the expiration of the number of months specified by Tenant in the Extension Notice. After the Extended Possession Period, Tenant shall have the option to holdover as a month-to-month Tenant for a period not to exceed six months (the “Additional Holdover Period”), and during such Additional Holdover Period, Tenant shall pay a monthly amount, in advance, equal to 150% of the monthly Base Rent payable during the last month of the Term, plus Tenant’s Share of Computed Operating Expenses, and Tenant shall be bound by all of the other covenants, conditions and provisions of this Lease as the same may apply to a month-to-month tenancy.  Any such tenancy during the Additional Holdover Period shall be a month-to-month tenancy, terminable by either party on 30 days’ prior written notice to the other party, but in no event shall such termination occur after the expiration of the Extended Possession Period or Additional Holdover Period, as applicable.  If Tenant shall hold over after The Extended Possession Period of the Additional Holdover Period, as applicable, or after termination of Tenant’s right of possession, without written agreement providing otherwise, Tenant shall be deemed to be a tenant at sufferance, and Tenant shall pay a monthly amount, in advance, equal to 150% of the monthly Base Rent payable during the last month prior to the Expiration Date, plus Tenant’s Share of Computed Operating Expenses, and Tenant shall be bound by all of the other covenants, conditions and provisions of this Lease as the same may apply to a tenancy at sufferance.  Except as otherwise expressly set forth in this Section, nothing contained herein shall be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Premises and deliver possession to Landlord as herein provided.

20.ESTOPPEL CERTIFICATE.  Tenant agrees that from time to time upon not less than 10 days’ prior request by Landlord, Tenant will deliver to Landlord a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease as modified is in full force and effect); (ii) the dates on which the Effective Date and the Commencement Date occurred and the Expiration Date will occur; (iii) the dates on which Tenant began paying Rent and that no Rent has been paid in advance of the required payment dates; (iv) that neither Tenant nor to Tenant’s knowledge Landlord is in default under any provision of this Lease, or, if a default exists, the nature thereof in detail; (v) that to Tenant’s knowledge Tenant has no existing defenses or off-sets to the enforcement of the Lease or, if there are any, specifying same; (vi) provided such events have occurred, that Tenant has accepted and occupied the Premises and that the Premises have been completed in accordance with the terms hereof; and (vii) such other matters as may be reasonably requested by Landlord.  It is intended that any such statement may be relied upon by Landlord, any prospective purchaser or tenant of the Building, any mortgagee or prospective mortgagees thereof or any prospective assignee of any mortgage thereon.  Landlord agrees that from time to time upon receipt of written request from Tenant (but not more often than once per calendar year), Landlord will deliver to Tenant a statement in writing certifying as to the matters set forth in (i), (ii), (iii) and (iv) above.

21.OBLIGATIONS TO MORTGAGEES AND LESSORS.

A.Subordination.  Subject to Landlord providing Tenant with a Non-Disturbance Agreement (as hereinafter defined), this Lease at Landlord’s option shall be subject and subordinate

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to any ground or underlying leases of the Land, and to the lien of any mortgages or deeds of trust, now or hereafter placed against the Land or Building, or either of them, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or deeds of trust.  Subject to Landlord providing Tenant with a Non-Disturbance Agreement,  Tenant shall, within 10 days after Landlord’s request for the same, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination of this Lease to any such mortgages, deeds of trust or ground leases, or, if requested by any mortgagee, beneficiary of a deed of trust, or underlying or ground lessor, to make Tenant’s interest in this Lease superior to the interest of such mortgagee, beneficiary of a deed of trust, or underlying or ground lessor. It is further agreed that, upon the request of the mortgagee or beneficiary of a deed of trust, if the mortgage or deed of trust shall be foreclosed, or the transferee if the Building shall be conveyed in lieu of foreclosure, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale or transferee under such conveyance, or upon request of the ground or underlying lessor, if any ground or underlying lease shall be terminated, Tenant will attorn, as Tenant under this Lease, to the ground or underlying lessor; and, in either case, Tenant will execute, within 10 days after a request therefor, such instruments as may be necessary or appropriate to evidence such attornment.

Concurrently with the execution of this Lease and again as a condition precedent to the effectiveness of any such subordination of this Lease at the time of the entering into of this Lease and at any time in the future, to any existing ground lease, mortgage or deed of trust placed against the Land or the Building as of the Effective Date or in the future, Landlord shall provide to Tenant a non-disturbance agreement (a “Non-Disturbance Agreement”) in favor of Tenant executed by such ground lessor, mortgagee or deed of trust beneficiary, as the case may be, under such existing ground lease, mortgage or deed of trust, on such ground lessor, mortgagee or deed of trust beneficiary’s standard form currently in use by such ground lessor, mortgagee or deed of trust beneficiary, which form shall be reasonably acceptable to Tenant, and which shall provide that Tenant’s quiet possession of the Premises shall not be disturbed on account of Tenant’s subordination of this Lease so long as no Event of Default by Tenant then exists under this Lease.  In addition, with respect to any future ground or master lease or the lien of any future mortgage or deed of trust hereafter placed against the Land or Building, Landlord shall use commercially reasonable efforts to provide to Tenant a Non-Disturbance Agreement in favor of Tenant executed by such future ground lessor, master lessor, mortgagee or deed of trust beneficiary, as the case may be, on the form then in use by such ground lessor, master lessor, mortgagee or deed of trust beneficiary, which form shall be reasonably acceptable to Tenant.

B.Notice to Landlord, Mortgagees, and Lessors.  In the event of any act or omission by Landlord which would give Tenant the right to terminate this Lease, Tenant will not exercise any such right to terminate until (i) it shall have given written notice of the act or omission to Landlord and to the holder(s) of the indebtedness or other obligations secured by any mortgage or deed of trust affecting the Premises and lessor(s) of any ground lease, only if the name and address of such holder(s) or ground lessor(s) have been furnished in writing to Tenant, and (ii) the lesser of 30 days or the applicable grace period hereunder, which at Tenant’s option may be extended to a period of up to 90 days, for remedying the act or omission has elapsed following the giving of the notice, during which time Landlord and such holder(s) or ground lessor(s), or any of them, their agents or employees, will

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be entitled to enter upon the Premises and do therein whatever may be necessary to remedy the act or omission.

22.CERTAIN RIGHTS RESERVED BY LANDLORD.  Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant (except as expressly provided below) and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim:

A.to change the name or street address of the Building, with notice to Tenant;

B.to install, affix and maintain any and all signs on the exterior and on the interior of the Building or anywhere on the Land (and except as expressly permitted under this Lease, Tenant agrees not to place or maintain any sign or other advertising matter outside the Premises or inside the Premises so as to be visible from outside the Premises), except as provided in this Lease, including without limitation Section 8 of Exhibit A;

C.to decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises after not less than 24 hours’ advance notice (except in case of emergency, in which event no notice shall be required), and, during the continuance of any of such work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant’s obligations hereunder, so long as Landlord has given Tenant reasonable prior notice of any such actions in the Premises.  Landlord shall take reasonable steps in connection with such actions to minimize any disruption to Tenant’s business or its use of the Premises and Tenant will at all times have uninterrupted access to the Premises, the Building and the Parking Garage, subject to Force Majeure Events and in the case of an emergency);

D.to the extent permitted by Applicable Law, to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises.  Tenant agrees to purchase only from Landlord additional duplicate keys as required, to change no locks, and not to affix locks on doors without the prior written consent of Landlord (notwithstanding the provisions for Landlord’s access to portions of the Premises, Tenant relieves and releases the Landlord of all responsibility arising out of theft, robbery and pilferage, except to the extent caused by the gross negligence or willful misconduct of Landlord or its employees, contractors and agents).  Upon the expiration or termination of the Term or of Tenant’s right to possession, Tenant shall return all keys to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises; notwithstanding anything in this Lease to the contrary Tenant will have sole access to all vault areas within the Premises.

E.to designate Building Standard window coverings for all windows in the Building and to designate and approve, prior to installation, all types of additional window shades, blinds or

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draperies, if any;

F.to approve the weight, size and location of safes, vaults, high density files and other heavy equipment and articles in and about the Premises and the Building (so as not to exceed the lesser of the legal live load per square foot or the live load per square foot designated by the structural engineers for the Building), and to require all such items and furniture and similar items to be moved into or out of the Building and Premises in accordance with the provisions of Exhibit E.  Movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant and Landlord reserves the right to require permits before allowing any property to be moved into or out of the Building;

G.to show the Premises to prospective tenants at reasonable hours, and only upon not less than 24 hours’ advance notice to Tenant and Tenant reserves the right to require that any such entry be accompanied by a representative of Tenant, during the last 18 months of the Term; and

H.to erect, use and maintain unexposed pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises.

23.RULES AND REGULATIONS.  Tenant covenants and agrees to keep and observe the reasonable rules and regulations attached to this Lease as Exhibit E and made a part hereof.  Landlord shall have the right from time to time to reasonably amend such rules and regulations and to prescribe additional rules and regulations which, in its sole but reasonable judgment, may be desirable for the use, entry, operation and management of the Premises and the Building, each of which amended and additional rules and regulations shall become a part of this Lease.  Tenant shall comply with such rules and regulations provided, however, that such rules and regulations shall not contradict or abrogate any right or privilege herein expressly granted to Tenant.  Landlord will use reasonable efforts to enforce such rules and regulations in a non-discriminatory and uniform manner against all tenants in the Building.

24.DEFAULT AND REMEDIES.

A.Events of Default.  Each of the following shall constitute an “Event of Default” under this Lease:

(1)Failure to Pay Rent or Other Amounts When Due.  If Tenant fails to pay when due Base Rent, Additional Rent, or any other Rent or amounts payable by Tenant under the terms of this Lease, and such failure shall continue for a period of five days after written notice thereof by Landlord to Tenant; provided, however, Tenant shall only be entitled to two notices per Calendar Year, and thereafter such failure to pay shall be an automatic Event of Default. Tenant shall pay interest at the Default Interest Rate on all Base Rent, Additional Rent and other Rent and amounts that is not paid within five days after the date due from their respective original due dates until paid.

(2)Failure to Deliver Required Documents.  If Tenant fails to deliver an estoppel certificate required by Section 20 above, or an instrument required by Section 21.A. above, in either

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case within 10 days after Tenant’s receipt of a request therefor.

(3)Violation of Other Lease Terms.  If Tenant breaches or fails to comply with any other covenant or provision of this Lease applicable to Tenant, and such breach or failure to comply is not covered by the provisions of Sections 24.A.(1) or 24.A.(2) above and continues for a period of 20 days after notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such 20-day period, if Tenant shall not in good faith commence to cure such breach or failure to comply within such 20-day period or shall not diligently complete such cure  within 60 days after such notice from Landlord; provided, however, that if such breach or failure to comply causes or results in (i) a dangerous condition in the Premises or Building, (ii) any insurance coverage carried by Landlord or Tenant with respect to the Premises or Building being jeopardized, or (iii) a material disturbance to another tenant of the Building, then an Event of Default shall exist if such breach or failure to comply is not cured as soon as reasonably possible after notice thereof by Landlord to Tenant, and in any event is not cured within 30 days after such notice.  For purposes of this Section 24.A.(3), financial inability shall not be deemed a reasonable ground for failure to immediately cure any breach of, or failure to comply with, the covenants and provisions of this Lease.

(4)Nonoccupancy of Retail Premises.  If Tenant shall fail to occupy and use the Retail Premises within 30 days after the Commencement Date or shall leave the Retail Premises unoccupied for 30 consecutive days or shall vacate and abandon the Retail Premises for a period of 30 consecutive days; provided, however, solely for purposes of an Event of Default under this Section 24.A.(4), Landlord’s only remedy for such Event of Default shall be to elect to terminate this Lease and the Term hereof for the Retail Premises only (but Landlord shall not have the right to claim any damages) by providing written notice of termination of this Lease and the Term hereof with respect solely to the Retail Premises to Tenant at any time after expiration of such 30-day period (a “Cessation Notice”), in which event this Lease and Term hereof shall terminate with respect to the Retail Premises only on the date that is 90 days after the date of the Cessation Notice, Tenant shall surrender and vacate the Retail Premises on or before such termination date and, except as otherwise expressly set forth herein, the parties shall have no further rights or obligations hereunder with respect to the Retail Premises only (and all Base Rent and Additional Rent and other obligations relating to the Retail Premises only will be deemed to have terminated as of the termination date as provided in this paragraph, except for any obligations for unpaid rents and other obligations and liabilities with respect to the Retail Premises arising prior to and relation to the period prior to the termination date and which otherwise expressly survive expiration or earlier termination of this Lease); provided, however, this Lease and the Term hereof with respect to the Office Premises will continue in full force and effect.

(5)Transfer of Interest Without Consent.  If Tenant’s interest under this Lease or in the Premises shall, in whole or in part, be transferred to or pass to or devolve upon any other party in violation of the covenants and provisions of Section 16, or if Tenant shall in any other way fail to comply with Section 16.

(6)Execution and Attachment Against Tenant.  If Tenant’s interest under this Lease or in the Premises shall be taken upon execution or by other process of law directed against Tenant, or shall be subject to any attachment at the instance of any creditor or claimant against Tenant

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and said attachment shall not be discharged or disposed of within 60 days after the levy thereof.

(7)Bankruptcy or Related Proceedings.  If Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement or to delay, reduce or modify Tenant’s debts or obligations, under the bankruptcy laws of the United States or under any similar act of any state, or Tenant shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved, or shall be declared insolvent, or shall make an assignment for the benefit of creditors or, if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant shall be instituted against Tenant or a receiver or trustee shall be appointed for the Premises or for all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment.

B.Landlord’s Remedies.  Subject to Force Majeure Events, time is of the essence hereof.  Upon the occurrence of any Event of Default, Landlord shall have, in addition to all other rights and remedies provided in this Lease or at law or in equity, the right, at Landlord’s election, then or at any time thereafter, to exercise any one or more of the following remedies:

(1)Cure by Landlord.  Upon an Event of Default, Landlord may, at Landlord’s option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Event of Default in such manner and to such extent as Landlord may deem necessary or desirable.  Landlord may do so without demand on, or written notice to, Tenant and without giving Tenant an opportunity to cure such Event of Default.  Tenant covenants and agrees to pay to Landlord, within 10 days after demand, all reasonable advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action, including reasonable attorneys’ fees, together with interest at the Default Interest Rate, from the date of payment of any such advances, costs and expenses by Landlord.

(2)Termination of Lease and Damages.  Upon an Event of Default, Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant (but such termination date may, to the extent feasible, be extended at Tenant’s option for up to 90 days after such notice of termination is delivered solely with respect to the Retail Premises), and demand (and, if such demand is refused, recover) possession of the Premises from Tenant.  Tenant shall remain liable to Landlord for damages in an amount equal to the total of the following:

(a)the cost, including reasonable attorneys’ fees, of demanding and recovering the Premises;

(b)all unpaid Base Rent, Additional Rent and any other Rent earned at the time of termination of this Lease, plus interest thereon at the Default Interest Rate; and

(c)all other money and damages owed by Tenant to Landlord.

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In addition, Landlord shall also be entitled to recover from Tenant as damages the amounts determined at Landlord’s election under either (x) or (y) below:

(x)Base Rent, Additional Rent and other Rent and sums which would have been owing by Tenant hereunder for the balance of the Term, had this Lease not been terminated, less the net proceeds, if any, received by Landlord from any reletting of the Premises by Landlord subsequent to such termination, after deducting all Landlord’s reasonable expenses in connection with finding a new tenant and such recovery of possession and reletting, including tenant improvements, remodeling and refinishing space for a new tenant, reasonable and customary tenant inducements and abatements, brokerage fees or agents’ commissions in connection therewith, reasonable attorneys’ fees, and other costs and expenses incident to recovering and reletting the Premises; and Landlord shall be entitled to collect and receive such damages from Tenant on the days on which the Base Rent, Additional Rent and other Rent and sums would have been payable if this Lease had not been terminated.

(y)Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum which, at the time of such termination of this Lease, represents the present value of the excess, if any, of (a) the aggregate of the Base Rent, Additional Rent and all other Rent and sums payable by Tenant hereunder that would have accrued for the balance of the Term (such aggregate shall be calculated by assuming that the monthly installment of Additional Rent due for the month in which termination occurs shall remain the same for the balance of the Calendar Year in which termination occurs and that the total amount of Additional Rent payable for the succeeding Calendar Years remaining in the Term if this Lease had not been terminated shall increase by 5% per Calendar Year, compounded annually, over the amount of Additional Rent payable for the Calendar Year in which termination occurs), over (b) the reasonable rental value of the Premises for the same period, including a reasonable Base Rent, Additional Rent and other Rent Landlord can reasonably expect to recover by reletting the Premises for the remainder of the Term, taking into consideration loss of rent while finding a new tenant, and the costs which Landlord might incur in leasing the Premises to a new tenant, including those listed in paragraph (x) above.  Such present value shall be calculated at the rate commonly called the discount rate (primary) for short term commercial paper as published in the Wall Street Journal on the date of termination of this Lease.

(3)Repossession and Reletting.  Upon an Event of Default, Landlord may immediately or at any time thereafter, and with or without legal process, reenter and take possession of the Premises or any part thereof, without demand or notice and, except as may otherwise be required by Applicable Laws, repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass (Tenant hereby waiving any claim except claims arising out of Landlord’s failure to exercise such care as to Tenant’s property as may be required by Applicable Laws), and without prejudice to any remedies for arrears of rent or right to bring any proceeding for breach of covenants or provisions of this Lease.  No such reentry or taking possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant

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by Landlord.  No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states.  Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event the Lease will terminate as specified in said notice, but such termination date may, to the extent feasible, be extended at Tenant’s option for up to 90 days after such notice of termination is delivered solely with respect to the Retail Premises.  After recovering possession of the Premises, Landlord may, from time to time, but shall not be obligated to, relet the Premises, or any part thereof, for the account of Tenant, for such term or terms and on such agreements, covenants, provisions and conditions and upon such other terms as Landlord, in its reasonable discretion, may determine. Landlord may make such repairs, alterations and improvements as Landlord may consider appropriate to accomplish such reletting, and Tenant shall reimburse Landlord upon demand for all reasonable costs and expenses (together with interest thereon at the Default Interest Rate), which Landlord may incur in connection with such repossession or reletting, including tenant improvements, remodeling and refinishing space for a new tenant, reasonable and customary tenant inducements and abatements, brokerage fees or agents’ commissions in connection therewith, redecorating costs, reasonable attorneys’ fees, and other reasonable costs and expenses incident to repossessing and reletting the Premises.  Landlord may collect and receive the rents for such reletting but Landlord shall in no way be responsible or liable for any failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting.  Notwithstanding Landlord’s recovery of possession of the Premises, Tenant shall continue to pay on the dates herein specified, the Base Rent, Additional Rent and other Rent and sums which would be payable hereunder if such repossession had not occurred, together with interest thereon at the Default Interest Rate, less a credit for the net amounts, if any, after payment by Landlord of all of its costs and expenses actually received by Landlord through any reletting of the Premises.

Notwithstanding anything in this Lease or Applicable Law to the contrary, upon the occurrence of an Event of Default, Landlord agrees to exercise commercially reasonable efforts to mitigate its damages.

(4)Landlord’s Bankruptcy Remedies.  Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any Applicable Law governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amounts recoverable, either as damages or rent under this Lease.

C.Concurrent or Subsequent Exercise of Remedies.  Exercise of any of the remedies of Landlord under this Lease shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord at law or in equity.

D.Landlord’s Default.  Notwithstanding anything in this Lease to the contrary, if Landlord defaults in the performance of its obligations under this Lease, and such default is not cured or commenced to be cured by Landlord within sixty (60) days after written notice from Tenant, Tenant shall have the right (i) to pursue specific performance, injunctive relief or money damages; provided,

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however, in no event will Tenant be entitled to terminate this Lease or obtain consequential or punitive damages from Landlord, or (ii) at its option, and after providing Landlord with written notice of its intent to do so, effect such cure and shall furnish Landlord with a statement of the cost of such cure upon substantial completion thereof; provided, however, that Tenant shall not effectuate any cure which will affect any structural component of the Building or any Building systems.  In the event of an emergency, Tenant may immediately exercise its rights under this paragraph so long as Tenant has used commercially reasonable efforts to notify Landlord of Tenant’s intent to perform its self-help.  Landlord shall reimburse Tenant for the actual, reasonable costs or any repair or other cure performed by Tenant (as documented by invoices) within 30 days after Landlord’s receipt of Tenant’s written demand, together with copies of paid invoices.  If Landlord fails to pay Tenant within such 30 day period, Tenant may offset such amount due against its next payment(s) of Base Rent coming due until credited in full.

E.Choice of Law, Jurisdiction and Venue.  This Lease is declared to be a Colorado contract, and all of the covenants, conditions and provisions of this Lease shall be construed and enforced according to the laws of the State of Colorado.  Any action or proceeding against Landlord or Tenant relating in any way to this Lease may be brought and enforced in the District Court in and for the City and County of Denver, Colorado, or the United States District Court for the District of Colorado, and each of Landlord and Tenant irrevocably submits to the personal jurisdiction of each such court in respect of any such action or proceeding.  So long as either Landlord or Tenant has any obligation under this Lease, such party will maintain a duly appointed agent in Denver, Colorado, for personal service of such process and, if it fails to maintain such an agent, any such process may be served by serving a copy thereof upon the Colorado Secretary of State, by mailing a copy thereof by Canada Post registered mail or United States Postal Service certified mail addressed to such party at its address as provided for notices hereunder, or by any other means permitted under the rules of federal or state courts in Colorado.  Any judgment so obtained in the state or federal courts in Colorado may be enforced and levied upon in the courts of any jurisdiction in which such party or any of its respective property may be found, and each of Landlord and Tenant irrevocably submits to the personal jurisdiction of each such court in respect of any such action or proceeding.  Each of Landlord and Tenant irrevocably waives, to the fullest extent permitted by applicable law, any objection that such party may now or hereafter have to personal jurisdiction or venue of any such action or proceeding in the District Court in and for the City and County of Denver, Colorado, or the United States District Court for the District of Colorado, and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

25.EXPENSES OF ENFORCEMENT.  Tenant shall pay upon demand all Landlord’s costs, charges and expenses, together with interest thereon at the Default Interest Rate, including reasonable attorneys’ fees and other out-of-pocket costs and expenses of agents, consultants and others retained by Landlord, incurred in successfully enforcing Tenant’s obligations hereunder.  Landlord shall pay upon demand all Tenant’s costs, charges and expenses, together with interest thereon at the Default Interest Rate, including reasonable attorneys’ fees and other out-of-pocket costs and expenses of agents, consultants and others retained by Tenant, incurred in successfully enforcing Landlord’s obligations hereunder.

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26.COVENANT OF QUIET ENJOYMENT.  Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved, and, on keeping, observing and performing all the other covenants, conditions, and provisions herein contained on the part of Tenant to be kept, observed, and performed, shall, during the Term, have quiet and peaceable possession of the Premises subject to the covenants, conditions, and provisions hereof, and such possession shall not be disturbed by Landlord or by any person claiming by, through or under Landlord.

27.SECURITY DEPOSIT.  Intentionally deleted.

28.REAL ESTATE BROKER.  Each party represents to the other party that such party has dealt with no broker, real estate person, or finder in connection with this Lease other than the broker or brokers, if any, named in Section 1.A.(8) and 1.A.(9) and that insofar as such party knows, no other broker, real estate person, or finder negotiated this Lease or is entitled to any commission or fee in connection herewith.  Tenant agrees to indemnify, defend and hold Landlord free and harmless from and against all claims for broker’s and real estate commissions or finder’s fees by any person claiming to have been retained by, or furnished services to, Tenant in connection with this transaction, other than the broker or brokers, if any, named in Section 1.A.(8) and 1.A.(9).  Landlord agrees to indemnify, defend and hold Tenant free and harmless from and against all claims for broker’s and real estate commissions or finder’s fees by any person claiming to have been retained by, or furnished services to, Landlord in connection with this transaction, other than the broker or brokers, if any, named in Section 1.A.(8) and 1.A.(9).  No commission or fee shall be payable to any broker in connection with any renewal of this Lease. Landlord will pay all commissions and fees due to the brokers named in Section 1.A.(8) and 1.A.(9) above.

29.MISCELLANEOUS.

A.Rights Cumulative.  All rights and remedies of the parties under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by Applicable Law.

B.Interest.  In addition to the rights and remedies under Section 24 or elsewhere in this Lease, Tenant covenants and agrees that all Base Rent, Additional Rent, and other Rent and any sums due hereunder shall bear interest from the date due until paid at a rate equal to the lesser of (i) a floating rate equal to three percent (3%) above the Prime Rate reported in the Money Rates section of the most recent issue of the Wall Street Journal (the “Prime Rate”), automatically adjusting with each change in the Prime Rate, and (ii) the maximum non-usurious rate of interest permitted by the Applicable Laws of the State of Colorado (such rate, the “Default Interest Rate”), and Tenant covenants to pay the same.

C.Binding Effect.  Each of the covenants, conditions, and provisions of this Lease shall, as the case may require, extend to and bind or inure to the benefit not only of Landlord and Tenant, but also of their respective successors or assigns, provided, however, that this clause shall not permit any assignment, sublease or other matter by Tenant contrary to the provisions of Section 16 hereof.  The generality of the foregoing provisions of this subsection C. shall not be limited by the use of such words as successor landlord or Landlord’s successors, assigns, successors in interest or transferee in

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some Sections of this Lease and not in others.

D.Lease Contains All Terms.  All of the representations and obligations of the parties are contained herein and no modification, waiver or amendment of this Lease or of any of its covenants, conditions or provisions shall be binding upon a party unless in writing signed by such party.

E.Delivery for Examination.  Submission of the form of the Lease for examination by either party to the other party shall not bind any party in any manner, and no Lease or obligations of the parties shall arise until this Lease is signed by both Landlord and Tenant and delivery is made to each.  To the extent that either party signs and delivers to the other party one or more signed originals of this Lease, such signature and offer is subject to the condition precedent that within 15 business days after the date of signature by the first party, the second party delivers (a) a mutually signed counterpart original of this Lease signed by such second party to the other party, and (b) a fully signed (by the second party and the applicable lender) original of the Non-Disturbance Agreement referred to in the second paragraph of Section 21.A. If such condition precedent is not fully satisfied within such 15-business-day period, then the offer by the first party will expire and be of no further force or effect.

F.No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

G.Modification of Lease.  If any present or prospective lender, purchaser or lessor requires, as a condition to its lending funds or purchasing an interest in the Land or the Building, or entering into a ground or other lease covering an interest in the Land or the Building, that certain modifications be made to this Lease, which modifications will not require Tenant to pay any additional amounts or otherwise change materially the rights or obligations of Tenant hereunder, Tenant shall, upon Landlord’s request, execute appropriate instruments effecting such modifications.

H.Substitution of Premises.  Intentionally deleted.

I.Transfer of Landlord’s Interest.  Tenant acknowledges that Landlord (and each successor landlord) has the right to transfer its interest, by reason of this Lease, in either or both of the Land and Building, and Tenant agrees that if such successor landlord assumes Landlord’s obligations under this Lease, then in the event of any such transfer Landlord (and each successor landlord) shall automatically be released from all liability under this Lease relating to periods after such respective transfer and Tenant agrees to look solely to such respective transferee for the performance of the obligations hereunder of Landlord (or such successor landlord) relating to periods after such transfer.

J.Prohibition Against Recording.  Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease voidable at Landlord’s election.

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K.Captions.  The captions of Sections and subsections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Sections of subsections.

L.Only Landlord/Tenant Relationship.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any other provisions contained in this Lease or any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.  In no event shall any fiduciary relationship exist or be implied between Landlord and Tenant.

M.Bills.  Intentionally deleted.

N.Severability.  If any covenant, condition or provision of this Lease shall be declared to be void or unenforceable by a final judicial or administrative order, then the Lease shall continue in full force and effect, except that the void or unenforceable covenant, condition or provision shall be deemed to be deleted from this Lease.

O.Jury Trial.  Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by Landlord or Tenant against the other with respect to the following issues: (i) the insolvency or bankruptcy of Landlord or Tenant; (ii) the assignment in whole or in part of this Lease by Landlord or Tenant or the subletting of all or any portion of the Premises by Tenant; and (iii) the integrity of the Building’s structural, electrical, or mechanical systems.

P.Authority to Bind.  The individuals signing this Lease on behalf of Landlord and Tenant hereby represent and warrant that they are empowered and duly authorized to bind the Landlord or the Tenant, as the case may be, to this Lease in accordance with its terms.

Q.Covenants Independent.  It is the intent of the parties that the covenants, conditions and provisions in this Lease are, and shall be construed, as independent and not dependent and that all Rent and other sums shall be payable without offset, counterclaim, abatement, or reduction for any cause except as otherwise specifically provided in this Lease.

R.Business Days and Hours; Holidays.  “Business Days” means Monday through Friday (except holidays); “normal business hours” means 7:00 a.m. to 6:00 p.m. on Business Days; and “holidays” means those days designated as holidays in the Rules and Regulations attached hereto as Exhibit E.

S.Force Majeure.  Whenever a period of time is herein prescribed for action to be taken by either party, neither party shall be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to unavailability of materials, equipment, utilities, services, or labor (including shortages of labor) required to enable such party to fulfill such obligation, or due to Applicable Laws, governmental regulations or restrictions, inability to obtain permissions, approvals or consents from applicable governmental authorities or otherwise required

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pursuant to Applicable Laws, strikes, lock-outs, riots, civil commotions, war-like operations, invasions, hostilities, military or usurped power, sabotage, acts of God, adverse weather conditions (being weather conditions which preclude any work on the Premises or the Building for a substantial part of a scheduled work day which cause the construction schedule to be delayed), or any other cause of any kind whatsoever which is beyond the control of the performing party (each of the foregoing, a “Force Majeure Event”), and the other party shall not be entitled to any compensation for any loss, inconvenience, nuisance or discomfort occasioned thereby.  Notwithstanding the foregoing, the provisions of this paragraph shall not apply to allow for a delay in any payment of money required by either party, including the payment by Tenant of any Rent due hereunder or where a Force Majeure Event is expressly excluded.

T.Financial Reports.  Within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements.  Tenant will be available to discuss its financial statements with Landlord.  Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s mortgagee or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by Applicable Law or court order.  Tenant shall not be required to deliver the financial statements required under this Section more than once in any 12-month period unless requested by Landlord’s mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs, in which case such request will be no more frequently than once quarterly.

30.LIMITATIONS ON LANDLORD’S LIABILITY.  Any liability of Landlord for damages for breach or nonperformance by Landlord, or arising out of the subject matter of this Lease or the relationship created hereby, shall be collectible only out of Landlord’s interest in the Building and no personal liability is assumed by, or may at any time be asserted against, Landlord, any parent and affiliated corporations, partnerships, limited liability companies, or other entities, its and their partners, venturers, managers, principals or other constituents, directors, officers, agents, servants and employees, or any of its or their successors or assigns; all such liability, if any, being expressly waived and released by Tenant.  The foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance which Landlord or Landlord’s successors in interest may maintain.  Landlord’s or such successor’s review, supervision, commenting on or approval of any aspect of work to be done by or for Tenant (under the Tenant Construction Agreement, Section 9 hereof, or otherwise) are solely for Landlord’s or such successor’s protection and, except as expressly provided in writing by Landlord or such successor after it has made or given such review, supervision, comment or approval, create no warranties or duties to Tenant or to third parties.

31.NOTICES.  All notices required or permitted under this Lease shall be in writing and shall be deemed properly given and received (i) when actually given and received at the addresses set out below if delivered in person, including delivery by a private courier or overnight delivery service; or

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(ii) three Business Days after deposit in the Canada Post or United States mails, certified or registered mail with return receipt requested, postage prepaid, addressed to the party to receive the notice at:

In the case of notices to Landlord:

Renshan L.P.

c/o First Gulf Corporation

3751 Victoria Park Avenue

Toronto, Ontario M1W 3Z4

Attention:  President

with a copy to:

Great Gulf Group

3751 Victoria Park Avenue

Toronto, Ontario M1W 3Z4

Attention:  General Counsel

and a copy to:

Holland & Hart LLP

555 Seventeenth St., Suite 3200

Denver, Colorado  80202

Attention:  Elizabeth A. Sharrer, Esq.

and in the case of notices to Tenant:

Prior to the Commencement Date:

CoBiz Financial Inc.

717 17th Street, Suite 400

Denver, Colorado 80202

Attention:  Mark A. Frank, Executive Vice President

and a copy to:

CoBiz Bank

821 17th Street, 7th Floor

Denver, Colorado 80202

Attention:  Judith E. Lajoie, Esq., General Counsel

Following the Commencement Date:

At the Premises, Attention:  Mark A. Frank and Judith E. Lajoie, Esq.

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Or, in the case of notices to either Landlord or Tenant, at such other address or addresses as either party may notify the other of in accordance with the terms hereof.

32.HAZARDOUS MATERIALS.

A.Tenant’s Obligations and Indemnity.  From and after the Delivery Date, Tenant shall comply with all Applicable Laws of the federal, state, county and city governments and all departments thereof applicable to the presence, storage, use, maintenance and removal of toxic, hazardous or contaminated substances, materials or wastes (collectively, “Hazardous Materials”) in, on or about the Premises and the Building, which presence, storage, use, maintenance or removal is caused by the acts or omissions of Tenant or any of Tenant’s agents, employees, contractors, invitees or any other person or entity over which Tenant has control.  In no event shall the aforesaid be construed to mean that Landlord has given or will give its consent to Tenant’s storing, using, maintaining or removing Hazardous Materials in, on or about the Premises, other than those customarily used in offices (including without limitation cleaning supplies and copier supplies used in the normal course of business), and then only in compliance with all Applicable Laws.  Tenant shall indemnify, defend and hold Landlord and its employees, agents, officer, directors, members, managers and affiliated companies, free and harmless from and against any and all claims, judgments, damages, penalties, fines, costs (including reasonable attorneys’ fees, litigation and court costs), liabilities and losses, including, without limitation, diminution in the value of the Premises or the Building or any portion thereof, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or the Building or any part thereof, and sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees, expert fees, any and all costs incurred in connection with any investigation of site conditions or any clean up, remedial, removal or restoration work necessary in the reasonable judgment of Landlord or required by any federal, state or local governmental agency or political subdivision because of the presence of such Hazardous Materials in, on or about the Premises or the Building or any part thereof, arising out of or relating to (a) the use, presence, handling or disposition of Hazardous Materials by Tenant, its employees, agents, contractors, invitees or any other person or entity over which Tenant has control in, on or about the Premises, the Building or the Land, or any part thereof, and (b) any Hazardous Materials contamination of the Premises, the Building or the Land, or any part thereof, caused by Tenant, its employees, agents, contractors, invitees or any other person or entity over which Tenant has control.  Tenant’s obligations hereunder shall survive the termination of this Lease.

B.Landlord’s Representations and Indemnity.  Landlord shall comply with all Applicable Laws of the federal, state, county and city governments and all departments thereof applicable to the presence, storage, use, maintenance and removal of Hazardous Materials in, on or about the Premises and the Building and the Land. Landlord represents to Tenant that, to Landlord’s present, actual knowledge: (a) as of the Effective Date of this Lease, there are no Hazardous Materials located on the Land which would require remediation in connection with any Environmental Laws, (b) as of the Delivery Date, there will be no Hazardous Materials in the Premises, or in any common area or other area of the Building that is necessary for access to the Premises, which will require any remediation in connection with any Environmental Laws, and (c) as of the Effective Date, Landlord has not used the Land for the production, disposal or storage of any Hazardous Materials in violation

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of Environmental Laws.  Landlord shall indemnify and hold Tenant and its employees, agents, officers, directors, members and managers, free and harmless from and against any and all claims, judgments, damages, penalties, fines, costs (including reasonable attorneys’ fees, litigation and court costs), liabilities and losses, consultant fees, expert fees, any and all costs incurred in connection with any investigation of site conditions or any clean up, remedial, removal or restoration work necessary in the reasonable judgment of Tenant or required by any federal, state or local governmental agency or political subdivision because of the presence of such Hazardous Materials in, on or about the Premises, the Building, the Land or any part thereof, arising out of or relating to any Hazardous Materials contamination of the Premises, the Building or the Land or any part thereof caused by Landlord, its employees, agents, contractors or invitees.  Landlord’s obligations hereunder shall survive the termination of this Lease.

33.OFAC.  Pursuant to United States Presidential Executive Order 13224 (“Executive Order”) and related regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, U.S. persons and entities are prohibited from transacting business with persons or entities who, from time to time, are determined to have committed, or to pose a risk of committing or supporting terrorist acts, narcotics trafficking, money laundering and related crimes.  Those persons and entities are identified on a list of Specially Designated Nationals and Blocked Persons (the “List”), published and regulated by OFAC.  The names, including aliases, of those persons or entities on the List (“Blocked Persons”) are updated frequently.  In addition, OFAC enforces other Executive Orders which, from time to time, impose restrictions on transactions with, or involving certain countries.  Tenant represents and warrants that (a) neither Tenant, nor to Tenant’s knowledge, any of Tenant’s respective officers, directors, shareholders, partners, or members, and no other direct or indirect holder of any equity interest in Tenant , is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, a Blocked Person, or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by OFAC, and (b) that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

34.WI-FI NETWORK.  Notwithstanding anything herein to the contrary, in the event Tenant desires to install a wireless intranet, internet or any data or communications network (collectively, “Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then, in addition to the other terms and conditions of Section 9 above, the terms and conditions of this Section 34 shall apply.  Landlord hereby consents to any installation of a Wi-Fi Network by Tenant.  Tenant shall, in accordance with Section 17 above, remove the Wi-Fi Network from the Premises prior to the expiration or earlier termination of this Lease.  Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or with any other tenant’s communication equipment, and not to damage the Building (including Building systems) or interfere with the normal operation of the Building (including Building systems), and Tenant hereby agrees to indemnify, defend and hold Landlord, its employees and agents harmless from and against any and all claims, costs, damages, expenses and liabilities (including reasonable attorneys’ fees) (collectively, the “Claims”) arising out of Tenant’s failure to comply with the provisions of this Section 34, except to the extent the Claims are caused by the gross negligence or willful misconduct of Landlord.  Should any interference occur,

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Tenant shall take all necessary steps as soon as reasonably possible, and no later than three Business Days following such occurrence, to correct such interference.  If such interference continues after such three Business-Day period, Tenant shall immediately cease operating the Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction.  Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and to telecommunication service providers, and in no event shall Landlord be liable to Tenant for any interference to the Wi-Fi Network.  Landlord makes no representation that the Wi-Fi Network shall be able to receive or transmit communication signals without interference or disturbance.  Tenant shall (i) promptly pay any tax, license or permit fees charged pursuant to any Applicable Laws in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (ii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iii) be responsible for any modifications, additions or repairs to the Building, including without limitation, Building systems or infrastructure, which are required by reason of the installation, operation or removal of Tenant’s Wi-Fi Network.  Should Landlord be required to retain professionals to research any interference issues that may arise and confirm Tenant’s compliance with the terms of this Section 34, Tenant shall reimburse Landlord for the costs incurred by Landlord in connection with Landlord’s retention of such professionals, the research of such interference issues and confirmation of Tenant’s compliance with the terms of this Section 34 within 20 days after the date Landlord submits to Tenant an invoice for such costs, which costs shall not exceed $1,000.00 in the aggregate per year (the “Reimbursement Cap”); provided, however, that to the extent that it is determined that Tenant has failed to perform its obligations under this Section 34 after reasonable notice and opportunity to cure, the Reimbursement Cap shall not apply, and Tenant shall be responsible for reimbursing Landlord for all costs Landlord incurs in connection with Landlord’s retention of such professionals, the research of such interference issues and confirmation of Tenant’s compliance with the terms of this Section 34.  This reimbursement obligation is in addition to, and not in lieu of, any rights or remedies Landlord may have in the Event of Default by Tenant under this Lease.

35.SECURITY OF CUSTOMER INFORMATION   To ensure the confidentiality of its customer information, Tenant has developed and implemented a comprehensive privacy policy.  Accordingly, notwithstanding any provision in this Lease to the contrary, should Landlord choose to exercise any right under this Lease to access or enter the Premises for any purpose during the Lease Term or any extension thereof, Landlord, or any employee, agent or contractor of Landlord, shall at all times be accompanied by an employee of Tenant who shall be designated by Tenant, in its sole discretion, while Landlord, or its employees, agents or contractors are in the Premises, and Tenant shall otherwise use its best efforts to prevent the exposure of Landlord to Tenant’s customer information.  Landlord understands and acknowledges that, notwithstanding Tenant’s good-faith efforts to preserve the confidentiality of such information, Landlord may, during the course of lawfully exercising its right to access and enter the Premises, nonetheless be exposed to Tenant’s customer information.  Should this occur, Landlord agrees and acknowledges that it shall at all times preserve its confidentiality and shall refrain from disclosing any such customer information to any unauthorized third party.  Should Landlord reasonably believe that one or more of its employees, agents or contractors may have accessed, disclosed or used Tenant’s customer information in violation of his or her agreement, Landlord shall immediately notify Tenant of any such access or disclosure.

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IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease as of the date first written above.

LANDLORD:

RENSHAN L.P.,
a Nevada limited partnership
By:	GG Denver High Rise LLC,
a Delaware limited company,
its sole general partner

By:
M John MacNeil
A.S.O.

Date:	, 2016
TENANT:

COBIZ FINANCIAL INC.,
a Colorado corporation

By:
Print Name:
Its:

Date:	, 2016

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Exhibit A

ADDITIONAL PROVISIONS

The following additional provisions are attached to and made a part of that certain Lease Agreement between RENSHAN L.P., as Landlord, and COBIZ FINANCIAL INC., as Tenant.  In the event of a conflict between the terms and provisions of the remainder of the Lease and the terms and provisions of this Exhibit A, the terms and provisions of this Exhibit A shall control.

1.Options to Renew.

(a)Provided this Lease shall be in full force and effect and no Event of Default by Tenant is continuing hereunder at the time of exercise of an option to renew, or as of the commencement of any Renewal Term, Tenant at its option may elect to renew the Term of this Lease for any portion of the Premises then leased by Tenant hereunder and consisting of not less than one full floor of the Building for two additional terms of five years each (each, a “Renewal Term”), by delivering written notice to Landlord of its election (the “Renewal Notice”) not less than 12 months, and not more than 18 months, prior to the expiration of the initial Term or the first Renewal Term, as applicable, which Renewal Notice shall include that portion of the Premises Tenant elects to lease for the applicable Renewal Term.  If such options to renew are timely exercised, the first Renewal Term shall commence upon the expiration date of the initial Term of this Lease and expire at 11:59 p.m. of the day prior to the annual anniversary of such date five years thereafter, and the second Renewal Term shall commence upon the expiration date of the first Renewal Term of this Lease and expire at 11:59 p.m. of the day prior to the annual anniversary of such date five years thereafter.  Each such renewal shall otherwise be upon the same terms, covenants and conditions as provided in this Lease for the initial Term, except that the Base Rent and other terms applicable to each Renewal Term shall be adjusted to Fair Market Terms (as defined in subparagraph (b) below) as determined for such Renewal Term, which Fair Market Terms shall for each Renewal Term be designated by Landlord within 30 days after Landlord’s receipt of the Renewal Notice (“Landlord’s Determination”).  Payment of all Additional Rent and any other Rent required to be paid by Tenant as provided in this Lease for the initial Term shall continue to be made during each Renewal Term exercised by Tenant.

(b)The “Fair Market Terms,” as such term is used in this Lease, shall mean and refer to the terms, including effective rental rates, free rent, tenant improvement allowances, refurbish allowances and other concessions being obtained by renewing and non-renewing tenants (as the situation applies) in the Market Area at that time who are of at least equal quality, size and financial capability of Tenant, for an equivalent term, and in comparable premises in Comparable Buildings in the Market Area, and the determination of Fair Market Terms shall include equitable adjustments for all concessions available in the market at the time Tenant delivers a Renewal Notice for Comparable Buildings, including, but not limited to, free rent, tenant improvement allowances, commissions to tenant brokers and other leasing inducements (unless Landlord is providing such concessions or inducements to Tenant). In determining the Base Rent component of the Fair Market Terms, Landlord shall be entitled to take into consideration the rental rates per square foot of Rentable Area then being obtained in the Building, with appropriate adjustment for floor location within the Building, whether such other lease is a new lease or a renewal lease, the date of signing and the term of any such other leases, rent concessions, tenant finish allowances and credits provided to such other tenants, the amount of space leased, the creditworthiness of the tenants, moving concessions, commissions and any other matter that a reasonably prudent tenant and landlord would consider in the determination of rent and similar items. The amount of the tenant improvement allowance, if any, to be paid to Tenant in connection with any renewal shall be determined as part of the determination of the Fair Market Terms.

(c)Landlord and Tenant shall use reasonable, good faith efforts to agree on the Fair Market Terms applicable to each Renewal Term within 30 days of Tenant’s receipt of Landlord’s Determination, as evidenced by written agreement of Landlord and Tenant. If the parties fail to agree within such 30-day period, Landlord and Tenant shall, by written agreement, endeavor to appoint an appraiser to appraise and determine the Fair Market Terms within 15 days after the expiration of the foregoing 30-day period. If Landlord and Tenant appoint a single appraiser, the Fair Market Terms shall be as determined by such appraiser. If Landlord and Tenant fail to agree upon an appraiser within such 15-day period, then each shall appoint an appraiser and give the other party notice of such appointment within 10 days after expiration of the 15-day period.  If either party fails to appoint an appraiser and give the other party notice of such appointment within such 10-day period, the Fair Market Terms shall be determined by the written appraisal of the appraiser who was appointed in accordance herewith. If Landlord and Tenant both appoint appraisers, each shall appraise the Fair Market Terms and shall submit a written report of such appraisal to both Landlord and Tenant within 30 days after his or her appointment, and both appraisers shall thereafter use reasonable, good faith efforts to agree on the Fair Market Terms.

If the two appraisers fail to agree on the Fair Market Terms within 30 days after the date the last of them was appointed, then the two appraisers shall appoint a third appraiser meeting the qualifications stated in this Section within 10 days after the last day the two appraisers are given to set the then-fair market rental value of the Premises.  If they are unable to agree on the third appraiser, either Landlord or Tenant, by giving 10 days’ prior notice to the other, can apply to the then presiding Judge of the District Court in the jurisdiction in which the Premises is located for the selection of a third appraiser who meets the qualifications stated in this paragraph.  The third appraiser, however selected, must be a person who has not previously acted in any capacity for either Landlord or Tenant during the previous five years. Within 30 days after the selection of the third appraiser, the majority of the appraisers will set the then-Fair Market Terms.  If a majority of the appraisers are unable to set the then-Fair Market Terms within 30 days after selection of the third appraiser, the two appraisals that are closest in value will be averaged and the average will be the then-Fair Market Terms.

Each appraiser appointed hereunder shall be a commercial real estate broker from a major brokerage firm in the Denver metropolitan area with a minimum of 10 years’ experience in the commercial leasing market in the central business district of downtown Denver with no affiliation with either Landlord or Tenant, except that such appraiser may have performed work for either Landlord or Tenant in the past, so long as no such work is currently being performed. Each appraiser shall use his best efforts in good faith to determine the Fair Market Terms without regard to whether such determination would be a detriment or benefit to the party or parties engaging such appraiser hereunder or to any other person. Each appraiser engaged hereunder shall be given a copy of this Lease, and no other instructions except as to dates for completion of his appraisal report.  Although each appraiser engaged only by Landlord or Tenant shall be free to discuss his appraisal with the party or parties which engaged him or with the other party, the only instructions to be given to any appraiser appointed hereunder shall be a copy of this Lease, and no other instructions except as to dates for completion of his appraisal report.  If a third appraiser is appointed, Landlord and Tenant (including their respective attorneys and others acting on behalf of Landlord or Tenant) shall not have any contact with the third appraiser without the consent of the other party (which may be withheld, delayed or conditioned as the other party determines in its discretion), except in writing, a copy of which shall be given to the other party hereto not later than the time it is given to such third appraiser.  Each appraiser shall certify that his report has been made in accordance with these instructions and there has been no improper contact.  If Landlord and Tenant appoint a single appraiser, Landlord shall bear one half of the cost of such appraiser; otherwise, Landlord shall bear the cost of any appraiser appointed by Landlord and one half of the cost of any third appraiser.  If Landlord and Tenant appoint a single appraiser, Tenant shall bear one half of the cost of such appraiser; otherwise, Tenant shall bear the cost of the appraiser appointed by Tenant and one half of the cost of any third appraiser.

Notwithstanding the foregoing, if Landlord and Tenant, at any time prior to determination of the Fair Market Terms by an appraiser, agree in writing on the Fair Market Terms, the Fair Market Terms shall be the amount determined by such agreement.

(d)Upon Tenant’s timely exercise of option to renew, the parties shall enter into an amendment to this Lease incorporating the applicable Renewal Term and the new Base Rent rate and other Fair Market Terms for such Renewal Term.  Any termination of this Lease, any assignment of this Lease or any sublease of more than 50% of the Premises for more than 75% of the then remaining Term (other than with respect to an assignment approved by Landlord or with respect to a Permitted Transferee) terminates all rights of renewal.

2.Right of First Refusal.

(a)Provided the Lease shall be in full force and effect and no Event of Default by Tenant is continuing hereunder as of the date Tenant exercises its Right of First Refusal (as hereinafter defined) or as of the date the applicable First Refusal Space (as hereinafter defined) is added to the Premises, from and after the Commencement Date, Tenant is hereby granted an ongoing right of first refusal (the “Right of First Refusal”) to lease any space located on the 11th Floor or the 15th Floor of the Building (each a “First Refusal Space”), if the same is available for leasing during the Term and if Landlord and a third party have entered into or agreed in writing upon a letter of intent (an “Offer”). Landlord represents that Tenant’s right to each respective First Refusal Space shall be subject and subordinate only to (i) the renewal, expansion, first offer, first refusal or other rights of existing tenants in the Building pursuant to leases in effect as of the Effective Date, as more particularly described on Schedule 1 attached hereto, (ii) any lease of First Refusal Space to a third party hereafter entered into by Landlord for which Tenant has elected not to exercise its Right of First Refusal (“third party leases”), and (iii) any renewal rights contained in a third party lease.

(b)The Right of First Refusal shall be exercised in accordance with, and subject to, the following terms and conditions:  Landlord shall notify Tenant (“Landlord’s ROFR Notice”) in writing of all of the terms of any Offer, including without limitation the following: (i) the specific location of the applicable First Refusal Space and the exact Rentable Area comprising the First Refusal Space; (ii) the Base Rent for the First Refusal Space; (iii) the approximate date on which the First Refusal Space will become available for leasing, and the lease term for the First Refusal Space; (iv) such improvements, if any, as Landlord is offering to make to the First Refusal Space, or such improvement allowance, if any, as Landlord is offering to provide in connection with a lease of such First Refusal Space, as well as tenant improvement build-out periods; (v) moving allowances; (vi) free rent; (vi) options; (vii) leasing commissions payable to brokers; and (viii) any other economic terms and conditions of the Offer, which Landlord’s ROFR Notice shall be accompanied by a true copy of the Offer on a confidential basis, redacted as to the name of the third party.

Within 10 Business Days after Tenant’s receipt of Landlord’s ROFR Notice, Tenant shall notify Landlord in writing of Tenant’s election to exercise the Right of First Refusal with respect to the First Refusal Space specified in Landlord’s ROFR Notice. If Tenant timely exercises the Right of First Refusal, then Tenant shall be obligated to lease all (and not a portion) of the applicable First Refusal Space specified by Landlord in Landlord’s ROFR Notice upon all of the terms and conditions of the Offer. If Tenant fails to timely exercise the Right of First Refusal within 10 Business Days of receipt of Landlord’s ROFR Notice as to the applicable First Refusal Space, the time provisions hereof being of the essence, Tenant shall be deemed to have waived its Right of First Refusal with respect to such applicable First Refusal Space and Landlord shall be free to lease that First Refusal Space to a third party on the terms set forth in Landlord’s ROFR Notice, subject to the provisions of subparagraph (c) below.

Notwithstanding the foregoing, so long as there are five years or more remaining in the Term, at the time of delivery of Landlord’s ROFR Notice, any election by Tenant to lease such First Refusal Space specified in such Notice shall be co-terminous with the then current Term for the Premises then leased by Tenant, and any tenant improvement allowances, abated rent and other concessions shall be prorated based on a ratio, the numerator of which shall be the number of months remaining in the then current Term for the Premises, and the denominator of which shall be the number of months in the term of the lease of the applicable First Refusal Space set forth in the Offer.

In the event that the remaining Term is less than five years at the time of delivery of Landlord’s ROFR Notice and the term of the lease for the applicable First Refusal Space specified in Landlord’s ROFR Notice is longer than the remaining Term, then Tenant shall have the right, but not the obligation, to (1) exercise its Right of First Refusal on the terms contained in Landlord’s ROFR Notice, or (2) exercise its Right of First Refusal and simultaneously elect to extend the Term for the Premises then-occupied by Tenant to be co-terminous with the term for the applicable First Refusal Space specified in Landlord’s ROFR Notice (the extended term of the lease of the Premises occupied by Tenant as of the date of Landlord’s ROFR Notice sometimes referred to herein as the “Extended ROFR Term”).  If Tenant elects to extend the Term in accordance with (2) above, then the Extended ROFR Term shall be co-terminous with the term for the applicable Refusal Space, and the terms of the lease of the Premises during the Extended ROFR Term shall be the same as the terms of the lease of the applicable First Refusal Space during the Extended ROFR Term, including without limitation, Base

Rent, abated rent, tenant improvement allowances and other concessions; provided, however, (A) any abated rent, tenant improvement allowance and/or other concessions will be prorated based on a ratio, the numerator of which shall be the number of months in the Extended ROFR Term, and the denominator of which shall be the number of months in the term of the lease for the applicable First Refusal Space, and (B) Tenant shall only be entitled to improvements in the applicable First Refusal Space to be performed by Landlord if specified in Landlord’s ROFR Notice, but not in the Premises occupied by Tenant as of the date of Landlord’s ROFR Notice, regardless of whether Tenant elects (2) above.

(c)If Tenant declines to exercise, or fails to timely exercise, any Right of First Refusal after receipt of a Landlord ROFR Notice, but (i) Landlord proposes to lease the applicable First Refusal Space on economic terms that vary by five percent (5%) or more from the terms specified in Landlord’s ROFR Notice, (ii) the size of the applicable First Refusal Space changes by five percent (5%) or more from the terms specified in Landlord’s ROFR Notice, or  (iii) there are material changes in the non-economic terms contained in Landlord’s ROFR Notice, Landlord shall be obligated to offer the applicable First Refusal Space to Tenant with the revised terms.  In addition, if Landlord has not leased any First Refusal Space within six months after the date of Landlord’s ROFR Notice for such space, then Landlord shall be obligated again to give Landlord’s ROFR Notice to Tenant prior to leasing such First Refusal Space to a third party in accordance with the provisions of this Section 2.

(d)Upon Tenant’s timely exercise of any Right of First Refusal, the parties shall enter into an amendment to this Lease to memorialize the terms under which the applicable  First Refusal Space shall be added to the Premises, including adjustment of the original Rentable Area of the Premises to include the Rentable Area of the applicable First Refusal Space, the adjustment of Tenant’s Share of Computed Operating Expenses and any other adjustments that are necessary due to an increase in Rentable Area of the Premises covered by this Lease.  Any termination of this Lease, any assignment of this Lease or any sublease of more than 50% of the Premises for more than 75% of the then remaining Term (other than with respect to a Permitted Transferee) shall automatically terminate Tenant’s Right of First Refusal.

3.Tenant’s Option to Terminate. Tenant will have the right, subject to the terms and conditions of this Section, to cancel this Lease in its entirety (the “Termination Option”) effective at any time after the last day of Month 108 of the initial Term by delivering written notice to Landlord of Tenant’s election to exercise its Termination Option (“Cancellation Notice”) at least 12 months’ prior to the effective date of cancellation, which date shall be specified in such Cancellation Notice (the “Cancellation Date”).  As a condition to the effectiveness of Tenant’s exercise of Tenant’s Termination Option, Tenant shall (a) cure any Event of Default by Tenant under this Lease that exists on or before the Cancellation Date, and (b) pay to Landlord a termination fee equal to the sum of the unamortized portion of (i) the Tenant Finish Allowance disbursed by Landlord to Tenant in connection with the Tenant Work, (ii) any leasing commission paid by Landlord to Brokers in connection with this Lease, and (iii)  the Abated Rent, all as of the Cancellation Date, with the amortization of such costs at six percent (6%) per annum on a straight-line over the initial Term (the “Termination Fee”).  The amortization schedule for the Termination Fee is attached to this Exhibit as Schedule 2.  Fifty percent (50%) of the Termination Fee shall be payable concurrently with the delivery of the

Cancellation Notice, with the remaining fifty percent (50%) due 30 days prior to the Cancellation Date.  On or prior to the Cancellation Date, Tenant will surrender possession of the Premises to Landlord in accordance with the provisions of this Lease, as if the Cancellation Date were the original expiration date of this Lease.  So long as Tenant surrenders the Premises in accordance herewith, then as of the Cancellation Date, Landlord and Tenant will be thereafter relieved of their obligations and liabilities under this Lease, except for those accruing prior to the Cancellation Date and those which expressly survive expiration or earlier termination of this Lease.  The Termination Option set forth in this Section is personal to the Tenant named herein, and may not be exercised by any assignee, sublessee or other transferee of Tenant.

4.Operating Expense Cap.  Notwithstanding anything to the contrary contained herein, the Controllable Operating Expenses (as hereinafter defined) which are included within Tenant’s Share of Computed Operating Expenses shall not increase by more than five percent (5%) annually, determined on a cumulative, non-compounded basis over the Term. For purposes of the calculation to be made under the preceding sentence, the Controllable Operating Expenses which are variable depending on occupancy shall be grossed-up as set forth in Section 1.C.(10) of the Lease. For purposes hereof, “Controllable Operating Expenses” shall mean all of those Operating Expenses included within Computed Operating Expenses except Taxes, the costs (to the extent included in Operating Expenses) of all utilities for the Building, all insurance costs of Landlord, and costs of snow and ice removal.

5.Security; Fire Stairs.  As part of the Base Building Shell, Landlord shall provide (a) a card access security system at all tenant/public exterior entry points into the Building as well as the entry points for the parking garage, elevator floor access and fitness center, except for the main lobby entrance and retail entrances which shall have alternative security measures, and (b) appropriate security system devices and monitoring systems, as reasonably determined by Landlord.  In addition, Landlord will provide on-site security services similar to that provided in other Class “A” office buildings in the Central Business District of Denver, the cost of which shall be included in Operating Expenses.  Tenant, at Tenant’s sole cost and expense, shall have the right to install a security system in the Premises and to connect its security system to the Building security system, if appropriate; provided, however, any security system shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be in compliance with any requirements of Landlord with respect to connecting such security system to the Building security system.

In addition, Tenant shall have the right to use the fire stairs connecting those portions of the Premises located on the 12th and 14th Floors as convenience stairs.  Tenant, at Tenant’s sole cost and expense, shall have the right to install an internal security system in such stairwell as part of this right, and shall tie such system into the Building’s security systems; provided, however, Landlord shall have no obligation to monitor such security system and shall have no liability whatsoever relating to Tenant’s use of the fire stairs or associated security system, and Tenant’s indemnity obligations contained in this Lease shall cover Tenant’s use of the fire stairs.

6.LEED Certification.  The Building’s core and shell will be designed to achieve LEED® Gold and Energy Star certification.  The following is a partial list of sustainable features that will be included by Landlord in the construction of the core and shell of the Building:  bike storage, shower facilities, high quality environmental air control, high performance glazing, recycled materials (where possible) and LEED construction methodologies to minimize waste.  Computer controlled daylight management roller shades will be installed by Landlord on all perimeter glazing.  Tenant, at Tenant’s sole cost and absolute discretion but without any obligation to do so, may also pursue LEED certification at any level for the Tenant Work in the Premises.  Landlord and Tenant agree to (a) work in good faith to establish the standards for both the Landlord’s and the Tenant’s LEED certifications, as applicable, and (b) reasonably cooperate with each other in obtaining such certifications; provided, however, Tenant shall not be responsible to bear any costs related to its cooperation in Landlord’s certification, except measures outlined in Exhibit L attached hereto, and Landlord shall not include such costs in the calculation of Tenant’s Share of Computed Operating Expenses.  Landlord makes no representations or warranties with respect to either Landlord’s or Tenant’s LEED certification, and Landlord’s only obligation with respect to Landlord’s LEED certification under this Section is to use good faith efforts to attempt to obtain the same.

7.Building Directory; Suite Entrance Signage.  Landlord, at Landlord’s cost and expense, will provide lobby directory signage and suite entry signage on any multi-tenant floor.  For any fully occupied floors, Tenant shall have the right to install suite entry signage, at Tenant’s cost and expense, using its standard graphics/logo at all entrances to the Premises. Tenant may install signage and company logo in the elevator lobby and on the entry doors of any floor fully occupied by Tenant, at Tenant’s sole cost and expense.

8.Exterior Signage.  So long as Tenant (a) occupies at least 40,000 square feet of Rentable Area in the Building, including the Retail Premises, Tenant shall be entitled to install and maintain one exterior (internally illuminated) sign on the Building located on the 8th floor (top of the Parking Garage) facing Larimer Street at the Building corner closest to 14th Street (“Building Signage”) within the area depicted on Schedule 3 attached hereto, (b) occupies at least one full floor in the Building, Tenant shall be entitled to install and maintain a sign panel on one slot of the monument sign for the Building, if any, in a location mutually acceptable to Landlord and Tenant (“Monument Signage”), and (c) occupies the Retail Premises, Tenant shall be entitled to install and maintain (internally illuminated) retail signage for such Retail Premises on both the 14th Street and Lawrence Street facades above the Retail Premises (“Retail Signage” and, collectively with the Building Signage and the Monument Signage, the “Exterior Signage”), subject to compliance with Applicable Laws.  Tenant shall (i) be permitted to design and install Exterior Signage, as well as interior signage on any full floor occupied by Tenant and which is not visible from the exterior of the Building, that conforms with Tenant’s corporate design standards, (ii) be entitled to remove and replace its Exterior Signs should Tenant’s corporate design standards change, and (iii) be entitled to Exterior Signage of the maximum size permitted by Applicable Law prorated based on total allowable Building signage on the elevation of the Building where such Exterior Signage is located; provided, however, all matters related to the Exterior Signage, including the design, location and method of installation thereof, (1) are subject to the approval of Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (2) must comply with all Applicable Laws (including sign codes and regulations, and approval from any applicable governmental authorities), (3) are subject to exterior Building sign rights granted to Polsinelli and Optiv Security, as more particularly described on Schedule 4 attached hereto, and (4) are subject to commercially reasonable retail design guidelines adopted by Landlord.  Tenant shall bear all costs related to the design, fabrication, additional support, operation, installation, maintenance, repair and removal of the Exterior Signage, and the cost for the design and construction of the initial Exterior Signage may be paid from the Tenant Finish Allowance.  Landlord shall reasonably cooperate with and assist Tenant in filing any required signage application or obtaining any required permit and/or variance for the Exterior Signage.  All of Tenant’s signage rights shall be at no cost to Tenant for the Term of the Lease, including any extension or renewal thereof.

9.Satellite Dish.  During the Term, Tenant shall have the right to use a portion of the roof of the Building reasonably designated by Landlord to install, operate and maintain, at Tenant’s sole cost and expense (which may include structural reinforcement of the Building roof if reasonably required in connection with the same), receive-only telecommunications satellite dishes or antennae or other communications devices, together with necessary infrastructure, cabling and wiring connecting it to the Premises (such dishes, antennae, cabling and wiring being collectively referred to as the “Dish Equipment”) for the purpose of facilitating wireless communications or expanding phone, computer or television services of Tenant to and from the Premises, provided that (a) Tenant shall obtain Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the proposed size, weight, location and aesthetic impact of the Dish Equipment and the method for fastening the Dish Equipment to the Building, (b) Tenant will at its sole cost comply with (i) all Applicable Laws, (ii) Landlord’s reasonable requirements from time to time, and (iii) the conditions of any bond or warranty maintained by Landlord on the roof, and (c) the Dish Equipment shall not interfere, electronically or otherwise, with the equipment (including dish equipment and wireless communications), facilities, use or operations of Landlord or of other tenants or licensees of Landlord in the Building.  Tenant shall have the right to reasonable access to the roof of the Building to repair and maintain the Dish Equipment.  Landlord may supervise any roof penetration.  Landlord shall not charge any rental fee for the Dish Equipment.  In no event shall Landlord’s approval of plans for the Dish Equipment or supervision of roof penetration be deemed a representation that the Dish Equipment will not cause, or be subject to, interference or that such plans will comply with Applicable Laws, future requirements of Landlord, or the condition of any bond or warranty maintained by Landlord on the roof.  Tenant shall repair any damage to the Building caused by the installation, maintenance, replacement, use or removal of the Dish Equipment, and Tenant shall pay for any abnormal wear and tear to the roof area of the Building to which Tenant’s Dish Equipment is installed or utilized as access to the area of installation.  The Dish Equipment shall remain the property of Tenant.  Tenant may remove or modify the Dish Equipment at its sole cost during the Term, and Tenant shall remove the Dish Equipment at its sole cost upon expiration or earlier termination of this Lease.  Not more than once during the initial Term and only if such relocation is necessary in order for Landlord to perform repairs or replacement of the roof of the Building, Landlord shall have the right to require Tenant, at Landlord’s sole cost, to relocate all or any part of the Dish Equipment to another location on the roof of the Building mutually agreed upon by Landlord and Tenant, provided that such relocation does not diminish Tenant’s use of the Dish Equipment in any material manner. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against all claims, damages, liabilities, costs and expenses of every kind and nature, including reasonable attorneys’ fees, incurred by Landlord arising out of Tenant’s installation, operation, maintenance, use, replacement or removal of the Dish Equipment.

10.Generator.  During the Term, Tenant shall have the right to use a designated area in the mechanical penthouse or on the roof of the Building or such other location as reasonably determined by Landlord and acceptable to Tenant (collectively, the “Generator Pad License Area”) at no cost to Tenant, for the installation and use by Tenant during the Term of a back-up generator, fuel tank and related equipment (collectively, the “Generator”), at Tenant’s sole cost and expense (which may include structural reinforcement of the penthouse or Building roof or other location, if reasonably determined by Landlord and required in connection with the same); provided, however, that Tenant shall (a) obtain all required governmental approvals with respect to the Generator, (b) obtain Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the proposed size, location and aesthetic impact of the Generator, and (c) at its sole cost and expense, comply with (i) all Applicable Laws, and (ii) Landlord’s reasonable requirements from time to time, in any way relating to the Generator.  If, and only if, Landlord has notified Tenant, in writing, at the time Landlord initially approves the Generator that Landlord will require removal pursuant to a Removal Notice, then Tenant shall, at Tenant’s sole cost and expense, remove the Generator upon the expiration or earlier termination of this Lease (which removal shall include restoration of the Generator Pad License Area to the condition it was in prior to the installation of the same); provided, however, even if Landlord does not require removal, Tenant shall have the right, at its sole cost and expense, to remove the Generator upon the expiration or earlier termination of this Lease (which removal shall include restoration of the Generator Pad License Area to the condition it was in prior to the installation of the same).  In the event Landlord does require removal of the Generator pursuant to a Removal Notice and Tenant fails to remove the same upon expiration or earlier termination of this Lease, Landlord may remove and dispose of the same and all costs incurred by Landlord in connection with such removal shall be payable by Tenant to Landlord on demand as additional Rent.  In the event Landlord does not require removal of the Generator and Tenant fails to remove the same upon expiration or earlier termination of this Lease, the Generator shall become the sole property of Landlord and Tenant shall have no further claim or obligations relating thereto.  Tenant shall be solely responsible for the costs of the design, installation, operation, use, repair, maintenance and removal of the Generator, shall install, operate, use, repair and maintain the Generator in accordance with all Applicable Laws and shall obtain any approvals or permits from governmental authorities required in connection therewith.  The Generator shall be installed by and remain the property of Tenant during the Term.  Tenant shall protect, defend, indemnify and hold harmless Landlord from and against any and all any and all claims, costs, damages, expenses and liabilities (including reasonable attorneys’ fees) incurred by Landlord arising out of the design, or Tenant’s installation, operation, use, repair, maintenance or removal, of the Generator.

11.Exclusive Use.  During the Term, so long as no Event of Default is continuing, Landlord agrees that (a) so long as Tenant is in possession of and operating a retail bank branch in the Retail Premises on the ground floor of the Building, Tenant shall have the exclusive right to operate a retail bank branch on the ground floor of the Building, (b) Tenant shall have the exclusive right to financial institution or financial services company Building signage in any exterior location above the first floor of the Building, and (c) Landlord will not grant Building naming rights to another financial institution or financial services company (collectively, (a) and (b), the “Exclusive Rights”).

Notwithstanding the foregoing, Landlord shall have the right to grant Building signage rights above the first floor of the Building to a financial institution or financial services company which leases at least one floor more than Tenant is leasing in the Building at the time Landlord enters into a lease with any such financial institution or financial services company.  Landlord acknowledges and agrees that this is a material provision to Tenant.  Landlord will not consent to any assignment or sublease or other arrangement in violation of the Exclusive Rights granted to Tenant.  Landlord will use reasonable efforts to advise tenants and prospective tenants of the Exclusive Rights granted to Tenant.

12.Restoration Obligations.  Tenant shall not have any obligation or liability for the removal or restoration of (a) any improvements existing in the Premises as of the Delivery Date, or (b) any Tenant Work installed to prepare the Premises for Tenant’s use, including without limitation, internal stairwells, high density filing systems or supplemental air conditioning equipment; provided, however, Tenant shall be required to comply with all removal and restoration obligations provided elsewhere in this Lease, including without limitation, Sections 9 and 17 of the Lease.

13.Loading Dock and Freight Elevators.  Tenant shall have non-exclusive use of the Building’s loading dock and freight elevator and/or hoist at no cost during both the initial construction of the Tenant Work in the Premises and during the Term.  Use of vertical transportation will be reasonably scheduled by the contractor for the Base Building Shell or Building management staff in all cases providing Tenant’s contractors with equal priority use rights.

14.Construction Standards.   There will be no Building construction standards imposed on Tenant with respect to the Tenant Work or other alterations, improvements or additions made during the Term (a) in the Office Premises other than those mandated by Applicable Laws and those included in Exhibit G,  Exhibit G-1 and Exhibit L of this Lease, and (b) in the Retail Premises other than those mandated by Applicable Laws and those included in Exhibit L of this Lease.

Schedule 1 to Exhibit A

Existing Tenant Rights

1.	Tenant A
-Initial premises located on floors 16, 17 and 18 of the Building.
-Initial lease term of 12 years, 10 months.
-Option to extend term of lease for two periods of five years each.
-Right to expand and right of first offer on 15th floor of the Building for initial 24 months of lease term.
-Ongoing right to expand into any space in the Building then available for leasing (after initial lease up of space).
-Ongoing right of first refusal to lease any space in the Building contiguous to the premises (including space located on floors above and below the premises after the initial lease up of space).

2.	Tenant B
-Initial premises located on floor 15 of the Building.
-Initial lease term of 10 years, six months.
-Option to extend term of lease for two periods of five years each or one period of ten years.
-Ongoing right of first offer to lease contiguous space on floor of the Building on which the premises is located after initial lease up of space.

Schedule 2 to Exhibit A

Amortization Schedule for Termination Fee

COBIZ FINANCIAL LEASE (1401 LAWRENCE, DENVER)
SAMPLE TERMINATION FEE CALCULATION

RENTABLE AREA:	Retail	4,000 sf	
	Office Phase 1	32,010 sf	
	Office Phase 2	12,000 sf	
	Total	48,010 sf	*Subject to final measurement*
TERM:	12 years		
RENT:	Basic Rent (Office)	$31.50 psf	**2%** *annual escalation*
	Real Estate Taxes	$6.65 psf	
	Operating Costs	$6.78 psf	
	Gross	$44.93 psf	*Subject to adjustment for actual taxes and op costs*
TENANT INDUCEMENT:	$75.00 psf payable on Total Rentable Area		
GROSS RENT ABATEMENT:	18 months on Office Phase 2 Rentable Area		

LEASING COMMISSIONS: Payable on Total Rentable Area

Tenant: $1.00 psf /yr for entire rent paying term of 12 years (excl. Office Phase 2, 18 mos beneficial occupancy)
[(36,010 sf x $1 psf x 12 yrs) + (12,000 sf x $1 psf x 10.5 yrs)] / 12 yrs = $11.63 psf

Listing: $0.50 psf /yr for years 1-5, $0.25 psf /yr for years 6-10, $0.125 psf / yr for years 11-12
$0.50 psf x 5 yrs + $0.25 psf x 5 yrs + $0.125 psf x 2yrs = $4.00 psf

AMORTIZATION OF LANDLORD'S COSTS:

	Commission			
TI	Tenant	Listing	TI + Comm	Gross Rent Abatement
$75.00	$11.63	$4.00	$90.63	

	Gross Rent Abatement
Mo 1	$1.02
Mo 2	$1.02
Mo 3	$1.02
Mo 4	$1.02
Mo 5	$1.02
Mo 6	$1.02
Mo 7	$1.02
Mo 8	$1.02
Mo 9	$1.02
Mo 10	$1.02
Mo 11	$1.02
Mo 12	$1.02
Mo 13	$1.04
Mo 14	$1.04
Mo 15	$1.04
Mo 16	$1.04
Mo 17	$1.04
Mo 18	$1.04
	$18.46

Prorated over Total Office Area of 44,010 sf

Monthly amortization over 144 mos @ 6% pa:	
TI + Comm	**$0.88**
Gross Rent Abatement	**$0.18**

COBIZ FINANCIAL LEASE (1401 LAWRENCE, DENVER)
SAMPLE TERMINATION FEE CALCULATION

AMORTIZATION SCHEDULE & TERMINATION FEE CALCULATION:

	Landlord's Unamortized Costs			Monthly Amortization (psf)						
				TI + Comm			Gross Rent Abatement			
Month End	TI + Comm (psf)	Gross Rent Abatement (psf)	Total	Total	Interest @ 6% pa	Capital	Total	Interest @ 6% pa	Capital	Termination Fee Payable
	$90.63	$18.46	$5,163,666							
1	$90.20	$18.37	$5,139,095	$0.88	$0.45	$0.43	$0.18	$0.09	$0.09	n/a
2	$89.77	$18.29	$5,114,401	$0.88	$0.45	$0.43	$0.18	$0.09	$0.09	n/a
3	$89.33	$18.20	$5,089,583	$0.88	$0.45	$0.44	$0.18	$0.09	$0.09	n/a
4	$88.89	$18.11	$5,064,641	$0.88	$0.45	$0.44	$0.18	$0.09	$0.09	n/a
5	$88.45	$18.02	$5,039,575	$0.88	$0.44	$0.44	$0.18	$0.09	$0.09	n/a
6	$88.01	$17.93	$5,014,383	$0.88	$0.44	$0.44	$0.18	$0.09	$0.09	n/a
7	$87.57	$17.84	$4,989,065	$0.88	$0.44	$0.44	$0.18	$0.09	$0.09	n/a
8	$87.12	$17.75	$4,963,621	$0.88	$0.44	$0.45	$0.18	$0.09	$0.09	n/a
9	$86.67	$17.66	$4,938,050	$0.88	$0.44	$0.45	$0.18	$0.09	$0.09	n/a
10	$86.22	$17.56	$4,912,350	$0.88	$0.43	$0.45	$0.18	$0.09	$0.09	n/a
11	$85.77	$17.47	$4,886,522	$0.88	$0.43	$0.45	$0.18	$0.09	$0.09	n/a
12	$85.31	$17.38	$4,860,565	$0.88	$0.43	$0.46	$0.18	$0.09	$0.09	n/a
13	$84.85	$17.29	$4,834,478	$0.88	$0.43	$0.46	$0.18	$0.09	$0.09	n/a
14	$84.39	$17.19	$4,808,261	$0.88	$0.42	$0.46	$0.18	$0.09	$0.09	n/a
15	$83.93	$17.10	$4,781,913	$0.88	$0.42	$0.46	$0.18	$0.09	$0.09	n/a
16	$83.46	$17.00	$4,755,433	$0.88	$0.42	$0.46	$0.18	$0.09	$0.09	n/a
17	$83.00	$16.91	$4,728,820	$0.88	$0.42	$0.47	$0.18	$0.09	$0.10	n/a
18	$82.53	$16.81	$4,702,075	$0.88	$0.41	$0.47	$0.18	$0.08	$0.10	n/a
19	$82.06	$16.72	$4,675,195	$0.88	$0.41	$0.47	$0.18	$0.08	$0.10	n/a
20	$81.58	$16.62	$4,648,182	$0.88	$0.41	$0.47	$0.18	$0.08	$0.10	n/a
21	$81.11	$16.52	$4,621,033	$0.88	$0.41	$0.48	$0.18	$0.08	$0.10	n/a
22	$80.63	$16.42	$4,593,749	$0.88	$0.41	$0.48	$0.18	$0.08	$0.10	n/a
23	$80.15	$16.33	$4,566,328	$0.88	$0.40	$0.48	$0.18	$0.08	$0.10	n/a
24	$79.66	$16.23	$4,538,770	$0.88	$0.40	$0.48	$0.18	$0.08	$0.10	n/a
25	$79.18	$16.13	$4,511,074	$0.88	$0.40	$0.49	$0.18	$0.08	$0.10	n/a
26	$78.69	$16.03	$4,483,240	$0.88	$0.40	$0.49	$0.18	$0.08	$0.10	n/a
27	$78.20	$15.93	$4,455,266	$0.88	$0.39	$0.49	$0.18	$0.08	$0.10	n/a
28	$77.70	$15.83	$4,427,153	$0.88	$0.39	$0.49	$0.18	$0.08	$0.10	n/a
29	$77.21	$15.73	$4,398,899	$0.88	$0.39	$0.50	$0.18	$0.08	$0.10	n/a
30	$76.71	$15.63	$4,370,504	$0.88	$0.39	$0.50	$0.18	$0.08	$0.10	n/a
31	$76.21	$15.52	$4,341,967	$0.88	$0.38	$0.50	$0.18	$0.08	$0.10	n/a
32	$75.70	$15.42	$4,313,287	$0.88	$0.38	$0.50	$0.18	$0.08	$0.10	n/a
33	$75.20	$15.32	$4,284,464	$0.88	$0.38	$0.51	$0.18	$0.08	$0.10	n/a
34	$74.69	$15.22	$4,255,496	$0.88	$0.38	$0.51	$0.18	$0.08	$0.10	n/a
35	$74.18	$15.11	$4,226,384	$0.88	$0.37	$0.51	$0.18	$0.08	$0.10	n/a
36	$73.67	$15.01	$4,197,126	$0.88	$0.37	$0.51	$0.18	$0.08	$0.10	n/a
37	$73.15	$14.90	$4,167,722	$0.88	$0.37	$0.52	$0.18	$0.08	$0.11	n/a
38	$72.63	$14.80	$4,138,171	$0.88	$0.37	$0.52	$0.18	$0.07	$0.11	n/a
39	$72.11	$14.69	$4,108,473	$0.88	$0.36	$0.52	$0.18	$0.07	$0.11	n/a
40	$71.59	$14.58	$4,078,625	$0.88	$0.36	$0.52	$0.18	$0.07	$0.11	n/a
41	$71.06	$14.48	$4,048,629	$0.88	$0.36	$0.53	$0.18	$0.07	$0.11	n/a
42	$70.53	$14.37	$4,018,482	$0.88	$0.36	$0.53	$0.18	$0.07	$0.11	n/a
43	$70.00	$14.26	$3,988,185	$0.88	$0.35	$0.53	$0.18	$0.07	$0.11	n/a
44	$69.46	$14.15	$3,957,736	$0.88	$0.35	$0.53	$0.18	$0.07	$0.11	n/a
45	$68.93	$14.04	$3,927,135	$0.88	$0.35	$0.54	$0.18	$0.07	$0.11	n/a
46	$68.39	$13.93	$3,896,381	$0.88	$0.34	$0.54	$0.18	$0.07	$0.11	n/a
47	$67.84	$13.82	$3,865,474	$0.88	$0.34	$0.54	$0.18	$0.07	$0.11	n/a
48	$67.30	$13.71	$3,834,411	$0.88	$0.34	$0.55	$0.18	$0.07	$0.11	n/a
49	$66.75	$13.60	$3,803,194	$0.88	$0.34	$0.55	$0.18	$0.07	$0.11	n/a
50	$66.20	$13.49	$3,771,820	$0.88	$0.33	$0.55	$0.18	$0.07	$0.11	n/a
51	$65.65	$13.37	$3,740,289	$0.88	$0.33	$0.55	$0.18	$0.07	$0.11	n/a
52	$65.09	$13.26	$3,708,601	$0.88	$0.33	$0.56	$0.18	$0.07	$0.11	n/a
53	$64.53	$13.15	$3,676,755	$0.88	$0.33	$0.56	$0.18	$0.07	$0.11	n/a
54	$63.97	$13.03	$3,644,749	$0.88	$0.32	$0.56	$0.18	$0.07	$0.11	n/a
55	$63.41	$12.92	$3,612,583	$0.88	$0.32	$0.56	$0.18	$0.07	$0.12	n/a
56	$62.84	$12.80	$3,580,256	$0.88	$0.32	$0.57	$0.18	$0.06	$0.12	n/a
57	$62.27	$12.68	$3,547,768	$0.88	$0.31	$0.57	$0.18	$0.06	$0.12	n/a
58	$61.70	$12.57	$3,515,117	$0.88	$0.31	$0.57	$0.18	$0.06	$0.12	n/a
59	$61.12	$12.45	$3,482,303	$0.88	$0.31	$0.58	$0.18	$0.06	$0.12	n/a
60	$60.54	$12.33	$3,449,325	$0.88	$0.31	$0.58	$0.18	$0.06	$0.12	n/a
61	$59.96	$12.21	$3,416,182	$0.88	$0.30	$0.58	$0.18	$0.06	$0.12	n/a

COBIZ FINANCIAL LEASE (1401 LAWRENCE, DENVER)
SAMPLE TERMINATION FEE CALCULATION

AMORTIZATION SCHEDULE & TERMINATION FEE CALCULATION:

	Landlord's Unamortized Costs			Monthly Amortization (psf)						
Month End	TI + Comm (psf)	Gross Rent Abatement (psf)	Total	TI + Comm Total	TI + Comm Interest @ 6% pa	TI + Comm Capital	Gross Rent Abatement Total	Gross Rent Abatement Interest @ 6% pa	Gross Rent Abatement Capital	**Termination Fee Payable**
62	$59.37	$12.10	$3,382,873	$0.88	$0.30	$0.58	$0.18	$0.06	$0.12	n/a
63	$58.79	$11.98	$3,349,398	$0.88	$0.30	$0.59	$0.18	$0.06	$0.12	n/a
64	$58.20	$11.86	$3,315,755	$0.88	$0.29	$0.59	$0.18	$0.06	$0.12	n/a
65	$57.60	$11.73	$3,281,944	$0.88	$0.29	$0.59	$0.18	$0.06	$0.12	n/a
66	$57.01	$11.61	$3,247,964	$0.88	$0.29	$0.60	$0.18	$0.06	$0.12	n/a
67	$56.41	$11.49	$3,213,814	$0.88	$0.29	$0.60	$0.18	$0.06	$0.12	n/a
68	$55.80	$11.37	$3,179,494	$0.88	$0.28	$0.60	$0.18	$0.06	$0.12	n/a
69	$55.20	$11.24	$3,145,002	$0.88	$0.28	$0.61	$0.18	$0.06	$0.12	n/a
70	$54.59	$11.12	$3,110,337	$0.88	$0.28	$0.61	$0.18	$0.06	$0.12	n/a
71	$53.98	$11.00	$3,075,499	$0.88	$0.27	$0.61	$0.18	$0.06	$0.12	n/a
72	$53.37	$10.87	$3,040,487	$0.88	$0.27	$0.61	$0.18	$0.05	$0.13	n/a
73	$52.75	$10.75	$3,005,300	$0.88	$0.27	$0.62	$0.18	$0.05	$0.13	n/a
74	$52.13	$10.62	$2,969,937	$0.88	$0.26	$0.62	$0.18	$0.05	$0.13	n/a
75	$51.50	$10.49	$2,934,397	$0.88	$0.26	$0.62	$0.18	$0.05	$0.13	n/a
76	$50.88	$10.36	$2,898,679	$0.88	$0.26	$0.63	$0.18	$0.05	$0.13	n/a
77	$50.25	$10.24	$2,862,783	$0.88	$0.25	$0.63	$0.18	$0.05	$0.13	n/a
78	$49.61	$10.11	$2,826,707	$0.88	$0.25	$0.63	$0.18	$0.05	$0.13	n/a
79	$48.98	$9.98	$2,790,451	$0.88	$0.25	$0.64	$0.18	$0.05	$0.13	n/a
80	$48.34	$9.85	$2,754,013	$0.88	$0.24	$0.64	$0.18	$0.05	$0.13	n/a
81	$47.69	$9.72	$2,717,394	$0.88	$0.24	$0.64	$0.18	$0.05	$0.13	n/a
82	$47.05	$9.58	$2,680,591	$0.88	$0.24	$0.65	$0.18	$0.05	$0.13	n/a
83	$46.40	$9.45	$2,643,604	$0.88	$0.24	$0.65	$0.18	$0.05	$0.13	n/a
84	$45.75	$9.32	$2,606,433	$0.88	$0.23	$0.65	$0.18	$0.05	$0.13	n/a
85	$45.09	$9.19	$2,569,075	$0.88	$0.23	$0.66	$0.18	$0.05	$0.13	n/a
86	$44.43	$9.05	$2,531,531	$0.88	$0.23	$0.66	$0.18	$0.05	$0.13	n/a
87	$43.77	$8.92	$2,493,799	$0.88	$0.22	$0.66	$0.18	$0.05	$0.13	n/a
88	$43.10	$8.78	$2,455,878	$0.88	$0.22	$0.67	$0.18	$0.04	$0.14	n/a
89	$42.44	$8.64	$2,417,768	$0.88	$0.22	$0.67	$0.18	$0.04	$0.14	n/a
90	$41.76	$8.51	$2,379,467	$0.88	$0.21	$0.67	$0.18	$0.04	$0.14	n/a
91	$41.09	$8.37	$2,340,975	$0.88	$0.21	$0.68	$0.18	$0.04	$0.14	n/a
92	$40.41	$8.23	$2,302,290	$0.88	$0.21	$0.68	$0.18	$0.04	$0.14	n/a
93	$39.73	$8.09	$2,263,412	$0.88	$0.20	$0.68	$0.18	$0.04	$0.14	n/a
94	$39.04	$7.95	$2,224,339	$0.88	$0.20	$0.69	$0.18	$0.04	$0.14	n/a
95	$38.35	$7.81	$2,185,072	$0.88	$0.20	$0.69	$0.18	$0.04	$0.14	n/a
96	$37.66	$7.67	$2,145,607	$0.88	$0.19	$0.69	$0.18	$0.04	$0.14	n/a
97	$36.96	$7.53	$2,105,946	$0.88	$0.19	$0.70	$0.18	$0.04	$0.14	n/a
98	$36.26	$7.39	$2,066,086	$0.88	$0.18	$0.70	$0.18	$0.04	$0.14	n/a
99	$35.56	$7.24	$2,026,026	$0.88	$0.18	$0.70	$0.18	$0.04	$0.14	n/a
100	$34.85	$7.10	$1,985,767	$0.88	$0.18	$0.71	$0.18	$0.04	$0.14	n/a
101	$34.14	$6.96	$1,945,306	$0.88	$0.17	$0.71	$0.18	$0.04	$0.14	n/a
102	$33.43	$6.81	$1,904,643	$0.88	$0.17	$0.71	$0.18	$0.03	$0.15	n/a
103	$32.71	$6.66	$1,863,777	$0.88	$0.17	$0.72	$0.18	$0.03	$0.15	n/a
104	$31.99	$6.52	$1,822,706	$0.88	$0.16	$0.72	$0.18	$0.03	$0.15	n/a
105	$31.27	$6.37	$1,781,430	$0.88	$0.16	$0.72	$0.18	$0.03	$0.15	n/a
106	$30.54	$6.22	$1,739,947	$0.88	$0.16	$0.73	$0.18	$0.03	$0.15	n/a
107	$29.81	$6.07	$1,698,257	$0.88	$0.15	$0.73	$0.18	$0.03	$0.15	n/a
108	$29.07	$5.92	$1,656,359	$0.88	$0.15	$0.74	$0.18	$0.03	$0.15	n/a
109	$28.33	$5.77	$1,614,251	$0.88	$0.15	$0.74	$0.18	$0.03	$0.15	$1,614,251
110	$27.59	$5.62	$1,571,933	$0.88	$0.14	$0.74	$0.18	$0.03	$0.15	$1,571,933
111	$26.84	$5.47	$1,529,403	$0.88	$0.14	$0.75	$0.18	$0.03	$0.15	$1,529,403
112	$26.09	$5.32	$1,486,660	$0.88	$0.13	$0.75	$0.18	$0.03	$0.15	$1,486,660
113	$25.34	$5.16	$1,443,704	$0.88	$0.13	$0.75	$0.18	$0.03	$0.15	$1,443,704
114	$24.58	$5.01	$1,400,533	$0.88	$0.13	$0.76	$0.18	$0.03	$0.15	$1,400,533
115	$23.82	$4.85	$1,357,146	$0.88	$0.12	$0.76	$0.18	$0.03	$0.16	$1,357,146
116	$23.05	$4.70	$1,313,542	$0.88	$0.12	$0.77	$0.18	$0.02	$0.16	$1,313,542
117	$22.29	$4.54	$1,269,720	$0.88	$0.12	$0.77	$0.18	$0.02	$0.16	$1,269,720
118	$21.51	$4.38	$1,225,679	$0.88	$0.11	$0.77	$0.18	$0.02	$0.16	$1,225,679
119	$20.74	$4.22	$1,181,417	$0.88	$0.11	$0.78	$0.18	$0.02	$0.16	$1,181,417
120	$19.95	$4.06	$1,136,935	$0.88	$0.10	$0.78	$0.18	$0.02	$0.16	$1,136,935
121	$19.17	$3.91	$1,092,230	$0.88	$0.10	$0.78	$0.18	$0.02	$0.16	$1,092,230
122	$18.38	$3.74	$1,047,301	$0.88	$0.10	$0.79	$0.18	$0.02	$0.16	$1,047,301
123	$17.59	$3.58	$1,002,148	$0.88	$0.09	$0.79	$0.18	$0.02	$0.16	$1,002,148

COBIZ FINANCIAL LEASE (1401 LAWRENCE, DENVER)
SAMPLE TERMINATION FEE CALCULATION

AMORTIZATION SCHEDULE & TERMINATION FEE CALCULATION:

Month End	Landlord's Unamortized Costs: TI + Comm (psf)	Landlord's Unamortized Costs: Gross Rent Abatement (psf)	Landlord's Unamortized Costs: Total	Monthly Amortization (psf): TI + Comm Total	TI + Comm Interest @ 6% pa	TI + Comm Capital	Gross Rent Abatement Total	Gross Rent Abatement Interest @ 6% pa	Gross Rent Abatement Capital	**Termination Fee Payable**
124	$16.79	$3.42	$956,769	$0.88	$0.09	$0.80	$0.18	$0.02	$0.16	$956,769
125	$15.99	$3.26	$911,164	$0.88	$0.08	$0.80	$0.18	$0.02	$0.16	$911,164
126	$15.19	$3.09	$865,330	$0.88	$0.08	$0.80	$0.18	$0.02	$0.16	$865,330
127	$14.38	$2.93	$819,267	$0.88	$0.08	$0.81	$0.18	$0.02	$0.16	$819,267
128	$13.57	$2.76	$772,973	$0.88	$0.07	$0.81	$0.18	$0.01	$0.17	$772,973
129	$12.75	$2.60	$726,449	$0.88	$0.07	$0.82	$0.18	$0.01	$0.17	$726,449
130	$11.93	$2.43	$679,691	$0.88	$0.06	$0.82	$0.18	$0.01	$0.17	$679,691
131	$11.10	$2.26	$632,700	$0.88	$0.06	$0.82	$0.18	$0.01	$0.17	$632,700
132	$10.28	$2.09	$585,474	$0.88	$0.06	$0.83	$0.18	$0.01	$0.17	$585,474
133	$9.44	$1.92	$538,012	$0.88	$0.05	$0.83	$0.18	$0.01	$0.17	$538,012
134	$8.61	$1.75	$490,312	$0.88	$0.05	$0.84	$0.18	$0.01	$0.17	$490,312
135	$7.76	$1.58	$442,374	$0.88	$0.04	$0.84	$0.18	$0.01	$0.17	$442,374
136	$6.92	$1.41	$394,196	$0.88	$0.04	$0.85	$0.18	$0.01	$0.17	$394,196
137	$6.07	$1.24	$345,777	$0.88	$0.03	$0.85	$0.18	$0.01	$0.17	$345,777
138	$5.21	$1.06	$297,117	$0.88	$0.03	$0.85	$0.18	$0.01	$0.17	$297,117
139	$4.36	$0.89	$248,213	$0.88	$0.03	$0.86	$0.18	$0.01	$0.17	$248,213
140	$3.49	$0.71	$199,064	$0.88	$0.02	$0.86	$0.18	$0.00	$0.18	$199,064
141	$2.63	$0.54	$149,670	$0.88	$0.02	$0.87	$0.18	$0.00	$0.18	$149,670
142	$1.76	$0.36	$100,028	$0.88	$0.01	$0.87	$0.18	$0.00	$0.18	$100,028
143	$0.88	$0.18	$50,139	$0.88	$0.01	$0.88	$0.18	$0.00	$0.18	$50,139
144	$0.00	$0.00	$0	$0.88	$0.00	$0.88	$0.18	$0.00	$0.18	$0

Schedule 3 to Exhibit A

Depiction of Building Signage Area

Based on the Landlord’s interpretation of the City of Denver Zoning Code, Section 10.10 Signs, and after the prior rights of other tenants in the Building, the following elevation identifies a 6’ high by 40’ wide placement area available for the Tenant’s Building Signage.

Larimer Street Facing Elevation (Northwest)

Schedule 4 to Exhibit A

Existing Signage Rights

The following are direct excerpts from other tenant leases in the building to identify the prior signage rights granted to Polsinelli PC and Optiv Security Inc.

Excerpt from Polsinelli PC lease:

“Exterior Signage.  Tenant shall be entitled to install and maintain exterior signage on the Building (“Building Signage”) at Tenant’s sole cost and expense.  Tenant’s primary Building Signage shall consist of one (1) facade sign located at or near the top of the Building, and Tenant shall have the right to choose the side of the Building on which the sign is to be located.  In addition, if Landlord elects to install a monument sign, then Tenant shall be entitled to be included as the primary tenant in the top position on such monument, which shall be mutually and reasonably approved by Landlord and Tenant (the “Monument Signage”).  Tenant shall have the right to light the Building Signage, subject to the provisions of this Section.  All matters related to the Building Signage and to the Monument Signage, if Landlord elects to install the same (whether the initial Building Signage or Monument Signage or any subsequent changes thereto), including the design, size, color, content, placement and lighting thereof, are subject to the approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and must comply with all applicable laws and city codes, provided, however, that Landlord hereby consents to the Building Signage being the maximum size permitted by applicable laws and city codes (but if such laws or codes provide a total maximum size for all exterior Building signs in combination, then the size of Tenant’s Building Signage shall be an equal proportion of such total maximum size, based on the number of exterior Building signs permitted at the top of the Building, so that Tenant’s Building Signage does not prevent Landlord from permitting a total of three (3) exterior Building signs at the top of the Building as provided below, to the extent allowed by applicable laws and codes).  Landlord shall be prohibited from granting the right to install any exterior Building signage located at or near the top of the Building to any other law firm tenant of the Building, and further, Landlord shall be required to locate any other permitted exterior signage at or near the top of the Building along the same plane of height of Tenant’s Building Signage.  Tenant’s Building Signage shall enjoy exclusivity at the top of the Building on the side of the Building that Tenant chooses, and Landlord shall not permit more than three (3) exterior Building signs at the top of the Building at any time during the Term, Tenant’s Building Signage inclusive.  If Landlord elects in its sole discretion to limit the total number of exterior Building signs at the top of the Building to two (2) such signs, Tenant’s Building Signage inclusive, Landlord may make the other such exterior sign available to any other tenant of the Building that is not a law firm tenant, regardless of the number of rentable square feet leased by such tenant.  However, if Landlord elects to permit three (3) exterior Building signs at the top of the Building, Tenant’s Building Signage inclusive, Landlord agrees that the remaining two (2) exterior signs at the top of the Building shall only be made available to a single other tenant in the Building, which enters into a lease covering more rentable square footage in the Building than the total rentable square footage leased by Tenant under this Lease (which square footage, for purposes of this Section 9, shall be deemed to include the Expansion Space for so long as Tenant’s options to lease such Expansion Space remain in effect).  If Tenant’s name shall change,

Tenant shall have the right to change its name on the Building Signage and any such desired change to the Building Signage shall be subject to the conditions set forth above and shall be made by Tenant at Tenant’s sole cost.  Tenant shall bear all costs related to the design, installation, maintenance and repair of the Building Signage, except to the extent that the need for any maintenance or repair is caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.  The cost for the design and construction of the initial Building Signage may be paid from the Tenant Finish Allowance.  Landlord shall reasonably cooperate with Tenant in filing any required signage application or obtaining any required permit and/or variance for the Building Signage.  Landlord agrees that any lobby and Monument Signage of Tenant permitted hereunder shall be no less prominent than any other tenant of the Building.”

Excerpt from Optiv Security Inc. lease:

“Exterior Signage.  Tenant shall be entitled to install and maintain exterior signage on the Building (“Building Signage”) at Tenant’s sole cost and expense, which shall include the obligation to reinforce the Building structure if required in connection with the installation of such Building Signage.  Tenant’s Building Signage shall consist of one (1) facade sign located at or near the top of the Building along the same plane of height and same location on the applicable side of the Building as the building signage for existing tenant Polsinelli PC (“Polsinelli”), and Tenant shall have the right to locate such sign, at Tenant’s election, on either the south side of the Building (14th Street) or the west side of the Building (Larimer Street), subject to the first right of Polsinelli to elect which side of the Building it intends to place its exterior signage.  All matters related to the Building Signage, including the design, size, color, content, placement and lighting thereof, are subject to the approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and must comply with all Applicable Laws.  Tenant’s Building Signage shall enjoy exclusivity at the top of the Building on the side of the Building that Tenant chooses (subject to the existing rights of Polsinelli).  Landlord maintains the right to install  third party signage on any side of the parkade portion of the Building during the Term of the Lease.  Subject to the existing rights of Polsinelli, should Tenant become the largest tenant by square footage in the Building, Landlord agrees that it will not provide to any office tenant of the Building any Building Signage above the top floor of the Building without first offering the same to Tenant.  If Tenant’s name shall change, Tenant shall have the right to change its name on the Building Signage and any such desired change to the Building Signage shall be subject to the conditions set forth above and shall be made by Tenant at Tenant’s sole cost.  Tenant shall bear all costs related to the design, installation, maintenance and repair of the Building Signage, except to the extent that the need for any maintenance or repair is caused by the gross negligence or willful misconduct of Landlord, its employees, agents or contractors.  The cost for the design and construction of the initial Building Signage may be paid from the Tenant Finish Allowance.  Landlord shall reasonably cooperate with and assist Tenant in filing any required signage application or obtaining any required permit and/or variance for the Building Signage.”

Exhibit B

LEGAL DESCRIPTION OF THE LAND

PARCEL A:

LOTS 17, 18, 19 AND 20,

EAST DENVER,

CITY AND COUNTY OF DENVER,

STATE OF COLORADO.

PARCEL B:

LOTS 21, 22, 23 AND 24,

EAST DENVER,

CITY AND COUNTY OF DENVER,

STATE OF COLORADO.

B-1

Exhibit C

PLAN DELINEATING THE PREMISES

Retail Premises

TENANT CORRIDOR
122
RETAIL SPACE
103
TENANT LOBBY
128
RETAIL SPACE
102
RETAIL SPACE
101

1 LEVEL 1

OFFICE PREMISES

C-1

C-2

Exhibit D

TENANT CONSTRUCTION AGREEMENT

(TENANT PERFORMS WORK)

1.Definitions.  In this Tenant Construction Agreement, some defined terms are used. They are:

(a)Tenant’s Representative: Andrea Smith of CBRE

(b)Landlord’s Representative: Greg Jones

(c)Tenant Work: All design and construction work necessary for the construction of the initial improvements in the Premises beyond the Landlord’s Delivery Condition Work, the Base Building Shell and Landlord’s Base Building Work (as such terms are defined in Exhibit G to the Lease) (collectively, “Landlord’s Work”) to accommodate the intent of the approved Tenant Working Drawings (as defined in Section 7(c) below) and all approved changes thereto (collectively, the “Tenant Work”), shall all constitute part of the Tenant Work for which the Tenant Finish Allowance may be applied.

(d)Tenant Finish Allowance: Seventy Five and no/100 Dollars ($75.00) per square foot of Rentable Area of the Premises. Tenant shall have the right to use such Tenant Finish Allowance at its discretion for those items described in Section 5 below.

Any capitalized term which is used in this Tenant Construction Agreement but not defined in this Tenant Construction Agreement has the meaning set forth for such term in the Lease. Except as otherwise provided herein, all terms of this Tenant Construction Agreement shall apply to any additions, improvements or alterations that Tenant makes in accordance with Section 9 of the Lease during the Term of the Lease, as well as to any expansion premises that Tenant might acquire during the Term.

2.Representatives.  Landlord appoints Landlord’s Representative to act for Landlord in all matters covered by this Tenant Construction Agreement. Tenant appoints Tenant’s Representative to act for Tenant in all matters covered by this Tenant Construction Agreement. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Tenant Construction Agreement will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Tenant Construction Agreement. Either party may change its Representative under this Tenant Construction Agreement at any time by three days’ prior written notice to the other party.

3.Delivery Condition; Delivery Date.  Landlord will complete Landlord’s Work at

Landlord’s sole cost and expense, and will use commercially reasonable efforts to achieve Delivery Condition (as defined in Schedule 1 to this Exhibit D) and deliver possession of the Premises to Tenant for Tenant Work construction purposes on or before the Scheduled Delivery Date of June 1, 2016.  All such Landlord’s Work will be performed in a good and workmanlike manner in compliance with all Applicable Laws, and free from defect in materials and workmanship.  Landlord, at its sole cost and expense, will promptly correct any defect in Landlord’s Work promptly when such defect becomes known.  Notwithstanding anything in this Lease to the contrary, Tenant shall not be required to commence the Tenant Work until Landlord has completed Landlord’s Delivery Condition Work and delivered the Premises to Tenant in Delivery Condition.  Landlord shall provide Tenant with written notice of its belief that it has achieved Delivery Condition promptly following the same.  From the Delivery Date until the Commencement Date, subject to the terms of the Lease and this Exhibit D, for 180 days following the Delivery Date, Tenant shall have possession of the Premises for the purpose of designing, permitting and constructing the Tenant Work without obligation for the payment of Rent (the “Tenant Work Construction Period”).  As soon as reasonably practicable but not later than five Business Days after delivery of such notice, Landlord and Tenant shall jointly inspect the Premises to determine whether the Delivery Condition has been met (recognizing that Delivery Condition is subject to mutually agreed upon Delivery Condition Punch List (as hereinafter defined) items that do not materially interfere with Tenant’s commencing or performing the Tenant Work in the Premises), and Landlord shall provide a certificate from Landlord’s architect stating that architect believes that the Delivery Condition has been achieved.  If Tenant, acting reasonably and in good faith, believes that the Delivery Condition for the Premises has not been met, Tenant shall prepare a list of those items that Tenant believes must be completed in order to accomplish Delivery Condition, and present such list to Landlord within five Business Days following the inspection.  Landlord and Tenant will also use reasonable and good faith efforts to agree to a mutually acceptable punch list of minor incomplete items that are not material to the completion of Landlord’s Delivery Condition Work and which are in violation of Applicable Laws (the “Delivery Condition Punch List”).  Such Delivery Condition Punch List will in no way be conclusive or prevent Tenant from raising other issues, as such issues become known by Tenant. If Landlord and Tenant, each acting reasonably and in good faith, mutually agree with the items on the Delivery Condition Punch List, Landlord shall endeavor to complete such items within 30 days, and provide Tenant a written subsequent notification that such work has been completed.  Tenant and Landlord agree to meet within two business day following the receipt of this subsequent notification to perform a joint re-inspection of the Premises and to update the Delivery Condition Punch List to reflect the condition of the Premises and Delivery Condition Punch List items, and the foregoing procedures shall apply with respect to such re-inspection.  Landlord and Tenant acknowledge that Delivery Condition within the Premises shall be achieved to the extent the Landlord’s Delivery Condition Work is completed as described in Schedule 1 hereto (recognizing that Delivery Condition is subject to the Delivery Condition Punch List, which will only be items that do not materially interfere with Tenant’s commencing or performing the Tenant Work in the Premises).  Notwithstanding anything contained herein to the contrary, Landlord, at its sole cost and expense, shall correct any latent defects and warranty items discovered after preparation of the Delivery Condition Punch List upon written notice from Tenant or as otherwise provided by Applicable Law. The date upon which the Premises are in Delivery Condition and are delivered to Tenant for construction purposes is referred to as the “Delivery Date.”  Except as expressly set forth in this Lease, (a) Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor (b) has Landlord or its agents or employees agreed to undertake any alterations or construct any tenant improvements to the Premises. Landlord agrees to provide to Tenant a full set of “As-Built” plans and specifications for the Base Building Shell following completion of the same.

4.Construction Standards.  There will be no Building construction standards imposed on Tenant in connection with the Tenant Work (a) in the Office Premises, other than those mandated by Applicable Laws and those included in Exhibit G,  Exhibit G-1 and Exhibit L of the Lease, and (b) in the Retail Premises, other than those mandated by Applicable Laws and those included in Exhibit L of the Lease.

5.Tenant Work.

(a)Landlord will pay the Tenant Finish Allowance for costs incurred by Tenant in connection with (i) the preparation of the Tenant Space Plan (as defined in Section 7(b) below), (ii) the construction of the Tenant Work (including without limitation all hard and soft costs relating in any way to the Tenant Work, including without limitation, all architectural and engineering costs, permits and fees, and construction materials and labor), (iii) fees of Tenant’s Project Manager (as defined in Section 7(d) below), (iv) computer and telecommunications cabling materials and labor, (v) furniture, fixtures and equipment, (vi) legal and consulting fees, (vii) moving and relocation costs (including without limitation relocation costs associated with Tenant’s telecommunications equipment), and (viii) Exterior Signage and interior signage to be installed on any full floor of the Premises in accordance with Section 8 of Exhibit A to the Lease (collectively, the “Allowance Items”).  In addition, any unused portion of the Tenant Finish Allowance remaining after application of the same to the foregoing Allowance Items shall be automatically credited against Rent coming due after the Abated Rent Period, until credited in full. Landlord agrees that (1) Tenant will remain the lawful owner of all furniture, fixtures and equipment purchased with a portion of the Tenant Finish Allowance, including without limitation, telecommunications and computer equipment, and (2) in connection with the Tenant Work, Tenant shall have nonexclusive access to, and use of, Tenant’s pro-rata share of the Building risers to install its required telecommunications cabling, conduit and wiring and in connection therewith, Tenant shall use a licensed cabling contractor to pull cabling from the main point of entry to the Floor(s) on which the Premises are located, at Tenant’s cost, and Tenant may subsequently request reimbursement from the Tenant Finish Allowance in accordance with Section 15 below.

(b)Tenant will pay for the costs of all Tenant Work (including without limitation permits, taxes, and all space planning, architectural, engineering, construction contractor’s fees and project management fees), and may subsequently request reimbursement from the Tenant Finish Allowance in accordance with Section 15 below.  All requests for changes to the Tenant Work will be subject to Landlord’s prior written approval in accordance with Section 6 below, not to be unreasonably withheld, delayed or conditioned.  Notwithstanding any provision to the contrary contained herein, Landlord agrees to contract directly with Tenant’s Architect (as defined in Section 7(b) below) for the preparation of the Tenant Space Plan and Landlord shall pay, in addition to the Tenant Finish Allowance, up to a total of $.15 per square foot of Rentable Area of the Premises for the Tenant Space Plan (including revisions), which amount shall be paid directly to Tenant’s Architect.  Landlord will not impose any charge for the review and approval of the Tenant Space Plan, except for reasonable and customary third-party actual out-of-pocket costs incurred by Landlord.

6.Landlord’s Approval. Landlord shall not unreasonably withhold, deny, delay or condition its approval of any Tenant Space Plan, Tenant Working Drawings, the Tenant Work, or Change Orders (as defined in Section 8 below), provided that Landlord’s approval may be reasonably withheld or conditioned, in each case specifying the exact reasons for such denial or qualification of consent, if such drawings or Change Orders require work which:

(a)Exceeds or affects the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Building;

(b)Would not be approved by a prudent owner of a Comparable Building in the Market Area;

(c)Landlord reasonably believes will increase the cost of operation or maintenance of any of the systems of the Building;

(d)Landlord reasonably believes will reduce the market value of the Premises or the Building at the end of the Term and such alteration or improvement cannot be reasonably removed from the Premises; or

(e)Does not conform to Applicable Laws (including building codes) or is not approved by any governmental authority with jurisdiction over the Premises.

7.Schedule of Tenant Improvement Activities.

(a)It shall be Tenant’s responsibility to obtain estimates for the cost of the Tenant Work.

(b)Tenant will promptly cause to prepared and delivered to Landlord a space plan for the Premises (“Tenant Space Plan”) prepared by Gensler (“Tenant’s Architect”), which architect is hereby approved by Landlord, and has been retained by Tenant to provide architectural services in connection with the Tenant Work, including without limitation, space planning and working drawings. The configuration of the Premises shall be determined by the Tenant Space Plan, which shall be mutually acceptable to Landlord and Tenant. Landlord will provide Tenant’s Architect with an electronic CAD File of an accurate “issued for construction” plans showing the core and shell condition including, but not limited to, the walls, power, ceilings, lighting, mechanical, electrical and plumbing systems in and serving the Premises.  Within five Business Days after Tenant’s submittal of the Tenant Space Plan to Landlord, Landlord will give Tenant written notice whether or not Landlord approves the proposed Tenant Space Plan, which approval shall not be unreasonably withheld, conditioned or delayed.  If Landlord’s notice reasonably objects to the proposed Tenant Space Plan, Tenant shall make the reasonable corrections necessary to satisfy Landlord’s reasonable concerns and

Tenant shall submit a revised Tenant Space Plan. This process shall continue until Landlord has approved the Tenant Space Plan as revised, which approval not be unreasonably withheld, conditioned or delayed.

(c)Tenant will then cause to be prepared and delivered to Landlord working drawings for the Premises (“Tenant Working Drawings”) and an estimated construction schedule (the “Construction Schedule”), and a cost estimate for construction of the Tenant Work in accordance with the Tenant Working Drawings. Within five Business Days after Tenant’s submittal of the Tenant Working Drawings, the Construction Schedule and the construction estimate to Landlord, Landlord will give Tenant written notice whether or not Landlord approves the proposed Tenant Working Drawings, which approval shall not be unreasonably withheld, conditioned or delayed.  If Landlord’s notice reasonably objects to the proposed Tenant Working Drawings, Tenant shall make the reasonable corrections necessary to satisfy Landlord’s reasonable concerns and Tenant shall submit revised Tenant Working Drawings. This process shall continue until Landlord has approved the Tenant Working Drawings as revised, which approval shall not be unreasonably withheld, conditioned or delayed.

(d)Tenant has hired, and Landlord hereby approves, CBRE, Inc., as Tenant’s project manager to oversee the  Tenant Work (“Project Manager”), and such Project Manager together with Tenant shall manage all aspects of the design and construction of the Tenant Work, as well as Tenant’s relocation to the Premises.  All construction work will be performed in accordance with Tenant’s Working Drawings by one or more contractors proposed by Tenant and approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and engaged by Tenant (collectively, the “Tenant’s Contractor”).  Landlord shall have the right to approve each subcontractor for components of work bid by a subcontractor.  Landlord will not unreasonably withhold, condition or delay its approval of the subcontractors proposed by Tenant; provided that such subcontractors meet Landlord’s reasonable requirements for subcontractors, and provided further that any component of work affecting the life safety and automation controls of the Building must be performed by the approved Building subcontractor for that work.  Landlord strongly recommends that Tenant’s Architect shall use Landlord’s mechanical, electrical and plumbing engineering services on behalf of Tenant, which include the following: Mechanical – MTECH Mechanical, Electrical – MV Consulting, Inc., and Plumbing – MTECH Mechanical; provided, however, Tenant shall have the right to retain its own MEP engineers, subject to Landlord’s prior written reasonable approval.  In the event the floor(s) of the Premises needs to be reinforced to accommodate the Tenant Work, Tenant shall have the right to reinforce the floor in those areas specified by Tenant’s Architect as designed by the base Building structural engineer at Tenant’s cost.  Upon receipt by Tenant of the necessary approvals and permits, Tenant shall cause construction of the Tenant Work to begin.

(e)Tenant acknowledges that, if Tenant uses a contractor other than HCBeck Limited, the contractor engaged by Landlord for construction of the Base Building Shell (“Landlord’s Contractor”), to perform the Tenant Work, the ability to meet Tenant’s desired Lease Commencement Date will necessitate both Tenant’s Contractor and Landlord’s Contractor performing work within the Premises during the same time period, and therefore will require joint scheduling and close cooperation between the two Contractors.  Tenant agrees that, during any such period within which

Tenant’s Contractor and Landlord’s Contractor are both performing work within the Premises, (a) any entry by Tenant or Tenant’s Contractor shall be at Tenant’s or Tenant’s Contractor’s sole risk, except to the extent of the gross negligence or willful misconduct of Landlord, Landlord’s Contractor, and Landlord’s subcontractors, independent contractors, agents, employees and invitees (collectively, the “Landlord Parties”), (b) Tenant and Tenant’s Contractor shall not unreasonably interfere with Landlord, Landlord’s Contractor or subcontractors in the performance of the work necessary to complete the Building core and shell and Landlord’s remaining construction obligations hereunder, (c) Tenant shall cause Tenant’s Contractor to attend weekly construction progress meetings with Landlord’s Representative and Landlord’s Contractor, (d) Tenant shall cause Tenant’s Contractor to adhere to any construction schedule jointly established in connection with the completion of the Building core and shell and the construction of the Tenant Work, (e) Tenant shall cause Tenant’s Contractor to adhere to all reasonable rules and regulations established by Landlord with respect to construction within the Building, including without limitation rules related to sharing the hoist or construction elevator, to permitted hours of operation, to parking by Tenant’s Contractor and other contractors and employees, and to security procedures within the Building, (f) Tenant and Tenant’s Contractor shall not do or permit to be done anything within the Premises that is not a part of Tenant’s Work that would prevent, hinder or delay Landlord in obtaining LEED certification for the Building core and shell, (g) Tenant shall comply with and be bound by all provisions of the Lease except for the payment of Rent, and (h) Tenant agrees to indemnify, protect, defend and save Landlord, any holder of a mortgage and/or deed of trust or ground lessor under a ground lease affecting all or any portion of the Property, and each of their respective employees, agents, officers, directors, members, managers, partners and affiliates, harmless from and against any and all liens, liabilities, losses, damages, costs, expenses, demands, actions, causes of action and claims (including, without limitation, reasonable attorneys’ fees and legal costs) (collectively, “Losses”) arising out of the entry, use or occupancy of the Premises by Tenant or Tenant’s Contractor during such period, except to the extent such Losses arise out of Landlord’s or the Landlord’s Parties’ negligence or willful misconduct.  Landlord agrees that Landlord’s Contractor shall coordinate with Tenant’s Contractor and shall not unreasonably interfere with Tenant, Tenant’s Contractor or subcontractors in the performance of Tenant Work, and further, Landlord shall not unreasonably deny Tenant’s Contractor access to the Building and/or Premises for the performance of Tenant Work.

(f)In the event Tenant wishes to change Tenant’s Architect, Project Manager or any engineers, Tenant shall obtain Landlord’s prior written consent thereto prior to making such change, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant acknowledges and agrees that Tenant’s Contractor may be working in the Premises concurrently with Landlord’s Contractor, and that the contractors of other tenants may also working in the Building concurrently with Tenant’s Contractor.

8.Change Orders.  Tenant may make changes, additions or alterations in the Tenant Work as shown by the Tenant Space Plan (a “Change Order”), but only after written approval by Landlord’s Representative on a form approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and in connection therewith, Tenant’s Architect shall complete all working drawings necessary to show such change, addition or alteration for delivery to Landlord as part of the request for a Change Order.  Landlord shall approve or deny a request for a Change Order within five Business Days after receipt of any request for approval of a Change Order (including the required drawings).

9.Completion and Commencement Date.  Tenant’s obligation for payment of Rent pursuant to the Lease will commence on the Commencement Date, subject to the abatement provision in Sections 3.A. and 5.C. of the Lease; however, the Commencement Date and the date for the payment of Rent may be delayed on a day-to-day basis for each day that Landlord fails to cause the Delivery Date to occur beyond the Scheduled Delivery Date.  The payment of Rent will not be delayed by a delay in the Delivery Date due to Tenant, Tenant’s Contractor, or any other delay caused by Tenant.

10.Tenant Work Punch List.  Tenant shall provide Landlord with written notice of substantial completion of the Tenant Work (“Notice of Completion”).  As soon as reasonably practicable but not later than five Business Days after delivery of such Notice of Completion, Landlord and Tenant shall jointly inspect the Premises to determine if the Tenant Work has been completed, and Landlord and Tenant will jointly prepare a punch list of items relating to the Tenant Work (the “Tenant Work Punch List”). Tenant will correct the Tenant Work Punch List items agreed upon by Landlord and Tenant within 30 days thereafter.

11.Tenant’s Contractor; Indemnification.  Landlord acknowledges that Tenant’s Contractor will have authority to contract the labor and materials on behalf of and, if necessary or expedient, in the name of the Tenant. Tenant shall assume full responsibility for making payment according to the provisions herein for all amounts due under such contract. To this end, the Tenant agrees to indemnify and hold harmless Landlord for any and all sums it might be required to expend because of the Tenant’s failure to pay such contract amount, including, but not limited to, sums due under any such contract, interest and reasonable attorneys’ fees and costs incurred by Landlord by reason of its having to pay such contract amounts or to resist a claim for payment of such contract amounts.  Tenant shall also indemnify and hold harmless Landlord, its agents, contractors (including Landlord’s Contractor) and any mortgagees of Landlord from and against any and all losses, damages, costs (including costs of suit and attorneys’ fees), liabilities, or causes of action for injury to, or death of, any person, for damage to any property and for mechanic’s, materialmen’s or other liens or claims arising out of or in connection with the Tenant Work done by Tenant’s Contractor (and Tenant’s Contractor’s subcontractors and sub-subcontractors) under its contract with Tenant.  The provisions of Section 10.A. of the Lease, concerning mechanic’s liens, shall be fully applicable to all of the Tenant Work performed pursuant to this Exhibit D by Tenant’s Contractor.

12.Time of Substantial Completion.  It is the parties’ intent that Tenant’s Contractor be responsible for substantially completing the Tenant Work on or before the Commencement Date.  The date of substantial completion of the Tenant Work shall mean the day on which the Tenant Work has been completed in accordance with the Tenant Working Drawings so that Tenant may receive the beneficial use of the Premises (i.e., when Tenant may use the Premises for their intended purpose), subject to the Tenant Work Punch List items.  Notwithstanding anything to the contrary in the Lease, in the event the Tenant Work is completed prior to end of the Tenant Work Construction Period, Tenant shall have the right to have beneficial occupancy of the Premises, including the right to conduct Tenant’s business in the Premises, without obligation for the payment of Rent from the date of substantial completion of the Tenant Work until the Commencement Date.

13.Tenant’s Contractor’s Obligations.

(a)Tenant shall require Tenant’s Contractor to supervise and coordinate all phases of the work to ensure that the Tenant Work is completed according to Tenant’s Working Drawings and in compliance with Landlord’s Contractor Rules and Regulations for the Building, attached hereto as Schedule 2, and with all additional reasonable rules and regulations relating to construction activities in or on the Building as may be reasonably promulgated from time to time by Landlord. Tenant shall further require Tenant’s Contractor to maintain such insurance in force and effect as may be reasonably requested by Landlord or as required by Applicable Laws and to conduct its work in such a manner as not to unreasonably interfere with other tenants, Building operations or any other construction occurring on or in the Building. In the event that performance or payment bonds are required by either Landlord or Landlord’s lenders, such bonds shall be at Landlord’s expense and not charged to any Tenant Finish Allowance.

(b)Tenant’s Contractor shall give all notices and comply with all Applicable Laws of any public authority bearing on the performance of the Tenant Work. Should there be any discrepancy between Tenant’s Working Drawings and the Applicable Laws of the City, County, State or Federal Government, then the Applicable Laws of the City, County, State or Federal Government shall govern. Work will not commence without procurement of all necessary permits (copies of which shall be provided to Landlord upon request).

(c)Tenant shall direct Tenant’s Contractor to correct any construction shortcomings listed in the Tenant Work Punch List as required pursuant to Section 10 above, although nothing contained herein shall be construed to mean that Landlord has any responsibility for discovering construction shortcomings.

14.Warranty of the Tenant Work.

(a)Tenant shall cause Tenant’s Contractor to represent to Landlord that it is fully experienced and properly qualified to perform the intended Tenant Work, and that such work shall be constructed in a good and workmanlike manner, and when delivered to Tenant shall be complete and in compliance herewith

(b)Tenant shall cause Tenant’s Contractor to warrant unto Landlord and Tenant that (i) materials and equipment furnished under the construction contract will be of good quality and new unless the construction contract documents require or permit otherwise, and (ii) the Tenant Work will conform to the requirements of the construction contract documents and will be-free from defects, except for those inherent in the quality of the Tenant Work that the construction contract documents require or permit. Tenant Work not conforming to these requirements may be considered defective. If a defect is discovered by Landlord then, Landlord, its nominee or assignee, shall notify Tenant, who shall notify Tenant’s Contractor of such defect as soon as possible after the discovery of same. In the event that Tenant fails to contact Tenant’s Contractor within five Business Days after Tenant has received notice from Landlord of a construction defect, Landlord shall thereafter have the right, in its sole election, to contact Tenant’s Contractor directly with regard to such defects. The warranty made and given by Tenant’s Contractor as provided herein is in addition to any other warranty that may be available to Landlord or Tenant, its nominees or assignees from a manufacturer or otherwise.

15.Interim Payments.  Landlord shall not require Tenant to take possession of any portion of the Tenant Finish Allowance, but rather shall make progress payments to Tenant’s Contractor or other contractors or vendors (as applicable), in accordance with the following procedure:

(a)On the 25th day of each month, Tenant shall submit to Landlord’s Representative for approval, such approval not to be unreasonably withheld, conditioned or delayed, an application for payment (an “Application”) for Tenant Work completed, and/or, if applicable, materials, furniture, fixtures or equipment delivered to the Premises, or services rendered in connection with the Tenant Work or any other Allowance Items.  Each Application shall include, a statement from Tenant approving the items contained in the Application and corresponding amounts requested by Tenant’s Contractor and, if applicable, any subcontractors, suppliers, materialmen and/or vendors), a certificate from Tenant’s Architect certifying that the construction of the portion of Tenant Work covered by the Application has been completed, and if applicable, invoices relating to any Allowance Items for which payment has been requested.

(b)Each Application shall be based an approved schedule of values which shall (i) allocate the entire cost of the Tenant Work among the various portions of the Tenant Work, (ii) show in reasonable detail that the portion of the Tenant Work covered by the Application has been completed and is proportional to the amount of the Tenant Finish Allowance being requested, that any materials, furniture, fixtures or equipment covered by the Application has been delivered to and, if applicable, installed in, the Premises or that any services covered by the Application have been rendered, (iii) be prepared in such form and supported by such data to substantiate its accuracy as Landlord’s Representative may reasonably require, and (iv) otherwise be used as a basis for reviewing the Application.

(c)Each application for payment shall be for an amount equal to an estimate of the cost of the Tenant Work completed less Tenant’s pro-rata share as described below, less retainages held as described below, and less all previous payments.  If the total costs of the Tenant Work exceed the Tenant Finish Allowance, the excess shall be at Tenant’s sole cost and expense, and shall be funded on a pro-rata basis, monthly, as construction progresses with each advance by Landlord.  Tenant’s pro-rata share shall equal 100% minus Landlord’s pro-rata share. Landlord’s pro-rata share shall be equal to the percentage obtained by dividing the Tenant Finish Allowance by the total costs of the Tenant Work.

(d)Retainage of ten percent (10%) of payments to Tenant’s Contractor shall be held with respect to all Tenant Work until all requirements of Section 16 below are satisfied.

(e)Within 30 days after the submission of each Application to Landlord’s Representative, the amount thereof, as approved in accordance with subparagraph (a) above, shall be due and payable by Landlord to Tenant’s Contractor (or other subcontractors, suppliers, materialmen or vendors, as applicable) in current funds in the City of Denver, Colorado.  Payments may be made by checks payable to Tenant’s Contractor, subcontractors, suppliers, materialmen or vendors, as applicable.  Tenant shall provide Landlord on a monthly basis with a pay application which shall specify the amount of the requested disbursement including any required conditional lien waivers from Tenant’s Contractor and any subcontractors, suppliers, materialmen and vendors, as applicable.

(f)Tenant shall, prior to the payment by Landlord of the second and each subsequent Application, furnish to Landlord’s Representative appropriate final lien waivers, in form reasonably acceptable to Landlord, with respect to the Tenant Work or other Allowance Items paid for in the immediately preceding Application, including lien waivers from Tenant’s Contractor, and any subcontractors, suppliers, materialmen and vendors, as applicable.

(g)Payment will be made only for work in place, and shall not be made for materials on site but not installed.

So long as no Event of Default has occurred and is continuing as of the date of Landlord’s receipt of an Application and Tenant has complied with the requirements set forth in this Section 15 above, Landlord agrees to pay the amount requested in the Application (net of the 10% retainage specified above) to Tenant’s Contractor or the applicable, subcontractor, supplier, materialmen or vendor, within 30 days after Landlord’s receipt of such Application.  All Applications must be submitted within 18 months of the Commencement Date, subject to extension for Force Majeure Events.

16.Final Inspection and Payment.  Upon receipt of written notice that the Tenant Work is ready for final inspection and acceptance, Landlord, Tenant, Tenant’s Project Manager and Tenant’s Contractor will promptly make such inspection in accordance with Section 10 above, and provided that (i) the Tenant Work is found to be acceptable pursuant to Tenant’s Working Drawings and any approved Change Orders, (ii) no Event of Default has occurred and is continuing as of the date of Landlord’s receipt of the Notice of Completion, and (iii) Tenant has complied with the requirements set forth in Section 15 above, Landlord agrees to pay the amount requested in the final Application (including all amounts previously withheld as retainage) to Tenant’s Contractor or the applicable, subcontractor, supplier, materialmen or vendor, within 30 days after Landlord’s receipt of the Notice of Completion.  Simultaneously or prior to delivery of the Notice of Completion, Tenant shall cause Tenant’s Contractor to provide:

(1)“Final Inspection Approval” from Denver Building Department;

(2)A full set of operating and maintenance manuals for all applicable Tenant Work;

(3)Two full sets of accurate “As-Built” plans and specifications for the Tenant Work in the Premises;

(4)HVAC test and balance reports;

(5)“Final” unconditional lien waivers/releases from all contractors, subcontractors, suppliers and materialmen;

(6)A final accounting of all project costs associated with the Tenant Work; and

(7)Written warranty pursuant to Section 14 above.

The acceptance of final payment shall constitute a waiver of all lien rights by Tenant’s Contractor or any subcontractor, supplier, materialmen or vendor.

17.Results of Tenant Work.  Landlord shall not be responsible for the results of the Tenant Work, including, but not limited to, the performance of systems engineered by Tenant or Tenant’s consultants or engineers, or compliance of the same with Applicable Laws.

18.Adjustments Upon Completion.  As soon as practicable, upon completion of the Tenant Work, Landlord’s architect will re-measure the actual Rentable Area of the Premises using the BOMA Standard, and if such Rentable Area is different from that stated in Section 1 of the Lease, the actual Base Rent and Tenant’s Computed Share of Operating Expenses shall be modified accordingly. Tenant, within 10 days of Landlord’s written request, will execute a certificate confirming such information.

19.Defaults.  Failure by Tenant to comply with any of its obligations under this Exhibit D, after reasonable written notice and opportunity to cure which will be not less than 20 days to cure, shall constitute an Event of Default under the terms of the Lease, and Landlord shall then be entitled to the benefit of all of the remedies provided for in the Lease.

20.Fees and Charges.  Landlord shall not charge any fee or other charges for the supervision, oversight, construction management, coordination and/or overhead costs associated with the construction of the Tenant Work (except for reasonable and actual third-party out-of-pocket costs incurred by Landlord); provided, however, Landlord shall be permitted to provide a reasonable level of oversight (at its sole cost) to ensure code compliance, structural integrity of the Tenant Work and impact on other tenants in the Building.

21.Utilities; Additional Charges.  Landlord shall provide all utilities to the Premises at no cost to Tenant from the Delivery Date until the Commencement Date.  In addition, neither Tenant nor Tenant’s Contractor shall be charged directly or indirectly for the use of freight elevators, hoists, access to loading docks, security or parking from the Delivery Date to the Commencement Date.

22.Tenant’s Right to Offset.  If Landlord fails to pay any of the Tenant Finish Allowance, or any portions thereof (and such failure is not the result of Tenant failing to comply with Section 15 or 16 above), on or before the date due, and such failure continues for an additional period of 30 days after Landlord’s receipt of a written notice from Tenant of its intent to offset, Tenant may, at its option, make any payment required in connection with the Tenant Work otherwise payable by Landlord, and offset the amount of the Tenant Finish Allowance not paid by Landlord against Rent next coming due under the Lease until credited in full.

Schedule 1 To Exhibit D

DEFINITION OF DELIVERY CONDITION

The items listed herein (“Landlord’s Delivery Condition Work”) describe the “Delivery Condition” of each floor of the Building (or applicable portion thereof) included within the Premises for commencement of the Tenant Work (as defined in the Tenant Construction Agreement).  Each such floor or portion thereof shall be deemed to be in “Delivery Condition” if the matters set forth below have been completed and provided on such floor or portion thereof, with adequate and timely access thereto, subject to Delivery Condition Punch List items that do not materially interfere with Tenant’s commencing or performing the Tenant Work in the Premises in an efficient sequence and cost-effective manner, unless otherwise stipulated.

1.Structure complete on the floors being delivered.

2.Exterior glazing on the floors being delivered will be installed and weather tight, except for openings at the exterior hoist and crane supports and other necessary construction-related activities. These openings shall be appropriately enclosed to minimize exposure to the elements.

3.Concrete floors in broom-clean condition. All concrete floors shall be leveled to a standard of 0.25 inches per 10 feet, non-cumulative, and shall have slab moisture content which is sufficient for installing standard carpeting using standard adhesive.

4.Roofing/waterproofing systems on adjacent roof areas installed.

5.Fireproofing complete.

6.Firesafing complete.

7.Core and chase drywall exposed to the Premises shall be completely installed and ready to receive flat Latex paint (or finish requiring similar wall preparation). Any special surface treatment required for special tenant finishes shall be included in the Tenant Work.

8.Core door frames complete. Core doors and hardware will be stocked for later installation and to avoid damage during the Tenant Work.  Core doors and hardware will be installed by Landlord prior to the Commencement Date.

9.Fire stairs shall be installed and functional.

10.Concrete interior and exterior columns located throughout the Premises and not within core areas shall be unfinished concrete. The drywall enclosure and finish tenant treatment shall be included in the Tenant Work.

11.All perimeter walls, window heads, window sills and chase enclosures exposed to the Premises shall be framed out ready to receive drywall and finish treatment installed as part of the Tenant Work.

12.Domestic/waste water and vent stubouts complete.

13.Condenser water system stubouts complete.

14.Smoke control exhaust duct openings complete but may not be functional.

15.Landlord’s HVAC distribution on the floor installed and complete including primary main distribution trunk duct and freeze protection fan powered terminal units. All Tenant secondary supply ductwork, fan powered terminal units, perimeter slot diffusers, branch duct runouts to diffusers, flex ductwork and balancing shall be installed as part of the Tenant Work. It is understood that the Building condenser water the Tenant may need for its installation of supplemental cooling within the Premises and/or the Building controls system may not be installed or functional upon commencement of the Tenant Work on the floors.  The Building condenser water system shall be installed and fully functional prior to the Commencement Date.

16.Electrical distribution on floor installed and complete within the Building core areas including low voltage electrical panels. Power will be distributed on the floor for the freeze protection fan powered terminal units and code required temporary lighting installed. All Tenant secondary electrical distribution for equipment, HVAC and lighting shall be installed as part of the Tenant Work. It is understood that the Building permanent power may not be completely installed, or functional upon commencement of the Tenant Work on the floors. In such event, Landlord shall provide temporary power (using a temporary or permanent riser) sufficient for Tenant’s Contractor’s use at conveniently located tap locations on each floor at Landlord’s expense if required. The Building permanent power system shall be installed and fully functional prior to the Commencement Date.

17.Fire sprinkler riser piping rough-in will be complete. Landlord shall furnish and install code minimum sprinkler systems. It is understood that the Building fire sprinkler system may not be functional upon commencement of the Tenant Work on the floors. The Building fire sprinkler system shall be installed and fully functional prior to the Commencement Date.

18.Fire alarm riser and devices required by the core and shell installed. It is understood that the Building alarm system may not be functional upon commencement of the Tenant Work on the floors.

19.Telecom riser sleeves and telephone closets installed.

20.Exterior hoist and/or interior passenger elevator cab available for joint use with Landlord’s Contractor and other tenant contractors working in the Building.  Tenant’s Contractor (as defined in the Tenant Construction Agreement) shall be granted equal priority elevator use rights with Landlord’s Contractor and other tenant contractors.

21.Building parking garage available for shared use by Tenant’s Contractor in an area designated by the Landlord and in compliance same terms and conditions, which shall not include payment of any parking charges, that apply to Landlord’s Contractor and other tenant contractors and subcontractors for the use of the Building parking garage. Tenant will be responsible for maintenance and cleanup of the area used for such parking. It is understood that the Building parking garage may not be completed, but shall be functional and available for Tenant’s Contractor and subcontractors parking upon commencement of the Tenant Work on the floors. The Building parking garage shall be completed and fully functional prior to the Commencement Date.

22.Loading dock/service area equal to one dock bay available for joint use by Tenant’s Contractor with Landlord’s Contractor and other tenant contractors. Tenant’s Contractor shall be granted equal priority elevator, dock and service area use rights with Landlord’s Contractor and other tenant contractors.

Schedule 2 To Exhibit D

DEFINITION OF DELIVERY CONDITION

CONTRACTOR RULES AND REGULATIONS

Safety

Tenant’s Contractor shall follow the Landlord’s Contractor’s current evacuation plan in the event of an emergency. Tenant’s Contractor shall follow all posted signs. Tenant’s Contractor shall provide and wear personal protective equipment (hard hats, shirts with sleeves, safety glasses, and vests at a minimum).

Work Hours

Standard working hours are from 7 AM until 5 PM Monday through Friday. Any work that does not fall within this time range needs to be coordinated with the Landlord’s Contractor. Tenant’s Contractor will be required to have supervision on site during any work outside standard working hours and be responsible for locking up the site.

Deliveries

All deliveries must be coordinated with the Landlord’s Contractor prior to 72 hours in advance, for all non-crane activities.  All crane dependent activities need to be scheduled a minimum of a week in advance, Tenant’s Contractor will need to schedule crane dependent deliveries outside of normal working hours. Cost of operating the crane is by the Tenant’s Contractor.

Unscheduled deliveries may be turned away depending on the congestion at the delivery gate and/or loading dock.

Material Hoist or Freight Elevator

The Landlord’s Contractor will provide hoisting and an operator for the hoist. All deliveries must go from the delivery truck to the hoist and to its designated floor. There is no ground level storage allowed.

The Landlord’s Contractor will provide a freight elevator operator during standard working hours for stocking of materials on the Tenant’s Contractor’s floor prior to certificate of occupancy.  During such times that there are multiple Tenant contractors working in the building, vertical transportation will be proportionate for all companies onsite.

Toilets / Dumpsters

Tenant’s Contractor is to provide temporary toilets and dumpsters for its employees. The location of the dumpsters and toilets shall be determined by the Landlord’s Contractor.

Parking

Parking is not available until certificate of occupancy is received.  Once received, parking will be subject to Landlord’s discretion and subject to any reasonable parking rules of Landlord.

Slab Penetration

Coring through the slab is not permitted without approval of the Landlord’s structural engineer. X-raying of the slab may be required to locate the post tension cables.

Material

Material is only allowed to be stocked on the floor(s) containing the Premises which Tenant’s Contractor is working on.  Material being stored on any other floors is not permitted.

Trash

Tenant Contractors are responsible for their own containers and trash removal.  The Landlord’s Contractor does not allow dumping of trash in any containers provided under the Base Building Shell contract.

Exhibit E

RULES AND REGULATIONS

1.Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord’s judgment, appear unsightly from outside of the Building.

2.All signs or notices visible in or from public corridors or from outside the Premises shall be subject to Landlord’s prior written approval.

3.The Building directory, located in the Building lobby as provided by Landlord, shall be available to Tenant solely to display Tenant’s name and certain of its employee’s names and their location in the Building, which display shall be as directed by Landlord.  Landlord shall initially provide Tenant with a number of lines on the directory, which number shall be based on the ratio of the Rentable Area of the Premises to the Rentable Area of the Building.  Tenant will be entitled to a proportionate increase or decrease in the number of lines, at no cost to it, if the Rentable Area of the Premises either increases or decreases.

4.The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises.  The halls, passages, exits, entrances, elevators, stairways and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Building.  Neither Tenant nor any employees or invitees of any tenant shall go upon the roof the Building.

5.The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by Tenant.

6.Tenant shall not cause any unusual janitorial labor or services.

7.No cooking, except for microwave cooking, shall be done or permitted by Tenant in the Premises, nor shall the Premises be used for lodging.

8.Tenant shall not bring upon, use or keep in the Premises or the Building any kerosene, gasoline, turpentine, naphtha, benzene, or flammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Landlord.

9.Landlord shall have sole power to direct electricians to where and how telephone and other wires are to be introduced.  No boring or cutting for wires is to be allowed without the consent of Landlord.  The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

10.Upon the termination of the tenancy, Tenant shall deliver to Landlord all keys, cards and passes for offices, rooms, parking areas and toilet rooms which shall have been furnished to Tenant. In the event of the loss of any keys, cards, or passes so furnished, Tenant shall pay Landlord the actual replacement cost therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any additional such keys over and above the two sets of keys furnished by Landlord.

11.Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

12.No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the freight elevator, except between such hours and in such freight elevator as shall be designated by Landlord.

13.Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

14.Without the prior written consent of Landlord, Tenant shall not use the name of the Building or any picture thereof in connection with, or in promoting or advertising the business of Tenant, except Tenant may use the address of the Building as the address of its business.

15.Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises’ or the Building’s heating, ventilation, and air conditioning, and shall refrain from attempting to adjust any controls.  Tenant shall keep corridor doors closed.

16.Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed and secured.  Landlord shall in no way be responsible to Tenant, its agents, employees or invitees, for any bodily injury or damage to or loss of property from, in or on the Premises or the Building.

17.Except with the prior written consent of Landlord, Tenant shall not sell or cause to be sold any items or services at retail in or from the Premises, nor shall Tenant carry on or permit or allow any employee or person to carry on the business of machine copying, stenography, typewriting or similar business in or from the Premises for the service or accommodation of occupants of any portion of the Building without the prior written consent of the Landlord.

18.Tenant shall not conduct any auction or permit any fire or bankruptcy sale to be held on the Premises, or store goods, wares or merchandise on the Premises.  Tenant shall not allow any vending machines on the Premises without Landlord’s prior written consent.

19.All freight must be moved into, within and out of the Building under the supervision of Landlord and according to such regulations as may be posted or distributed by Landlord from time to time.  All moving of furniture or equipment into or out of the Building by Tenant shall be done at such time and in such manner as directed by Landlord or its agent.  In no cases shall items of freight, furniture, fixtures or equipment be moved into or out of the Building or in any elevator during such hours as are normally considered rush hours to an office building, i.e., 7:30-9:00 a.m., 11:00 a.m. - 1:00 p.m., and 4:00-6:00 p.m.

20.On Sundays, holidays, and on other days during certain hours for which the Building may be closed after normal business hours, access to the Building or to halls, corridors, elevators, and stairwells will be controlled by Landlord.  Landlord or its agents will have the right to demand of any and all persons seeking access to the Building proper identification to determine if they have rights of access to the Premises.  Landlord shall, in no case, be liable for damages wherein admission to the Building has not been granted during abnormal hours by reason of a Tenant or any other person failing to properly identify himself, or through the failure of the Building to be unlocked and open for access by Tenant, Tenant’s employees and the general public.

21.Tenant shall not change locks or install other locks on doors without the prior written consent of Landlord.

22.Tenant shall give prompt notice to Landlord of any accidents to or defects in plumbing, electrical fixtures or heating, ventilation or air conditioning apparatus so the same may be attended to properly.

23.No safes or other objects larger or heavier than the freight elevators of the Building are limited to carry shall be brought into or installed on the Premises.  Landlord shall have the power to prescribe the weight and position of such safes or other objects, and the same shall, if considered necessary by Landlord, be required to be supported by such additional materials placed on the floor as Landlord may direct, and at the expense of Tenant.  In no event shall these items exceed a weight for which the floor is designed.

24.No person or persons other than those approved by Landlord will be permitted to enter the Building for purposes of cleaning, maintenance, construction or painting.

25.Tenant shall not permit or suffer the Premises to be occupied or used in a manner which, in Landlord’s reasonable judgment would be objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations or would otherwise interfere in any way with other tenants or those having business therein, nor shall any animals or birds be kept in or about the Building.  Smoking or carrying of a lighted cigar, pipe, or cigarette in the Building or parking structure is prohibited.

26.Canvassing, soliciting and peddling in the Building are prohibited.  Tenant shall cooperate to prevent the same.

27.All requests for overtime air conditioning or heating must be submitted in writing to the Building Management office by 2:00 p.m. on the day desired for weekday requests, by 2:00 p.m. on Friday for weekend requests and by 2:00 p.m. on the preceding business day for holiday requests.

28.The following dates shall constitute “holidays” as said term is used in the Lease and in these Rules and Regulations:

(A)	New Year’s Day
(B)	Memorial Day
(C)	Independence Day
(D)	Labor Day
(E)	Thanksgiving Day
(F)	Friday following Thanksgiving Day
(G)	Christmas
(H)	Any other holiday recognized and taken by tenants occupying at least one‑half (1/2) of the Rentable Area of office space of the Building.

If in the case of any holiday listed in (A) through (G) a different day shall be observed than the respective days described in (A) through (G), then that day which constitutes the day observed by national banks in Denver, Colorado, on account of such holiday shall constitute the holiday under this lease.

Landlord reserves the right, at any time, to rescind any one or more of these rules and regulations, or to make such other and further reasonable and nondiscriminatory rules and regulations as in Landlord’s judgment may from time to time be necessary or desirable for the safety, care and cleanliness of the Building or for the preservation of order therein.  Smoking shall be permitted outside of the Building and parking structure only in such area or areas as Landlord may designate, and all cigarettes and cigars shall be disposed of only in receptacles placed therein by Landlord.

Exhibit F

PARKING

Subject to the following provisions, during the Term of the Lease, Landlord agrees to permit Tenant the use of, and Tenant agrees to take and pay the amounts described herein for the use of, a total of 58 parking spaces in the parking garage of the Building (the “Parking Garage”), which is equal to 1.2 parking spaces for each 1,000 square feet of Rentable Area included within the Premises (the “Must Take Allotment”).  The Must Take Allotment shall be subject to adjustment after final measurement of the Premises pursuant to the terms of the Lease.  Tenant shall be required to pay for all of the parking spaces consisting of the Must Take Allotment, and shall notify Landlord in writing on or before the Execution Date how many of such spaces shall be unreserved and reserved, it being agreed that up to 50% of the Must Take Allotment for the Office Premises may be reserved spaces. Tenant shall pay to Landlord, contemporaneously with the payment of Base Rent, parking rent (plus all applicable taxes) based on the monthly fee for reserved and unreserved parking spaces then charged by Landlord.  The initial monthly fee for each parking space used by Tenant shall be $225.00 per month for each unreserved space in the Parking Garage, and $275.00 per month for each reserved space in the Parking Garage; provided, however, that such amounts may be increased by Landlord during the Term to the then-current market rates charged from time to time for comparable parking spaces, except that Landlord agrees the monthly fees for parking spaces shall not increase by more than three percent (3%) per year for the first six years of the Term.  All monthly parking rent shall be payable in advance on the first day of each month within the Term directly to Landlord along with the Base Rent due under this Lease, and Tenant’s right to continued use of the spaces is conditional upon receipt of those payments in a timely manner.  In the event Tenant wishes to lease additional parking spaces in excess of the Must Take Allotment, the lease of such additional spaces shall be subject to availability.  In the event Tenant elects to lease more than the Must Take Allotment, but subsequently wishes to reduce the number of parking spaces it leases, Tenant shall have the right to reduce the number of parking spaces it leases (but in no event below the Must Take Allotment) by delivering not less than 60 days’ prior written notice of such reduction to Landlord, and thereafter, Landlord shall have the right to offer the parking spaces given back by Tenant to other parking customers.

As part of Tenant’s reserved parking spaces, Landlord shall provide 8 dedicated visitor parking spaces on the first level of the Parking Garage that will be available for Tenant’s customers visiting both the Office Premises and the Retail Premises.  Additional visitor parking will be in the Parking Garage, co-mingled with the unreserved parking spaces for the Building.

Tenant’s rights to use the Parking Garage shall be non-exclusive, except that Landlord shall not grant any other party the right to use Tenant’s reserved parking spaces.  Tenant’s rights hereunder to use the Parking Garage are conditioned upon the Lease being in full force and effect.  Tenant shall not abuse its privileges with respect to the Parking Garage and shall use the same in accordance with Landlord’s reasonable rules and regulations with respect thereto.  If for any reason Landlord is unable to provide all or any material portion of the above-described parking spaces to Tenant or Tenant is not permitted to utilize all or any material portion of such parking spaces at any time during the Term of the Lease and such parking spaces are unavailable for use by Tenant, then Tenant’s obligation to pay

F-1

parking rent for any parking space which is not provided by Landlord shall be abated for so long as Tenant does not have the use of such parking space and such failure shall not be a default by Landlord under the Lease.  Notwithstanding the foregoing, if any or any material portion of Tenant’s parking spaces are unavailable for use by Tenant for a period in excess of 90 days (during which Landlord shall use commercially reasonable efforts to find replacement parking spaces for Tenant within a reasonable distance from the Building, but not more than two blocks from the Building), Tenant shall have the right, at any time after expiration of such 90-day period and so long as such parking spaces remain unavailable for use by Tenant, to terminate the Lease by delivering written notice of termination to Landlord, and such termination shall be effective 30 days after the date of such notice for the Office Premises, but such termination date may, to the extent feasible, be extended at Tenant’s option for up to 90 days after such notice of termination is delivered solely with respect to the Retail Premises.  Except for those terms specifically defined in this Exhibit, all initially capitalized terms herein shall have the meanings set forth for such terms in the Lease to which this Exhibit is attached.

F-2

EXHIBIT G

BASE BUILDING SHELL AND BASE BUILDING /

TENANT IMPROVEMENT INTERFACE DELINEATION

Landlord shall deliver the Building with Landlord’s Base Building Work (as defined and described herein) completed on or before the Commencement Date, including, but not limited to, the structural systems, roof and exterior enclosure system, plumbing systems, window systems, elevator systems, restrooms, the base Building HVAC mechanical and digital control systems, the base Building electrical systems, and the fire and life safety systems free from latent and structural defects, in good and proper working order and in full compliance with all laws, building codes and ordinances which govern the use and occupancy of office buildings.  Landlord will provide a chilled or condenser water loop for use by Tenant for supplemental cooling needs.

Loading for the Building’s floors is 80 lbs/sf of live load and 20 lbs/sf of dead load.

The “Base Building Shell” shall consist of the core and shell structure of the Building, which is comprised of the following general systems and components (as more particularly described following the table below), and includes the items marked as “Base Building” in the following table regarding Base Building / Tenant Improvement Interface Delineation for the Building, each of which shall be provided at Landlord’s expense except as specifically provided below:

DESCRIPTION	BASE BUILDING	TENANT WORK
INTERIOR ARCHITECTURE
Gypsum Board Partitions
•Main Lobby and Building Common Areas	X
•Perimeter Walls (Gypsum Board and Finishes Only) at Window Head		X
•Interior Columns		X
•Core Walls taped, sanded and ready for paint	X
•Tenant Demising Wall – Tenant to construct demising wall for Office Premises, excluding drywall opposite to Premises side of wall.		1/2 Tenant
•Premise Walls		X
Upper Floor Elevator Lobbies (Full Floor Tenant)
•Walls		X

DESCRIPTION	BASE BUILDING	TENANT WORK
•Ceilings		X
•Floor Covering		X
Upper Floor Elevator Lobbies (Multi-Tenant Floor)
•Walls	X
•Ceilings	X
•Floor Coverings	X
Upper Floor Common Corridor Areas (Multi-Tenant Floor)
•Demising Wall (No Gypsum Board on Tenant Side)	X
•Ceilings	X
•Wallcoverings/paint (Corridor Side Only)	X
•Floor Coverings	X
•Gypsum board on Premises side of wall, including taping, sanding and paint		X
Architectural Millwork
Lobby and Common Areas	X
Premises Entry Door, Frame, Hardware and Sidelite		X
Premises		X
Toilet Rooms on both multi-tenant and full floor tenant floors
•All Interior Finishes - Ceilings, Flooring, Walls	X
MEP Rooms
•Flooring, Walls	X
Exit Stairs and Corridors
•All Interior Finishes - Flooring, Walls, Stair Railings	X
Janitor Closets

DESCRIPTION	BASE BUILDING	TENANT WORK
•Flooring, Walls	X
Entrance Lobby
•All Interior Finishes - Ceiling, Flooring, Walls, Reception Desk	X
Elevator Cab - All Interior Finishes: Ceiling, Flooring, Walls
•All Interior Finishes - Ceiling, Flooring, Walls	X
Loading Dock	X
Fitness Center
•Men’s and Women’s Rooms complete with Showers/Changing Areas	X
Painting/Wallcovering
•Main Lobby and Building Common Areas	X
•Perimeter Walls		X
•Core Walls		X
•Interior Walls in Premises		X
•Interior Columns		X
•Premises Side of Lobby and Common Corridor Area Walls		X
Ceiling System
•Lobby and Common Areas	X
•Premises		X
Floor Covering
•Lobby and Common Areas	X
•Premises		X
Window Treatment in Premises
•Automated Roller Shade System	X

DESCRIPTION	BASE BUILDING	TENANT WORK
•Exterior Window Treatment (Landlord shall provide Automated Roller Shades on all exterior windows of the Premises )	X
•Window Treatment – Interior Partitions and secondary shade on exterior widows in the Premises		X
Doors and Hardware
•Toilet Rooms, MEP Rooms, Egress Stairs	X
•Premises		X
Furniture, Fixtures & Equipment in Premises		X
ADA CODE REQUIREMENTS
Building Entries, Including Entry to Retail Portion of Premises where required	X
•Elevator Lobbies on Upper Floors & All Common Areas	X
•Parking Structure	X
•Main Building Entrance Lobby	X
•Elevators	X
•Toilet Rooms	X
•Premises		X
SIGNAGE
Exterior Signage
•Directional Site Signage	X
•Tenant Identification		X
Interior Signage
•Lobby and Common Areas	X
•Building Directories	X
•Tenant Entrance (Tenant Standard Suite Signage)		X

DESCRIPTION	BASE BUILDING	TENANT WORK
•Tenant Custom Logo		X
•Tenant Wayfinding		X
ELECTRICAL
•400 Amp, 480 Volt, 4-wire, 3-phase point of service on each floor, including panel and main breaker	X
•Landlord Supplied Power	X
•Distribution from main Switch Gear to Secondary, Electrical Closet including Panels and Transformers (per Base Building drawings)	X
•Distribution from Secondary Electrical Closet to Tenant Space		X
•Backup Power and Special Electrical Requirements		X
•Emergency Backup Generators - Building Shell	X
•Emergency Backup Generators - Tenant Loads		X
Emergency Lighting
•Entrance Lobby, Toilet Rooms and Egress Stairs	X
•Premises Lights and Exit Signs		X
•Site Lighting	X
Light Fixtures
•Lobby, Toilet Rooms, MEP Rooms, Egress Stairs	X
•Premises		X
•Site Lighting	X
Convenience Outlets
•Entrance Lobby Corridors, Toilet Rooms and MEP Rooms	X
•Premises and Premises side of Lobby, Common areas and Cores		X
Voice/Data Distribution

DESCRIPTION	BASE BUILDING	TENANT WORK
•Vertical Risers and Cores (Incumbent Local Exchange Carrier)	X
•Horizontal Distribution within Tenant and Core Areas		X
•Outlets in Premises		X
Communications Equipment (Tenant Selected Service Provider)		X
MECHANICAL
Exhaustive/Ventilation -- Common Areas
•MEP Rooms	X
•Toilet Rooms	X
•Elevator Shafts	X
Building Cooling HVAC
•Boiler and Cooling Tower Pumps and Vertical Riser Piping	X
•Condenser Water Loop Supplied to each floor with valved and capped stub-outs	X
•Return Air Grills in common areas	X
•Diffusers - Interior		X
•Perimeter Slots		X
•Heat Pumps in Lobby and Common Areas on Level 1. Typical office level lobbies and common areas served via central VAV system.	X
•Thermostats/Sensors - Common Areas	X
•Thermostats/Sensors - Tenant Areas		X
•Fan Powered VAV Units		X
•Ductwork from Tenant VAVs		X
Supplemental Cooling Equipment
•Data and Telecommunication Rooms (in Tenant Areas)		X

DESCRIPTION	BASE BUILDING	TENANT WORK
•Units (power, piping, controls)		X
•Electrical and Condenser Water Meter Requirements above Base Building Systems		X
FIRE PROTECTION
•Elevator Lobby Fire Doors / Hold-Opens / Hardware	X
•Basic core and shell system per Authority Having Jurisdiction (AHJ) requirements on each floor	X
Sprinkler Systems
•Code Required Sprinkler Standpipes	X
•Horizontal Sprinkler Mains	X
•Lobby and Common Area branch piping and drops	X
•Premises: Code required branch piping and turned up sprinkler heads	X
•Premises: Code required drops and heads compatible with tenant layout		X
SECURITY / ACCESS CONTROL
•Building Entry Doors	X
•After Hours Access from Main Lobbies and parking areas via elevators	X
•Locker Room Controlled Access	X
•Tenant Doors & Tenant Areas		X
ARCHITECTURAL & ENGINEERING
•Interior Design and Programming		X
•Architectural Space Planning		X
•Construction Drawings		X
•Mechanical, Electrical and Plumbing Engineering		X
•Construction Administration		X

DESCRIPTION	BASE BUILDING	TENANT WORK
OTHER ENGINEERING
•Base Building Structural Loading Evaluation		X
•Base building Consultant Time at Project Meetings (Base Building Coordination)	X
•Base Building MEP System Impact Evaluation		X
•Testing, if required		X
•Water and sewer tap fee adjustment		X
•Insurance Premiums Relating to Work		X
ITEMS OUTSIDE OF TENANT IMPROVEMENT ALLOWANCE – DIRECT RESPONSIBILITY OF TENANT
Telephone/Internet Service		X

Landlord, at Landlord’s expense, and in addition to the Tenant Finish Allowance, shall provide the Base Building systems further described below (“Landlord’s Base Building Work”) except for those items specifically noted as being part of the Tenant Work.

HVAC Systems – Cooling:

OFFICE LEVELS: Office levels will be cooled from a central chilled water plant located on the main roof, consisting of chillers and a cooling tower. Tenant cooling zones will be provided by cooling-only VAV terminal units and distribution ductwork. Landlord shall provide HVAC cooling capacity to the Premises equal to not less than one ton per 500 square feet and the HVAC system shall be in compliance with current ASHRAE performance standards, including, but not limited to, the following HVAC Operating Criteria/Minimum Standards:

Summer: Not more than 75 degrees Fahrenheit dry bulb inside when outside temperature reaches a high of up to 95 degrees Fahrenheit dry bulb, 59 (cooling coil) and 64 (cooling tower) degrees wet bulb.

Winter: Not less than 72 degrees Fahrenheit dry bulb inside when outside temperature reaches a low of down to -10 degrees Fahrenheit dry bulb.

TENANT SUPPLEMENTAL COOLING: Condenser water will be provided to each office level by a central riser, with valved and capped stub-out, for tenant supplemental equipment cooling. Supplemental equipment cooling will be available on a 24/7 basis for future tenant use.

GROUND LEVEL: Condenser water will be provided to the retail level by a central riser, with valved and capped stub-out, for retail space and code minimum ventilation cooling. Retail cooling will be available to Tenant on a 24/7 basis.

HVAC Systems – Heating:

OFFICE LEVELS: Perimeter heating on the office levels will be provided from a central hot water plant located on the main roof, consisting of gas-fired boilers. Tenant heating zones will be provided by fan-powered VAV terminal units with hot water coils and distribution ductwork.

GROUND LEVEL: The Building will provide condenser water stubs with hot water injection at the penthouse for Tenant’s heat pumps.

Air Distribution:

The main VAV air handling systems will consist of site-erected assemblies located on the main roof, and will be capable of 100% air-side economizer operation for enhanced outdoor air delivery and energy efficiency. Airflow monitoring at the outside air intakes will be provided to insure code minimum outside air at all times. Merv 8 and Merv 13 filtration is provided for indoor air quality measures.

Supply air risers will serve each office level from the air handling systems, and each office level will be provided with a primary air duct loop, interconnected for redundancy. Return air will be provided by the ceiling plenum on each office level.

Building Management and Control System:

A building management and control system shall be provided with full electronic based direct digital control microprocessor. This will allow the management of the HVAC System in the Building to provide increased energy efficiency and tenant comfort.

Landlord’s Base Building Shell shall include providing Tenant with distribution from the central chilled water plant, the central hot water plant and the central air handlers to each floor of the Office Premises.

The Tenant Work shall include distribution from the primary air duct and installation of the VAV boxes and other system components within the Office Premises.

Fire Alarm System:

Landlord shall install a complete fire alarm system in compliance with all applicable codes for Base Building Shell certificate of occupancy. This shall include the parking garage and first floor common areas such as the lobby, truck dock, mechanical and electrical rooms. This also shall include common areas on individual office floors such as restrooms, stairwells and mechanical and electrical rooms.

The Base Building Shell central fire alarm system shall consist of a central control panel on the main floor with remote power supplies located within the telephone closet of each office floor. The Base Building Shell central system shall be sized with capacity to meet the requirements of the Premises.

All necessary programming of the system shall be provided by the Tenant at Tenant’s cost, subject to reimbursement from the Tenant Finish Allowance, as part of the Tenant Work.

The system shall include the following:

•Manual pull stations

•Speaker horns and visual strobes (ADA approved)

•Water flow alarms and tamper switch monitoring coordinated with the fire protection system

•Smoke detectors at elevator lobbies, which interface with the elevator control system

•Smoke detectors at air handling units

•Additional monitoring and indicating devices as required by local codes

•Fireman’s telephone system utilizing two-way permanent phones and phone jacks

Temperature Controls:	A Direct Digital Control (DDC) system will be provided for Building operation and control. Tenant shall connect Tenant’s HVAC system for the Premises to the Base Building DDC system.

Plumbing Systems:

Under floor sanitary and storm sewer systems will be provided with PVC plastic. Above floor waste, vent, and storm piping will be provided with NH cast iron. Domestic water piping will be Type L copper, and gas piping will be schedule 40 black steel. Primary and overflow drains will be routed vertically from the main roof. Drains are provided at the Balconies.

Core fixtures include wall mounted water closets, counter-mount lavatories, and wall hung urinals. Each fixture will be provided with battery-operated sensors. Hot water will be provided by electric water heaters. Dual level handicap electric water coolers will serve each level. Domestic water service includes a booster pump system, and water meter. Wet stacks will be routed vertically at the cores for future tenant connection to waste, vent, and cold water lines.

Electrical:

Base Building core electrical service room shall provide tenant floor service at 480/227V feeders and electrical panel with main panel breaker. These panels and breakers shall be sized in accordance with Tenant required loads and rentable square footage requirements. Tenant panels shall all have provisions for sub-metering capability if required by Landlord. Landlord shall be responsible for installing submeters, including the cost of equipment and installation.  Electrical feeder providing Tenant’s demand load shall be 0.6 watts/ sf for lighting (277 volt) and 6.0 watts / sf of convenience service (120 volt) with 4 watts/ sf for HVAC.

The Tenant Work shall include all distribution (conduit and wire) circuit breakers from Landlord provided panels on tenant floor to tenant space terminations which shall be at Tenant’s expense, subject to reimbursement from the Tenant Finish Allowance.

A base Building diesel powered emergency generator and standby power distribution system utilizing automatic transfer switches shall be provided to serve the following loads:

•Stair emergency lighting •Fire Command Station •Service elevator as well as one passenger elevator in each bank •Fire alarm system •Fire pump •Tenant exit way emergency lighting

Roof:	Roof system shall be an EPDM single-ply membrane roof with a minimum 90 mil thickness and (20) year warranty.

Parking Garage:

Controlled access parking garage shall be provided for office tenant use. Parking garage shall accommodate handicapped parking, higher van-type vehicles on the lower levels with lower height / compact vehicles on the second through eighth levels. Controlled access from the parking garage to elevators shall promote more secured parking access to tenant floors. Parking garage shall be fully sprinklered and naturally ventilated. Lighting shall be of commercial quality lighting levels promoting further safety for tenants.

Telecommunications:

A main telephone/communications room will be located near the point of service located off the alley on the ground floor of the Building.  A series of sleeves will be provided at each level for main vertical distribution.  Tenant shall have the right to utilize its pro-rata share of the main building sleeves, at no cost.

The Tenant Work shall include all individual tenant telephone switches and equipment which shall be located within the Premises by Tenant’s service provider.

Interior Lobby/Core Area:	LOBBY

The ground floor office lobby will project a striking first impression of visitors to the Building.  Material will be a mixture of natural stone, architectural wood paneling and accent metal to project a distinguished first-class office building.  An office directory will give clear direction for visitors to office tenants through state-of-the-art display. Architectural design will showcase the quality of a true Class “AA” office building through material selections, lighting and interior design.  Secured electronic access will be controlled through the most up-to-date technology available for tenant safety.

LOADING DOCK

The loading dock access shall be provided to allow for tenant and vendor deliveries through access into the building freight elevator. The loading dock area shall include one (1) trailer truck slip with leveler, and one (1) straight truck slip with lift, trash and recycling area.

FITNESS CENTER

A state-of-the art fitness center, including cardio equipment, weight machines, and electronic media, will be provided in the building for tenant use. Women’s and men’s locker rooms will be equipped with showers, toilets and changing areas. These will be for the tenants’ well-being, allowing for work outs any time of the day.

HIGH SPEED TRACTION ELEVATORS Office Levels Destination Dispatch for Improved Travel Times (6) 1000 fpm, 3,500lbs Elevators: with 8’-0” Ceiling Heights

Parking Levels (2) 3,500lbs Elevators: with 8’-0” Ceiling Heights, Cab Dimensions

Service Elevator (All Levels) 4,500lbs Elevators: with 10’-0” Ceiling Height, Cab Dimensions

The following is intended to outline the base condition for the retail shell within the Building when turned over to the retail tenant. All work below is to be completed by Landlord as part of Landlord’s Base Building Work, at Landlord’s expense, except for those items specifically noted to be part of the Tenant Work.  All other tenant improvements to the Retail Premises, not described in this Exhibit will be included in the Tenant Work.

SHELL: The shell will include exterior wall framing for all exterior walls and all walls separating the retail portion of the Retail Premises from the Building’s common areas including, but not limited to thermal insulation with vapor barrier, doors, glass storefront and all exterior and common area wall structural components and finishes, pursuant with construction specifications and City of Denver building codes. Drywall on inside surface of exterior walls and Building common area walls will be included in the Tenant Work.

FLOOR: The floor will be prepared subgrade soil ready for tenant below grade utility rough-in. Cost of 5” concrete slab, 15 mil vapor retarder, and 4” crushed stone drainage layer will be the responsibility of the Tenant pursuant to Landlord’s reasonable geotechnical requirements

DEMISING WALLS: Demising walls separating the Retail Premises from the common areas of the Building will consist of  light gauge metal stud framing and will have drywall applied on the common area side only, floor to underside of deck above, and Landlord shall be responsible for all finishes on the common area side of such demising wall. The demising wall between the Retail Premises and the balance of Retail “A” shall be constructed by Landlord.  Tenant shall be responsible for installation of the drywall on the Retail Premises side of such demising wall. Drywall for the side of any demising wall that is in another retail tenant space shall be provided by the other retail tenant.

-Demising wall to have 6” soundproofing insulation installed by Tenant, floor to deck above, at Tenant’s expense.

-Tenant responsible for achieving drywall fire rating if required by code.

CEILING: Ceiling will be “as-is” exposed cast in place, post tensioned concrete with exposed plumbing where required for the floor above. Additional suspended ceiling systems are allowed with selection of style, type and manufacturer to be at Tenant’s discretion. Design and installation of suspended ceiling, if any, will be included in the Tenant Work.

RESTROOM: Landlord will deliver a capped 4” sanitary line stub for Tenant connection of restroom facilities. Design, construction, and cost of restroom within the Retail Premises will be the responsibility of Tenant.

WATER, SEWER AND GAS: Landlord will stub water, sewer and gas systems to the Retail Premises, from Building utility systems. Landlord is responsible for installing sub meters for Landlord’s use in separately metering water and gas consumption. From Landlord provided point of connections, Tenant shall be responsible, at its sole cost, for the extension and installation from the stub of all utilities.

Landlord provided stub outs are as follows:

Retail A – Large Retail Area of which the Retail Premises is part

-2” domestic cold water line valved and capped tied to the main building water service

-4” sanitary sewer line connected to the building sanitary sewer system

-4” grease waste connection to the common grease interceptor

-4” sanitary vent line capped

-2”natural gas line

GREASE INTERCEPTOR: Landlord will provide One (1) grease interceptor of approximately 5,000 gallons located under the floor slab of the garbage/loading area for common use by the retail tenant(s) in the Building.

FIRE PROTECTION: Landlord will provide a NFPA-UL normal hazard fire sprinkler system for shell condition, complete with upright heads located at the fire protection lines in the Retail Space. Tenant to re-configure for final build based on tenant improvement layout.

VENTING: Landlord will provide a ventilation slab cut out at Landlord selected location in the level 2 floor slab above the Retail Premises. Extension of the necessary exhaust and supply air ductwork shall be designed and completed by Tenant at Tenant’s expense. Final exhaust louver location is subject to Landlord’s approval. Cost of a room enclosure for ductwork and/or equipment at level 2 parking floor will be the responsibility of the Tenant.

HEATING AND AIR CONDITIONING: Landlord will provide electric heater(s) for temporary freeze protection of the vacant retail space in the Building. Condenser water will be provided to the Retail level by a central riser, with valved and capped stub-outs, for Retail space heating and cooling. Permanent heating, cooling systems, distribution ductwork, grilles, diffusers, etc., for the final HVAC system are the Tenant’s responsibility and expense. Fresh air supply and distribution of same are also the Tenant’s responsibility and expense and shall be obtained from the Landlord’s designated locations.

ELECTRICAL: Landlord is responsible for installing a sub meter for Landlord’s use in separately metering electricity consumption.

Retail A: Landlord will provide one 277/480V, 700 amp main electrical panel/service located within the premises at the rear wall of the Retail Premises. The Tenant Work will include installation of a sub panel from the main panel sized depending on power requirements. Landlord has made provisions for an additional 400 AMP main panel should additional power be required.

LIGHTING FIXTURES:  All interior lighting to be provided at a later date by Tenant. Landlord will provide code compliant lighting for vacant retail space.

COMMUNICATIONS: Landlord will provide a 2” conduit with pull string for telephone/data service into the Retail Premises to a point determined by Landlord for Tenant’s exclusive use.

EXHIBIT G-1

TENANT BUILDING STANDARD FINISHES

Building Standards

Typical Ceilings (Visible from Exterior Grade)

•Height- approximately 10’-0” above finished floor

•Type - Armstrong Dune Tegular 2’X2’ lay-in tile with Suprafine 9/16” suspension system, color white.

Perimeter Cove/Shade Pocket

•TI contractor to provide the attached perimeter soffit detail [Sketch–SKM.01 to be provided to Tenant’s Contractor by Landlord] identifying the framing, drywall and shade pocket standard required at the ceiling of exterior walls of the Premises.

•Prime and paint exposed soffit gypsum wall board, Sherwin Williams “Silverpointe” [SW 7653] with satin finish.

Roller Shade Requirements

•Landlord, at Landlord’s expense, to provide entire automated roller shade system as per Exhibit G to the Lease, including all materials and installation.

•Accommodate space for 4124 Pocket housing with a 3” closure per shade pocket per detail [SKM.01 to be provided to Tenant’s Contractor by Landlord].

•TI contractor to coordinate on placement of motors with Landlord’s shade contractor and make the electrical tie-ins from the base building junction boxes to the motor locations, to be provided to Tenant’s Contractor by Landlord.  “Shade device connection point layout” drawing for junction boxes located at approx. every other column.

•If blackout shades are desired a second in-line pocket will sit adjacent to primary shade pocket. Reference attached detail [Sketch–SKM.01 to be provided to Tenant’s Contractor by Landlord] for location.

One Hour Fire Rated Assembly at North Curtain Wall

•Tenant’s Contractor required to maintain 1-hr fire rated separation as designed/constructed.  Landlord to provide Tenant’s Contractor with detail for drywall assembly and location.

G-1-1

Drywall to be 5/8” Type ‘X’ gypsum wall board. Landlord to provide typical detail [SKM.02].

•Framing provided by Landlord’s Contractor, interior gypsum wall board by tenant contractor.

Interior Light Fixtures (Light Visible from Exterior)

•Light temperature = Correlated Color Temperature (CCT) should be within +/-7% of 3000K and shall have a Color Rendering Index (CRI) of at least 80 or higher.

G-1-2

EXHIBIT H

COMMENCEMENT DATE CERTIFICATE

STATE OF	)
) ss.

COUNTY OF

[___________], a [___________], and [___________], a [___________], Landlord and Tenant respectively in that certain Lease Agreement dated _________________, 20___, covering certain premises in the [___________], located at 1401 Lawrence Street, Denver, Colorado 80202, do hereby declare and stipulate that the Delivery Date occurred on ___________, 20___, that the Commencement Date of said Lease Agreement is _____________________, 20____, and that the Expiration Date of said Lease Agreement is ____________________, 20___ at _________ p.m.

LANDLORD:		TENANT:
	,	,
a		a
LANDLORD:		TENANT:

By:		By:
Name:		Name:
Title:		Title:
Date:		Date:

H-1

EXHIBIT I

JANITORIAL / CLEANING SPECIFICATIONS

A.Office Areas

1.Empty, clean and damp dust all waste receptacles and remove waste paper and rubbish from the Premises nightly; wash receptacles as necessary.

2.Vacuum all rugs and carpeted areas in offices, lobbies and corridors nightly.

3.Hand dust and wipe clean all office furniture, files, fixtures, and all other horizontal surfaces nightly.  Desks and other furniture must be reasonably cleared of all items by Tenant to be eligible hereunder.

4.Damp wipe and polish all glass furniture tops nightly.  Furniture must be reasonably cleared of all items by Tenant to be eligible hereunder.

5.Remove all finger marks and smudges from all vertical surfaces, including doors, door frames around light switches, private entrance glass and partitions nightly.

6.Wash clean all water coolers nightly.

7.Damp mop spillage in office and public areas as necessary.

8.Damp dust all telephones as necessary.

B.Wash Rooms

1.Mop, rinse and dry floors nightly.

2.Scrub floors as necessary.

3.Clean all mirrors, bright work and enameled surfaces nightly.

4.Wash and disinfect all basins, urinals and bowls nightly and clean undersides of rim of urinals and bowls.

5.Wash both sides of all toilet seats with soap and water and disinfectant nightly.

6.Damp wipe nightly, wash with disinfectant when necessary, all partitions, tile walls and outside surfaces of all dispensers and receptacles.

7.Empty and sanitize all receptacles and sanitary disposals nightly; thoroughly clean and wash as needed.

8.Fill toilet tissue, soap, towel, and sanitary napkin dispensers nightly.

9.Clean flushometers, piping, toilet seat hinges and other metal work nightly.

10.Wash and polish all walls, partitions, tile walls and enamel surfaces from trim to floor monthly.

C.Floors

1.Ceramic tile, marble and terrazzo floors to be swept and buffed nightly, and washed or scrubbed as necessary.

2.Vinyl composition, asphalt, vinyl, rubber or other composition floors and bases to be swept nightly using dust-down preparation.

3.Tile floors in office areas to be buffed monthly.

4.All floors to be stripped and rewaxed at Tenant’s request and billed to Tenant.

5.All carpeted areas and rugs to be vacuum cleaned nightly.

6.Carpet shampooing will be performed at Tenant’s request and billed to Tenant.

D.Glass

1.Clean glass entrance doors and adjacent glass panels nightly.

E.High Dusting (Quarterly)

1.Dust and wipe clean all closet shelving when empty and carpet sweep or dry mop all floors in closets if such are empty.

2.Dust all picture frames, charts, graphs and similar wall hangings.

3.Dust clean all vertical surfaces such as walls, partitions, doors, door bucks and other surfaces above shoulder height.

4.Damp dust all ceiling air conditioning diffusers, wall grilles, registers and other ventilating louvers as needed.

5.Dust the exterior surface of lighting fixtures as needed.

F.Day Service

1.At least once, but not more than twice during the day, check the men’s washrooms for soap, towel and toilet tissue replacement.

2.At least once, but not more than twice during the day, check lady’s washrooms for soap, towel, toilet tissue and sanitary napkin replacement.

3.Vacuum elevator cabs as necessary.

4.There will be a constant surveillance of public areas to ensure cleanliness.

G.General

1.Wipe, clean and polish all metal hardware, fixtures and other bright work nightly.

2.Dust and/or wash all directory boards as required, remove fingerprints and smudges nightly.

3.Maintain Building lobby, corridors and other public areas in a clean condition.

CLEANING SPECIFICATIONS - FREQUENCY SUMMARY

Primary Item	Achievement	Frequency

Entrance

Steps and foyer	Police and sweep	5 x week
Door glass and frames	Clean	5 x week

Public Areas

Floors-carpet	Vacuum and spot clean	5 x week
Floors-composition	Dust sweep and spot mop	5 x week
Furnishings	Dust	5 x week
Drinking fountains	Clean and disinfect	5 x week
Walls, doors and frames	Spot clean	5 x week
Telephones	Damp wipe	5 x week
Janitor closets	Keep clean	5 x week
Stairs	Sweep	1 x week
Metal plates and knobs	Polish	1 x week
Ledges, sills and rails	Dust	1 x week
Stairs (all)	Dust mop and spot clean	1 x month
Light fixtures	Polish	1 x month

Walls	Lambs wool dust	1 x quarter
Window coverings	Dust of vacuum	1 x quarter
Floors-carpet	Shampoo	As requested (billed to Tenant)

Work Areas (General and private offices, conference and sales rooms)

Floor-carpet
Traffic lanes	Vacuum	5 x week
All areas	Vacuum	1 x week
Floors-composition	Dust sweep and spot mop	5 x week
Trash receptacles	Empty and clean	5 x week
Trash	Collect	5 x week
Telephones	Damp wipe	5 x week
Furnishings - horizontal	Dust	5 x week
Glass desk tops	Clean	5 x week
Glass partitions	Spot clean	1 x week
Doors and frames	Dust	1 x week
Walls and switchplates	Spot clean	1 x week
Furnishings - vertical	Dust	1 x week
Low ledges and sills	Dust	1 x month
High ledges and grills	Dust	1 x 2 months
Light fixtures - exterior surfaces	Dust or vacuum	1 x quarter

Restrooms

Floors	Mop and disinfect	5 x week
Receptacles	Empty and disinfect	5 x week
Fixtures	Scour and disinfect	5 x week
Dispensers	Refill and clean	5 x week
Mirrors	Wash and clean	5 x week
Bright metal	Clean and polish	5 x week
Walls, dividers and doors	Spot clean or wash	5 x week
Furnishings	Dust or vacuum	5 x week
Vents and lights	Dust or vacuum	1 x week
Floors	Machine scrub	As needed

Windows
Exterior wall windows	Clean	1 x quarter
21st Floor patio windows	Clean	1 x week

EXHIBIT J

HVAC PARAMETERS

The Building Standard HVAC system is designed to maintain, and other than as set forth below, at all times during the Term will maintain, temperatures within the Premises in compliance with current ASHRAE performance standards, including, but not limited to, the following HVAC Operating Criteria/Minimum Standards:

Summer:  Not more than 75 degrees Fahrenheit dry bulb inside when outside temperature reaches a high of up to 95 degrees Fahrenheit dry bulb, 59 (cooling coil) and 64 (cooling tower) degrees wet bulb.

Winter:  Not less than 72 degrees Fahrenheit dry bulb inside when outside temperature reaches a low of down to -10 degrees Fahrenheit dry bulb.

(the “Temperature Standards”).

In the event Tenant, or any of its employees, has requested a temperature outside of the range of the Temperature Standards, Landlord shall not be considered in violation of the Temperature Standards; provided that Landlord shall use reasonable good faith efforts to accommodate individual temperature preferences to the extent that any adjustments made for such purpose will not negatively affect Landlord’s ability to maintain appropriate temperatures for other HVAC zones or other occupants of the Premises.

The Building Standard HVAC system shall be designed to include hard duct distribution to Building’s common areas and point of entry into the Premises and main medium pressure duct loop and connection to the main riser for each floor, and shall be designed for a series fan powered box connected to a primary variable air volume duct.

Notwithstanding the foregoing, Landlord shall not be required to maintain the Temperature Standards under any of the following circumstances:

(a)Tenant, or any of its employees, has adjusted or modified any components or controls of the HVAC system or otherwise tampered with the HVAC system, as to any portions of the Premises affected by such adjustments, modifications, or tampering.

(b)Tenant makes any alterations to the Premises which are not approved by Landlord pursuant to the terms of this Lease or Tenant fails to comply with any of the Rules and Regulations, which alteration or violation directly impacts Landlord’s ability to maintain the Temperature Standards, as to any portion of the Premises in which any failure to maintain the Temperature Standards is affected by such alteration or failure by Tenant.

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EXHIBIT k

WIRE OR ACH PAYMENT INSTRUCTIONS

Bank of America
100 West 33rd Street
New York, NY 10001

ABA Routing No.:	026009593

Swift #:	WFBIUS6S

For credit to	Renshan LP
A/C 3340-1847-3439
3751 Victoria Park Avenue
Toronto, Ontario M1W 3Z4

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EXHIBIT L

TENANT IMPROVEMENT REQUIREMENTS FOR LEEd

The Landlord is to strive for LEED Gold level rating for the Core & Shell project and is seeking LEED Certification for the Base Building Project.  The Tenant supports that effort and agrees to comply with the following LEED prerequisites/credits as listed below to meet LEED Certification within the Tenant Improvements, subject to the conformance with USGBC/GBCI (United States Green Building Council/Green Building Certification Institute) requirements:

LEED prerequisite EAp3, Fundamental Refrigerant Management:

Tenant is prohibited from installing HVAC&R equipment containing chlorofluorocarbons (CFCs) and fire suppression systems containing any ozone-depleting substances.

LEED prerequisite IEQp1, Minimum Ventilation:

Tenant is required to comply with the minimum ventilation requirements of Sections 4 through 7 of ASHRAE Standard 62.1-2007.

LEED credit EAc4, Enhanced Refrigerant Management:

Any new HVAC&R equipment installed by tenants containing 0.5 lbs or more of refrigerant must comply with the requirements of the LEED Energy & Atmosphere - Enhanced Refrigerant Management credit (EAc4).  Below are the types of refrigerants and their respective maximum quantities that can be installed by the tenant:

Refrigerant	lbs/ton
HFC-410A	2.96
HFC-407C	3.29
HFC-404A	8
HFC-507A	8

If equipment capacities exceed the amount of reserve capacity provided by the base building cooling towers, or if refrigerant charge (lbs)/capacity (ton) ratios exceed those listed above, then the requirements of EAc4 must be proven to be met for the building as a whole.

LEED credit IEQc1, Outdoor Air Delivery Monitoring:

Tenant is required to install a CO2 monitor in the breathing zone (between 3-6 feet) of all densely occupied spaces, and the monitors must be programmed to generate an alarm when conditions vary by 10% or more from the design value.  A densely occupied space is defined as spaces with a design occupant density of 25 people or more per 1,000 square feet.

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LEED credit EAc1, Optimize Energy Performance:

Tenant must install lighting at 0.6 Watts per square foot or less using the building area method of calculation.

LEED credit EAc5, Indoor Pollutant Source Control:

Tenant must sufficiently exhaust each space where hazardous gases or chemicals may be present or used. For each of these spaces, provide self-closing doors and deck-to-deck partitions or hard-lid ceiling. Exhaust rate must be at least 0.50 cfm per square foot with no air recirculation with pressure differential with surrounding spaces at least 5 Pa on average and 1 Pa at a minimum when doors are closed. Any tenant that provides mechanical equipment (outdoor air supply system) system must be equipped with MERV 13 filtration media.

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